As filed with the Securities and Exchange Commission on ______, 2008

                                                Commission File No. 333-148479

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-1/A

                                 Amendment No. 2


                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                           EPIC ENERGY RESOURCES, INC.
                      ------ ----------------------------
               (Exact name of registrant as specified in charter)

          Colorado                        1311                  94-3363969
 ---------------------------   -------------------------  ---------------------
(State or other jurisdiction   (Primary Standard Classi-       (IRS Employer
      of incorporation)           fication Code Number)         I.D. Number)


                       1450 Lake Robbins Drive, Suite 160

                             The Woodlands, TX 77380
                                 (281) 419-3742
                     -------------------------------------
         (Address and telephone number of principal executive offices)


                       1450 Lake Robbins Drive, Suite 160

                             The Woodlands, TX 77380
                                 (281) 419-3742
                    ----------------------------------------
(Address of principal place of business or intended principal place of business)

                                  Rex P. Doyle

                       1450 Lake Robbins Drive, Suite 160

                             The Woodlands, TX 77380
                                 (281) 419-3742
                      ------------------------------------
           (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate      Amount of
   to be                to be        Price Per     Offering      Registration
Registered            Registered     Share (1)      Price             Fee
----------            ----------     ---------     ---------     ------------

Common Stock (2)    34,314,674         $1.10     $37,746,142        $1,484
-----------------------------------------------------------------------------


(1)  Offering price computed in accordance with Rule 457 (c).
(2)  Shares of common stock offered by selling shareholders


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                           EPIC ENERGY RESOURCES, INC.

                                  Common Stock

      By means of this prospectus a number of shareholders of Epic Energy Resources, Inc. are offering to sell 5,429,335 shares of Epic's common stock, as well as up to 22,685,339 shares of common stock issuable upon the exercise of warrants. The actual number of shares issuable upon the exercise of the warrants may increase as the result of future sales of Epic's common stock at prices below the warrant exercise price.

   By means of this prospectus holders of promissory notes sold by Epic may also sell up to 6,200,000 shares of common stock which Epic, at its option, may issue to the holders of the notes as payment of principal. The actual number of shares which may be issued as payment of principal will depend upon the amount, if any, which Epic elects to pay with shares of its common stock and the future market price of Epic's common stock.

   See "Description of Securities" for information concerning the terms of the notes and the warrants. The persons which, by means of this prospectus, are offering Epic's shares are sometimes referred to as the selling shareholders. The selling shareholders may be considered "underwriters" as that term is defined in the Securities Act of 1933.

      The shares offered by the selling shareholders may be sold in the over-the-counter market at prevailing market prices and terms then prevailing or in negotiated transactions.


      Epic's common stock is quoted on the OTC Bulletin Board under the symbol "EPCC." On April 30, 2008 the closing price for one share of the Epic's common stock was $0.75.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 3 of this Prospectus.




                The date of this prospectus is ____________ 2008

The following information is qualified in its entirety by the detailed information appearing elsewhere in this prospectus.

       Epic was incorporated in Colorado on June 6, 1989. Following its formation Epic was inactive until April 2006, when Epic changed management and began operating in the oil and gas industry.

       In August 2007 Epic acquired The Carnrite Group, LLC for 3,177,812 shares of its common stock.


       In December 2007 Epic acquired Pearl Investment Company (formerly named Pearl Development Company) for 1,786,240 shares of its common stock and cash of $18,720,000.


       In February 2008, Epic acquired Epic Integrated Solutions, LLC, an unaffiliated entity, for cash and 1,000,000 shares of its restricted common stock. At closing, Epic paid $600,000 and issued 1,000,000 shares of its common stock to three owners of Epic Integrated. An additional $1,700,000 will be paid to the three owners in periodic installments during 2008 and 2009.


      The Carnrite Group, Pearl Investment Company and Epic Integrated Solutions provide consulting services to the oil, gas and energy industry in the areas of engineering, construction management, operations, maintenance, oilfield project management training, operations documentation and data management.


       As of the date of this prospectus Epic's revenues from the sale of oil and gas were not significant.


       Epic's offices are located at 1450 Lake Robbins Drive, Suite 160, The Woodlands, TX 77380 and its telephone number is (281) 419-3742 and its fax number is (281) 419-1114.


       Epic's website is: www.1epic.com.

The Offering

      On December 5, 2007 Epic sold 4,406,334 shares of its common stock to a group of private investors for gross proceeds of $6,609,500, or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 4,406,334 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

      On December 31, 2007 Epic sold an additional 1,023,001 shares of its common stock to a group of private investors for gross proceeds of $1,534,502 or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 1,023,001 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

      On December 5, 2007 Epic also sold notes in the principal amount of $20,250,000 to a second group of private investors. The notes bear interest annually at 10% per year. The notes are due and payable on December 5, 2012 and are secured by liens on all of Epic's assets. The purchasers of the notes also received warrants which entitle the holders to purchase up to 15,954,853 shares of Epic's common stock. The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

      Rodman & Renshaw acted as the lead placement agent for the sale of the common stock, notes and warrants. For its services in this regard, Rodman & Renshaw received $1,849,000 in cash from Epic, as well as warrants to purchase 1,301,151 shares of Epic's common stock.

      Epic may also issue shares of its common stock to the holders of the notes as payment of principal.

      By means of this prospectus investors are offering to sell shares of Epic's common stock sold in the December 2007 financing as well shares which may be issued in payment of the notes or upon the exercise of the warrants. See "Description of Securities" for information concerning the terms of the notes and the warrants.

      Epic will not receive any proceeds from the sale of the shares by the selling shareholders. Although Epic will receive proceeds from the exercise of any warrants, Epic has not determined how the proceeds will be used.


      As of April 30, 2008, Epic had 43,948,921 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued as payment of principal on the notes sold in December 2007 or the exercise of outstanding warrants or options. See "Comparative Share Data".


      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the potential for a decrease in revenues if the price of oil or gas should decline and the limited market for Epic's common stock. See the "Risk Factors" section of this prospectus for additional Risk Factors.

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on Epic's beliefs as well as assumptions made by and information currently available to Epic. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      The securities being offered involve a degree of risk. Prospective investors should consider the following risk factors which affect Epic's business and this offering. If any of the risks discussed below materialize, Epic's common stock could decline in value or become worthless.

Energy Consulting Services
--------------------------


Epic's limited operating history may make it difficult for investors to assess Epic's future operating results. Epic was incorporated in 1989 but was inactive until April 2006 when it began operations in the energy consulting and oil and gas industries. Due to Epic's limited operating history, an investor's assessment of Epic's future performance may prove to be inaccurate. During the year ended December 31, 2007 Epic had a loss of $(4,382,716). As of December 31, 2007 Epic had an accumulated deficit of $(8,451,242)


A decline in the price of, or demand for, oil or gas could reduce Epic's revenues. The demand for Epic's services depends on trends in oil and natural gas prices and is particularly sensitive to the level of exploration, development, and production by oil and natural gas companies. Historically, the prices for oil and gas have been volatile and are likely to continue to be volatile. Spending on exploration and production activities will have a significant impact on the activity level of Epic's consulting businesses.

The loss of key management and technical personnel could harm Epic's business Epic depends greatly on the efforts of its executive officers and other key employees. The loss or unavailability of any of Epic's executive officers or other key employees could have a material adverse effect on its business. Many of the services that Epic provides are complex and highly engineered. Epic believes that its success will depend upon its ability to employ and retain skilled technical personnel. The demand for skilled workers is high, the supply is limited and Epic's inability to recruit and retain the workers it needs will hurt its business.

Competition for customers and personnel in the energy consulting business may reduce Epic's revenues. The energy consulting industry is highly competitive, with limited barriers to entry. Large full-service and specialized companies, as well as small local operations, compete with Epic. Competition in some markets is intense, particularly with regard to recruiting personnel, and these competitive forces may limit Epic's ability to raise prices to its customers.


The loss of one or more significant customers could result in a substantial decline in Epic's consolidated revenues. During the year ended December 31, 2007 two customers accounted for 82% of the total revenues of Pearl Investment Company, five customers accounted for 83% of The Carnrite Group's total revenues and one customer accounted for 87% of the total revenues of Epic Integrated Solutions. The loss of any significant customers of any of Epic's subsidiaries could have a material adverse impact on the consolidated operating results of Epic.


Epic has significant working capital requirements. Epic needs significant working capital in order to operate its business. Epic must maintain cash reserves to pay its employees and consultants prior to receiving payment from customers. These working capital requirements may increase in future periods. If Epic's cash balances cannot satisfy its working capital requirements, Epic could be required to explore alternative sources of financing to satisfy its needs, including the sale of equity or debt securities which would result in dilution to existing shareholders.

If Epic's expansion efforts are not successful, its operations will be adversely affected. Epic recently acquired three energy consulting firms and, although it has no present plans to do so, may continue to pursue new acquisitions in the future. However, unsuccessful acquisitions may result in significant additional expenses that would not otherwise be incurred. Epic may not be able to integrate the operations of these three consulting firms without unanticipated costs and difficulties and retain its customers and key employees. In addition, Epic may not realize the revenues that it expected from these acquisitions.


Epic may suffer losses from its fixed price contracts. Some of Epic's consulting agreements are either on a cost-reimbursable basis or on a fixed-price basis. The failure to estimate accurately the resources and time required for a fixed-price project or the failure to complete contractual obligations within the time frame and costs committed could have a material adverse effect on Epic's business. In connection with projects covered by fixed-price contracts, Epic bears the risk of cost over-runs, inflation, labor availability and productivity, and supplier and subcontractor pricing and performance.

Third parties Epic may use may not provide services in an adequate or timely manner. Epic may sometimes use third-party subcontractors and equipment manufacturers to assist Epic with a project. To the extent Epic cannot engage subcontractors or acquire equipment or materials, its ability to complete a project in a timely fashion or at a profit may be impaired. If the amount Epic is required to pay for goods and services exceeds the amount Epic estimated in bidding for fixed-price work, Epic could experience losses. Any delay or failure by subcontractors to complete their portion of a project, may cause Epic to incur additional costs, including compensating the customer for delays. In addition, if a subcontractor or a manufacturer is unable to deliver services, equipment, or materials according to agreed upon terms for any reason, Epic may be required to purchase the services, equipment, or materials from another source at a higher price. This may reduce Epic's profit or result in a loss on a project.

Doing business in foreign countries subjects Epic to economic and political conditions which differ from those in the United States and which could result in losses. A significant portion of Epic's consulting revenue is derived from operations outside of the United States, which exposes Epic to risks inherent in doing business in each of the countries in which it transacts business. The occurrence of any of the risks described below could have a material adverse effect on Epic's operations.

     o    political and economic instability;

     o civil unrest, acts of terrorism, force majeure, war, or other armed conflict;

     o    currency fluctuations, devaluations, and conversion restrictions;

     o    confiscatory taxation or other adverse tax policies;

     o government activities that limit or disrupt markets, restrict payments or result in the deprivation of contract rights.

Fluctuations in foreign exchange rates and changes in foreign exchange controls could reduce Epic's revenues and restrict the use of its revenue. A sizable portion of Epic's revenue is in foreign currencies. As a result, Epic is subject to exchange risks resulting from changes in foreign exchange rates, the implementation of exchange controls, and potential limitations on Epic's ability to transfer earnings from operations in one country to fund operations in other countries.

Epic could face substantial liability due to claims from customers or third parties. Through its subsidiaries, Epic provides advice to oil, gas and energy companies in a variety of areas, including well drilling and completion, project design and construction management. The services provided by Epic expose it to potential professional liability, general and third-party liability, warranty, and other claims which may be in excess of its insurance limits.

Epic's intellectual property may become obsolete and may not be protected from competitors. Epic relies on intellectual property rights to provide consulting services. Epic may not be able to successfully preserve these intellectual property rights in the future, and these rights could be invalidated, circumvented, or challenged. In addition, the laws of some foreign countries in which Epic provides services do not protect intellectual property rights to the same extent as the laws of the United States. Epic's failure to protect its proprietary information and any successful intellectual property challenges or infringement proceedings against Epic could adversely affect its competitive position.

       The market for Epic's services is characterized by continual technological developments. If Epic is not able to provide commercially competitive services in a timely manner in response to changes in technology, its business could be adversely affected and the value of its intellectual property may be reduced. Likewise, if Epic's proprietary technologies or work processes become obsolete, it may no longer be competitive and its business could be adversely affected.

Oil and Gas Exploration and Development
---------------------------------------

If Epic cannot obtain additional capital, Epic may have to delay or postpone exploration and development and activities. Epic needs additional capital to find oil and gas reserves. Epic may be unable to obtain the funding which it requires.

Oil and gas exploration and development is not an exact science, and involves a high degree of risk. The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

      Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

      Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risks. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay Epic's investment in the well.

Epic's operations will be affected from time to time and in varying degrees by the price for oil or gas. The price of oil and gas is often volatile and influenced by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas. These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to Epic and may delay or otherwise adversely affect Epic's proposed operations.

Risks Related to this Offering
------------------------------

There is, at present, only a limited market for Epic's common stock. Epic's common stock is quoted on the OTC Bulletin Board and is thinly traded. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than other public trading markets, such as the NASDAQ stock market. Quotations for stocks included on the OTC Bulletin Board may not be listed in the financial sections of newspapers and prices for securities traded on the OTC Bulletin Board are often volatile.


Shares issuable for the payment of principal on the notes or the exercise of outstanding options and warrants may substantially increase the number of shares available for sale in the public market and may depress the price of Epic's common stock. Epic had outstanding options and warrants which, as of April 30, 2008, allow the holders to acquire up to approximately 25,250,000 additional shares of its common stock. Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of Epic's common stock without assuming the risks of ownership. Holders of options and warrants may exercise these securities at a time when Epic could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of Epic's common stock.


      Epic has filed a registration statement with the Securities and Exchange Commission so that the shares of common stock sold in the December 2007 financing as well shares which may be issued in payment of the notes or upon the exercise of the warrants may be sold in the public market. The sale of common stock issued or issuable upon the exercise of the warrants, or the perception that such sales could occur, may adversely affect the market price of Epic's common stock.

                             COMPARATIVE SHARE DATA

                                                       Number of        Note
                                                        Shares        Reference
                                                       ---------      ---------


   Shares outstanding as of April 30, 2008:            43,948,921


    Shares to be sold in this offering:
      Shares of common stock                            5,429,335         A
      Shares issuable upon exercise of warrants        21,384,188         A
      Shares issuable as payment of principal on notes  6,200,000         A
      Shares issuable upon exercise of warrants issued
        to placement agent                              1,301,151         B

Other Shares Which May Be Issued:
---------------------------------

      The following table lists additional shares of Epic's common stock which may be issued as of April 30, 2008:

                                                       Number of        Note
                                                        Shares        Reference
                                                       ---------      ---------


   Shares issuable as payment of principal on notes    21,875,000          C


   Shares issuable upon the exercise of warrants

     held by private investors                            963,600          D


   Shares issuable upon exercise of options granted

     to Epic's officers, employees and directors        1,611,000          E


   Shares to be issued to officers and employees

     of Pearl Investment Company                        3,313,760          F


A. On December 5, 2007 Epic sold 4,406,334 shares of its common stock to a group of private investors for gross proceeds of $6,609,500, or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 4,406,334 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

      On December 31, 2007 Epic sold an additional 1,023,001 shares of its common stock to a group of private investors for gross proceeds of $1,534,502 or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 1,023,001 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

       On December 5, 2007 Epic also sold notes in the principal amount of $20,250,000 to a second group of private investors. The purchasers of the notes also received warrants which entitle the holders to purchase up to 15,954,853 shares of Epic's common stock. The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

      The actual number of shares issuable upon the exercise of the warrants may increase as the result of future sales of Epic's common stock at prices below the warrant exercise price.


       Beginning December 1, 2008 Epic is required to make quarterly payments of $1,265,625 toward the principal amount of the notes. At Epic's election, and under certain conditions, quarterly principal payments may be paid in Epic's common stock. In the event Epic elects to pay principal in shares of its common stock, the number of shares of common stock to be issued to each note holder will be determined by dividing the amount to be paid by a price equal to 90% of the volume weighted average of the trading price of Epic's common stock for the ten consecutive trading days prior to the applicable payment date.

      By means of this prospectus, Epic may use 6,200,000 shares of common stock to make principal payment on the notes. See Note C below with respect to the use of more than 6,200,000 shares to make principal payments. The number in the table is an estimate and assumes that Epic makes principal payments of approximately $4,500,000, with shares of its common stock having a price of $0.80 per share. The actual number of shares which may be issued as payment of principal will depend on the amount, if any which Epic elects to pay with shares of its common stock and the future market price of Epic's common stock.


      See "Description of Securities" for more detailed information concerning the notes and warrants.

B. Rodman & Renshaw served as the lead placement agent in connection with the private placement of the securities described in Note A and received a cash fee of $1,849,000 as well as warrants to purchase 1,301,151 shares of Epic's common stock. Warrants to purchase 184,333 shares are exercisable at a price of $1.50 per share and warrants to purchase 1,116,818 shares are exercisable at a price of $1.65 per share.


C. As mentioned in Note A, in December 2007 Epic sold notes in the principal amount of $20,250,000 to a group of private investors. If Epic uses the 6,200,000 shares referred to in Note A to make principal payments of approximately $4,500,000, a total of $15,750,000, excluding interest, would remain outstanding on the notes. Assuming:

     o    Epic pays the remaining principal with shares of its common stock; and
     o the volume weighted average for Epic's common stock is $0.80 per share at the time Epic uses its common stock to make principal payments on the notes

Epic would issue approximately 21,875,000 additional shares in payment of the remaining principal amount of the notes. Epic will rely upon the exemption provided by Rule 144 of the Securities and Exchange Commission if it issues additional shares to repay the notes.

D. Between October 2006 and April 2007 Epic raised $ 1,414,700, net of commissions, from the sale of 1,455,100 shares of its common stock, plus 491,500 Series A warrants and 963,600 Series B warrants, to private investors. The Series A warrants expired on December 31, 2007. Each Series B Warrant entitles the holder to purchase one share of Epic's common stock at a price of $2.50 per share at any time prior to September 30, 2009.

E. See "Management - Executive Compensation" for information concerning the terms of these options.

F. On December 5, 2007, Epic acquired Pearl Investment Company for 1,486,240 shares of its common stock and cash of $18,720,000. It is expected that up to 3,313,760 additional shares may be issued in the future to key employees and officers of Pearl Investment Company subject to certain vesting requirements.


                 MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

       Epic was incorporated in Colorado on June 6, 1989. Following its formation Epic was inactive until April 2006, when Epic changed management and began operating in the oil and gas industry.

       In August 2007 Epic acquired the Carnrite Group, LLC for 3,177,812 shares of its common stock.

       In December 2007 Epic acquired Pearl Investment Company (formerly named Pearl Development Company) for 1,486,240 shares of its common stock and $18,720,000 in cash.

       On February 20, 2008, Epic acquired Epic Integrated Solutions, LLC, an unaffiliated entity, for cash and 1,000,000 shares of its restricted common stock. At closing, Epic paid $600,000 and issued 1,000,000 shares of its common stock to the three owners of Epic Integrated. An additional $1,700,000 will be paid to the three owners in periodic installments during 2008 and 2009.


       The Carnrite Group, Pearl Investment Company and Epic Integrated Solutions provide consulting services to the oil, gas and energy industry in the areas of engineering, construction management, operations, maintenance, oil field project management, training, operations documentation and data management.


       Epic has a 100% working interest in 58 shut in gas wells and a 50% working interest in seven shut in gas wells.

Results of Operations
---------------------


Epic
-----

      Following its formation in 1989 Epic was relatively inactive until April 2006, when its management changed and it became involved in providing consulting services and oil and gas exploration and development.

      Because Epic had minimal operations until the acquisition of Carnrite in August 2007, Epic's historical operating results and period to period comparisons are not significant until 2007. All increases in Epic's revenues and expenses between 2007 and 2006 are associated with the acquisitions of Carnrite and the Pearl Investment Company. Refer to the pro forma financial statements included in "Notes to the Consolidated Financial Statements - Note 3 Business Combinations" which includes the results of operations had Carnrite and Pearl been acquired as of January 1, 2006. The results for 2007 contain the historical results of Carnrite from July 1 through December 31 and Pearl from December 1 through December 31 and may not be indicative of future operating results.

      Expenses which are directly related to oil and gas production are charged to lease operating expenses. All other expenses (except depletion, accretion and impairment), whether they relate to consulting services or oil and gas exploration/development, are recorded as general and administrative expenses.

Year Ended December 31, 2007
----------------------------

      Revenues were $8,470,696 for the year ended December 31, 2007 as compared to $106,263 for the year ended December 31, 2006, an increase of $8,364,433. This increase was due to the acquisitions of Carnrite in August 2007 and Pearl in December 2007.

      Operating Expenses were $12,236,495 for the year ended December 31, 2007 as compared to $4,079,565 for the year ended December 31, 2006, an increase of $8,156,930. This increase was due to the acquisitions of Carnrite in August 2007 and Pearl in December 2007 and increased lease operating expenses of approximately $324,000, partially offset by a decrease in impairment of oil and gas properties of approximately $896,000.

      Loss from Operations was $3,765,799 for the year ended December 31, 2007 as compared to $3,973,302 for the year ended December 31, 2006, a decrease of $(207,503). Because significant operations commenced in 2007 with the acquisitions of Carnrite and Pearl, no comparison can be made between the periods.

      Other Income (Expenses) was $(596,917) for the year ended December 31, 2007 as compared to $3,088 for the year ended December 31, 2006. The increase in Other Expenses was due to interest expense and debt discount amortization on the $20,250,000 debentures that were sold on December 5, 2007.

      Net Loss was $(4,382,716) or $0.11 per share for the year ended December 31, 2007 as compared to $(3,970,214) for the year ended December 31, 2006, an increase of $412,502. Because significant operations commenced in 2007 with the acquisitions of Carnrite and Pearl, no comparison can be made between the periods.

Year Ended December 31, 2006
----------------------------

      During the year ended December 31, 2006 Epic had gross revenues of $106,263 which were derived from the sale of natural gas and consulting services and had a loss of $3,970,214, resulting primarily from the impairment of its oil and gas properties and general and administrative expenses associated with commencing operations during 2006. During the year ended December 31, 2005,

Epic, did not have any operations. As a result, a comparison of operations for the year ended December 31, 2006 with the year ended December 31, 2005 is not meaningful.


The Carnrite Group
------------------

      The Carnrite Group was formed on March 28, 2007. As a result, comparison to prior periods is not possible.

Pearl Investment Company
------------------------

Year Ended December 31, 2006
----------------------------

       Revenues were $34,610,756 for the year ended December 31, 2006 as compared to $12,274,683 for the year ended December 31, 2005, an increase of $22,336,073 or 182.0%. Revenues increased due to a general increase in engineering, construction operations and maintenance consulting contracts and an increase in contracts which required Pearl to purchase materials used by clients in construction contracts. The cost of the materials was billed to the clients.

      Cost of services were $25,894,816 for the year ended December 31, 2006 as compared to $9,840,115 for the year ended December 31, 2005, an increase of $16,054,701 or 163.2%. Gross Profit was $8,715,940 or 25.2% of sales for the year ended December 31, 2006 as compared to $2,434,568 or 19.8% of sales for the year ended December 31, 2005. The increase in Pearl's gross profit percentage was the result of more efficient use of personnel and a reduction in costs which could not be billed to clients. General and Administrative Expenses were $4,317,806 for the year ended December 31, 2006 as compared to $1,651,705 for the year ended December 31, 2005, an increase of $2,666,101 or 161.4%. General and administrative expenses, as a percentage of total sales, were 12.5% in 2006, which was comparable to 13.5% in 2005.

Nine Months Ended September 30, 2007
------------------------------------

      Revenues were $37,575,940 for the nine months ended September 30, 2007 as compared to 23,200,162 for the nine months ended September 30, 2006, an increase of $14,375,778 or 62.0%. Revenues increased due to a general increase in consulting contracts and an increase in contracts which required Pearl to purchase materials used by clients in construction projects. The cost of the materials was billed to the clients.

      Cost of Services were $28,667,745 for the nine months ended September 30, 2007 as compared to $16,888,212 for the nine months ended September 30, 2006, an increase of $11,779,553 or 69.8%. Gross Profit was $8,908,195 or 23.7 % of sales for the nine months ended September 30, 2007 as compared to $6,311,949 or 27.2% of sales for the nine months ended September 30, 2006. The decrease in Pearl's gross profit percentage was the result of higher salaries and employee benefit expense.

       General and Administrative Expenses were $5,888,626 for the nine months ended September 30, 2007 as compared to $2,334,665 for the nine months ended September 30, 2006, an increase of $3,553,961 or 152.2%. General and administrative expenses, as a percentage of total sales, were 16% in 2007, compared to 10% in 2006. General and administrative expenses increased primarily as a result of the following:

     o Marketing, promotion and communication expenses increased as Pearl made a greater effort to expose its services to the oil and gas community;

     o Office expenses increased as the result of the expansion of Pearl's main office in Colorado and the addition of branch offices;

     o Depreciation and amortization expense increased due to the purchase of an airplane at the end of 2006;

     o Professional fees increased due to the costs associated with the sale of Pearl to Epic and the audit of Pearl's financial statements;

     o Aviation expense increased as a result of the purchase of an airplane at the end of 2006.


Epic Integrated Solutions
-------------------------

Year Ended December 31, 2006

         Revenues were $1,117,414 for the year from March 29, 2006 (inception) through December 31, 2006. The company commenced in 2006 thus there is no basis for comparison.

        Operating expenses were $752,258 for the year from March 29, 2006 (inception) through December 31, 2006. The company commenced in 2006 thus there is no basis for comparison.

        Net income was $365,156 for the year from March 29, 2006 (inception) through December 31, 2006. The company commenced in 2006 thus there is no basis for comparison.

For the Year Ended December 31, 2007

        Revenues were $2,903,178 for the year ended December 31, 2007 as compared to $1,117,414 for the year from March 29, 2006 (inception) through December 31, 2006 an increase of $1,785,764 or 61.5%. Revenues increased due to a general increase in business.

         Operating expenses were $2,204,155 for the year ended December 31, 2007 as compared to $752,258 for the year from March 29, 2006 (inception) through December 31, 2006, an increase of $1,451,897 or 65.9%. Net Income was $698,998 or 24.1% of revenue for the year ended December 31, 2007 as compared to $365,156 or 32.7% of revenue for the year from March 29, 2006 (inception) through December 31, 2006. Net income increased due to a general increase in business.



Liquidity and Capital Resources
-------------------------------

      Between October 2006 and April 2007 Epic raised $1,414,700, net commissions, from the sale of 1,455,100 shares of its common stock, plus 491,500 Series A warrants and 963,600 Series B warrants, to private investors. The Series A warrants expired on December 31, 2007. Each Series B Warrant entitles the holder to purchase one share of Epic's common stock at a price of $2.50 per share at any time prior to September 30, 2009.

      On December 5, 2007 Epic sold 4,406,334 shares of its common stock to a group of private investors for gross proceeds of $6,609,500, or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 4,406,334 shares of the Company's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

      On December 31, 2007 Epic sold an additional 1,023,001 shares of its common stock to a group of private investors for gross proceeds of $1,534,502 or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 1,023,001 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

      On December 5, 2007 Epic also sold notes in the principal amount of $20,250,000 to a second group of private investors. The notes were sold at their face value without discount. The notes bear interest annually at 10% per year. The notes are due and payable on December 5, 2012 and are secured by liens on all of Epic's assets. The purchasers of the notes also received warrants which entitle the holders to purchase up to 15,954,545 shares of Epic's common stock. The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

      Interest on the notes is payable quarterly with the first interest payment due on January 1, 2008. Beginning December 1, 2008 Epic is required to make quarterly payments of $1,265,625 toward the principal amount of the notes.

      The amounts raised in the December 2007 financing were used as follows:


       Amount received from sale of common stock, notes
        and warrants                                             $ 28,394,003

      Less:
          Acquisition of Pearl Investment Company                 (19,020,000)
          Reserve for income taxes of Pearl Investment Company
              for year ended December 31, 2007                     (2,400,000)
          Payment of Pearl Investment Company bank loans           (1,504,884)
          Placement agent fees                                     (1,785,000)
          Legal, accounting and other professional fees              (125,000)
                                                              ---------------
             Remainder to be used as working capital          $    3,559,119
                                                              ===============

      Epic's sources and (uses) of cash during the years ended December 31, 2007 and 2006 were:
                                                       2007          2006
                                                       ----          ----

Cash used by operations                           $(2,667,176)    $(595,807)
Investment in Epic Exploration and Development         22,700            --
Investment in oil and gas properties                 (301,777)     (102,100)
Cash resulting from acquisition of Carnrite            48,727            --
Acquisition of Pearl Investment Company,
    net of cash received                          (20,371,822)           --
Borrowings, net of repayments and issuance costs   17,503,607            --
Sale of common stock                                8,667,103       903,195
Capital contribution                                       --      (304,221)
Increase in restricted cash                        (3,400,000)           --
Bank overdrafts                                     3,441,949            --
Other                                                  (4,901)           --


       Other than the matters discussed in the "Risk Factors" section of this prospectus, Epic does not know of any future trends or events which would materially affect its operating results or financial condition.

      During the period from March 28, 2007 through June 30, 2007 the Carnrite Group's operations used cash of $(287,492), primarily as the result of the increase in accounts receivable of $1,207,883. During this period capital was provided primarily through borrowing under a line of credit.

       Pearl Investment Company's sources and (uses) of cash during the years ended December 31, 2006 and 2005 were:

                                                       2006          2005
                                                       ----          ----

Cash provided by operations (1)                    $8,884,667      $479,560
Purchase of property, plant and equipment          (1,132,843)     (123,314)
Loan to related party                                (291,871)           --
Distribution to shareholders of Pearl
  Investment Company                                 (688,872)           --
Payments on capital leases                           (181,115)     (179,976)
Advances from line of credit                          500,000            --

      Pearl Investment Company's sources and (uses) of cash during the nine months ended September 30, 2007 and 2006 were:
                                                       2007          2006
                                                       ----          ----

Cash provided (used) by operations (1)            $(5,201,744)   $9,063,348
Purchase of property, plant and equipment          (1,558,041)     (777,862)
Cost of patent technology                           1,000,000            --
Collection on advances to related party               291,871            --
Advances from line of credit                          500,000            --
Payments on capital leases                           (711,013)     (135,836)
Bank overdraft                                        889,993            --
Distributions to shareholders of Pearl
  Investment Company                                 (580,362)     (196,923)
Cash on hand at January 1, 2007                     7,369,296            --

(1) During 2006, Pearl Investment Company entered into a contractual relationship with a customer to procure engineered materials for a gas plant project. The customer provided cash in a lump sum to Pearl Investment Company to purchase the materials for use in the project. Pearl Investment Company recognized the cash received from the customer as a Deposit Liability in its financial statement for the year ended December 31, 2006. During the nine months ended September 30, 2007 a significant amount of the cash provided by the customer was used to purchase materials.


      Epic Integrated Solutions sources and (uses) of cash during the year ended December 31, 2007 and the period from March 29, 2006 (inception) through December 31, 2006 were:

       Cash provided by operations                       $625,248     $315,819
       Purchase of equipment                             (112,130)     (36,814)
       Contributions from (distributions to) owners      (156,000)       4,000

      During the year ended December 31, 2007 The Carnrite Group, the Pearl Investment Company and Epic Integrated Solutions had net income of $2.2 million, $1.9 million and $0.7 million respectively.

      Epic's material future contractual obligations as of December 31, 2007 are shown below:

                       Operating      Capital
                         Leases                     Leases         DebtTotal
                       ---------      -------       ------         ---------

      2008           $   941,280   $1,055,303   $  2,152,832   $  4,149,415
      2009               842,004      889,796      6,032,440      7,764,240
      2010               731,156      481,893      6,885,216      8,098,265
      2011               589,009      363,630      5,082,671      6,035,310
      2012               246,303      388,149      3,807,282      4,441,734
      Thereafter               -    2,876,449              -      2,876,449
                     -----------  -----------   ------------   ------------
            Total     $3,349,752   $6,055,220    $23,960,441    $33,365,413
                     ===========  ===========   ============   ============

      Other than the operating leases, as of December 31, 2007 and as of the date of this prospectus Epic did not have any off balance sheet arrangements.


      Epic's loan from the private lender had a principal balance of $3,110,400 as of December 31, 2007 and is secured by Epic's gas wells in Rush County, Kansas. The loan bears interest at 10% per year and is payable in equal monthly installments of $72,000. The loan agreement provides that if the monthly net income from the wells is less than $72,000, the deficit will be added to the principal amount of the note. If the monthly net income from the wells is greater than $72,000, the net income is applied to the note principal. Since the Kansas wells are shut in, it is anticipated that $25,000 will be added to the note principal each month until the wells return to production.

      As a result of the acquisition of The Carnrite Group, the Pearl Investment Company and Epic Integrated, Epic believes that cash provided by its operations will satisfy its future capital requirements, including principal and interest payments required by the terms of the note secured by Epic's Kansas gas wells and the notes sold in December 2007.

       Other than the matters discussed in the "Risk Factors" section of this prospectus, Epic does not know of any future trends or events which would materially affect its operating results or financial condition.

Critical Accounting Policies

      The preparation of Epic's financial statements requires it to make estimates and judgments that affect the reported amounts of its assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Epic bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although Epic reviews its estimates on an ongoing basis, actual results may differ from its estimates under different assumptions or conditions. Epic believes the following accounting policies are critical to the judgments and estimates used in the preparation of its financial statements:

      Revenue Recognition. Revenues from oil and gas production sales are recognized as revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition," when persuasive evidence of an arrangement exists, fees are fixed or determinable, title has passed (generally upon transmission of oil and gas production), and collection is reasonably assured.

      Revenue from consulting services is recognized from consulting engagements when hours are worked, either on a time-and-materials basis or on a fixed-fee basis, depending on the terms and conditions defined at the inception of an engagement with a client. The terms of the contracts with clients are fixed and determinable and may change based upon agreement by both parties. Individual consultants' billing rates are principally based on a multiple of salary and compensation costs. Revenue recognized in excess of billings is recorded as unbilled accounts receivable. Cash collections and invoices generated in excess of revenue recognized are recorded as deferred revenue until the revenue recognition criteria are met. Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included in revenue, and an equivalent amount of reimbursable expenses are included in professional and subcontracted services as a cost of revenue.

      Service revenue is received from certain contractual relationships under time and materials type contracts, for which revenue is recognized monthly in the period in which the related time is incurred and as expenses are recognized. Revenues from lump-sum turn-key contracts are recognized upon achievement of contract milestones, based on contracts. Interest income is generated from certain customer prepayments for materials to be procured, received, and paid for on behalf of the customer and is recognized monthly.

      Accounts Receivable. Accounts receivable represents amounts due from customers for services performed. Epic extends various terms to its customers, with payment terms generally 30 days, depending on the customer and country, and Epic does not require collateral. Epic periodically assesses the collectability of its receivables, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the account is written off. If the collection history or aging of accounts receivable deteriorates, Epic may have to record a charge to allowance for doubtful accounts.

     Historically Epic has not experienced collectability problems though a customer of Pearl Investment, which owed Pearl approximately $1,200,000, filed for Chapter 11 bankruptcy in the first quarter of 2008. As a result of this banruptcy, filing, Epic recorded an allowance for doubtful accounts of $636,000 on its December 31, 2007 balance sheet.


      Full Cost Method of Accounting for Crude Oil and Natural Gas Activities . SEC Regulation S-X defines the financial accounting and reporting standards for companies engaged in crude oil and natural gas activities. Two methods are prescribed: the successful efforts method and the full cost method. Epic has chosen to follow the full cost method under which all costs associated with property acquisition, exploration and development are capitalized. Epic also capitalizes internal costs that can be directly identified with acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities. Effective with the adoption of SFAS No. 143 in 2003, the carrying amount of oil and gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. Under the successful efforts method, geological and geophysical costs and costs of carrying and retaining undeveloped properties are charged to expense as incurred. Costs of drilling exploratory wells that do not result in proved reserves are charged to expense. Depreciation, depletion, amortization and impairment of crude oil and natural gas properties are generally calculated on a well by well or lease or field basis versus the "full cost" pool basis. Additionally, gain or loss is generally recognized on all sales of crude oil and natural gas properties under the successful efforts method. As a result Epic's financial statements will differ from companies that apply the successful efforts method since Epic will generally reflect a higher level of capitalized costs as well as a higher depreciation, depletion and amortization rate on our crude oil and natural gas properties.

       At the time it was adopted, management believed that the full cost method would be preferable, as earnings tend to be less volatile than under the successful efforts method. However, the full cost method makes Epic more susceptible to significant non-cash charges during times of volatile commodity prices because the full cost pool may be impaired when prices are low. These charges are not recoverable when prices return to higher levels. Epic's crude oil and natural gas reserves have a relatively long life. However, temporary drops in commodity prices can have a material impact on Epic's business, including impact from the full cost method of accounting.

      Ceiling Test. Companies that use the full cost method of accounting for oil and gas exploration and development activities are required to perform a ceiling test each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The test determines a limit, or ceiling, on the book value of oil and gas properties. That limit is basically the after tax present value of the future net cash flows from proved crude oil and natural gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, Epic must charge the amount of the excess to earnings. This is called a "ceiling limitation write-down." This charge does not impact cash flow from operating activities, but does reduce Epic's stockholders' equity and reported earnings. The risk that Epic will be required to write-down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or volatile. In addition, write-downs may occur if Epic experiences substantial downward adjustments to its estimated proved reserves or if purchasers cancel long-term contracts for natural gas production. An expense recorded in one period may not be reversed in a subsequent period even though higher crude oil and natural gas prices may have increased the ceiling applicable to the subsequent period.

       Estimates of Epic's proved reserves included in this prospectus are prepared in accordance with GAAP and SEC guidelines. The accuracy of a reserve estimate is a function of:

     o    the quality and quantity of available data;

     o    the interpretation of that data;

     o    the accuracy of various mandated economic assumptions; and

     o    the judgment of the persons preparing the estimate.

      Epic's proved reserves and the present value of estimated future net revenues from its reserves are based upon estimates which Epic believes are reasonable. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate. It should not be assumed that the present value of future net cash flows is the current market value of Epic's estimated proved reserves. In accordance with SEC requirements, Epic bases the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

      The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

      Excluded Costs. Oil and gas properties include costs that are excluded from capitalized costs being amortized. These amounts represent investments in unproved properties and major development projects. These costs are excluded until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed at least quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized (the DD&A pool) or a charge is made against earnings for those international operations where a reserve base has not yet been established. Impairments transferred to the DD&A pool increase the DD&A rate. Costs excluded for oil and gas properties are generally classified and evaluated as significant or individually insignificant properties.


      Property and Equipment. Property and equipment is stated at cost. Equipment under capital leases is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease. Depreciation and amortization is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 10 years, and the related lease terms for leasehold improvements and equipment under capital leases.


      Valuation of Intangibles and Long-Lived Assets. SFAS No. 142 provides that goodwill and other intangible assets that have indefinite useful lives not be amortized but, instead, must be tested at least annually for impairment, and intangible assets that have finite useful lives should continue to be amortized over their useful lives. SFAS No. 142 also provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. SFAS No. 142 does not allow increases in the carrying value of reporting units that may result from Epic's impairment test; therefore, Epic may record goodwill impairments in the future, even when the aggregate fair value of its reporting units and the company as a whole may increase. Goodwill of a reporting unit will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances may include a significant change in business climate or a loss of key personnel, among others. SFAS No. 142 requires that management make certain estimates and assumptions in order to allocate goodwill to reporting units and to determine the fair value of reporting unit net assets and liabilities, including, among other things, an assessment of market conditions, projected cash flows, cost of capital and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Estimating future cash flows requires significant judgment, and Epic's projections may vary from cash flows eventually realized.

      Epic reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such asset is necessary. Estimating future cash flows requires significant judgment, and Epic's projections may vary from cash flows eventually realized. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value. In addition, Epic estimates the useful lives of its long-lived assets and other intangibles. Epic periodically reviews factors to determine whether these lives are appropriate.

      Asset Retirement Obligations ("ARO"). The estimated costs of restoration and removal of facilities are accrued. The fair value of a liability for an asset's retirement obligation is recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated by the units of production method. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. For all periods presented, we have included estimated future costs of abandonment and dismantlement in the full cost amortization base and amortize these costs as a component of our depletion expense.


      Stock-Based Compensation. Epic adopted FAS 123R on January 1, 2006 which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, based on estimated fair values. SFAS No. 123(R) requires companies to estimate the fair value of share-based awards on the grant date using an option pricing model. Epic values share-based awards using the Black-Scholes option pricing model. The Black-Scholes model is highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards and the estimated volatility of Epic's stock price.

      Income Taxes. Epic uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. If appropriate, deferred tax assets are reduced by a valuation allowance which reflects expectations of the extent to which such assets will be realized. As of December 31, 2007, 2006 and 2005, Epic had recorded a full valuation allowance for its net deferred tax asset.

      On January 1, 2007, Epic adopted the provisions of FIN 48, "Accounting for Uncertainty in Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that Epic recognize in its consolidated financial statements only those tax positions that are "more-likely-than-not" of being sustained as of the adoption date, based on the technical merits of the position. Due to the recent acquisitions of the Carnrite Group and the Pearl Investment Company, Epic has been unable determine the impact of FIN 48 as of December 31, 2007.

      Per Share Information. Basic earnings (losses) per share is computed by dividing net income (losses) from continuing operations attributable to common stock by the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of common stock equivalents such as stock options and warrants. Diluted net loss per share is the same as basic net loss per share for all periods presented because potential common stock equivalents were anti-dilutive. For all periods in which there was a net loss attributable to common stockholders, all of Epic's stock options and warrants were anti-dilutive. Common stock equivalents of $23,828,961, and $1,143,143 at December 31, 2007 and 2006, respectively, were excluded because they were anti-dilutive due to the net loss attributable to common stockholders incurred in such periods.


Financial Instruments and Concentrations of Credit Risk. Epic's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, derivative financial instruments, and debt. Epic believes the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short-term nature. The fair value of debt is estimated based on the effective interest rate method.

      Epic generally does not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. However, certain other financial instruments, such as warrants and embedded conversion features in Epic's debt that are indexed to its common stock, are classified as equity with the offset treated as a discount on the notes. Such financial instruments are initially recorded at fair value and amortized to interest expense during the life of the debt.

      Epic utilizes various types of financing to fund its business needs, including debt with warrants attached and other instruments indexed to its stock. The embedded conversion features utilized in these instruments require an initial measurement of the fair value of the derivative components. Pursuant to FAS 133 and EITF 00-19 Epic amortizes the discount associated with these derivative components to interest expense at each reporting period.

Recent Accounting Pronouncements

      In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109"("FAS 109"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. Epic does not believe the adoption of FIN 48 will have a material impact on its financial statements.

      In September 2006, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No.157, "Fair Value Measurements" (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. Epic does not believe the adoption of FAS 157 will have a material impact on its financial statements.

      In February 2007, the Financial Accounting Standards Board (the "FASB") issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB Statement No. 115 ("SFAS 159"). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

      The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to instruments and not to portions of instruments.

      SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements ("SFAS 157"). Epic is currently assessing the impact of SFAS 159 on its financial statements.


      In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," which requires the acquiring entity in a business combination to recognize and measure all assets and liabilities assumed in the transaction and any non-controlling interest in the acquiree at fair value as of the acquisition date. SFAS No. 141 (R) also establishes guidance for the measurement of the acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting treatment pre-acquisition gain and loss contingencies, the treatment of acquisition related transaction costs, and the recognition of changes in the acquirer's income tax valuation allowance and deferred taxes. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively as of the beginning of the fiscal year in which the statement is applied. Early adoption is not permitted. SFAS No. 141(R) will be effective for Epic beginning with the 2009 fiscal year.

      In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements -- an amendment of ARB 51," which establishes accounting and reporting standards that require noncontrolling interests to be reported as a component of equity. SFAS No. 160 also requires that changes in a parent's ownership interest while the parent retains its controlling interest be accounted for as equity transactions and that any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively as of the beginning of the fiscal year in which the statement is applied. SFAS No. 160 will be effective for Epic beginning with the 2009 fiscal year. Epic is evaluating the potential impact of SFAS No.160, if any, on its financial statements.

                         MARKET FOR EPIC'S COMMON STOCK


   As of April 30, 2008 there were approximately 110 record holders of Epic's common stock. Epic's common stock began trading on the OTC Bulletin Board on October 30, 2006 under the symbol "EPCC". Shown below is the range of high and low closing prices for Epic's common stock for the periods indicated as reported by the NASD. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.


       Quarter Ended            High           Low
       -------------            ----           ---

       December 31, 2006        $ 2.80         $ 1.25

       March 31, 2007           $ 3.07         $ 2.78
       June 30, 2007            $ 3.20         $ 2.90
       September 30, 2007       $ 3.83         $ 3.15
       December 31, 2007        $ 4.29         $ 2.30


       March 31, 2008           $0.69          $0.64


      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of Epic's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. Epic has not paid any dividends on its common stock and Epic does not have any current plans to pay any common stock dividends.

                                    BUSINESS
Background
----------

      Epic was incorporated in Colorado on June 6, 1989 under the name San Juan Financial. Following its formation Epic was relatively inactive until April 2006, when its management changed and it became involved in oil and gas exploration and development.

      On March 11, 2005 the shareholders of Epic approved a 1-for-20 forward split of Epic's common stock. Unless otherwise indicated, all per share data in this report has been revised to reflect this forward stock split.

      On May 15, 2006 Epic's shareholders:

     o approved amendments to its Articles of Incorporation which changed the corporate name to Epic Capital Group, Inc., and

     o changed Epic's authorized capitalization to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

      Between October 2006 and April 2007 Epic raised $1,455,100 from the sale of 1,455,100 shares of its common stock, plus 491,500 Series A warrants and 963,600 Series B warrants, to private investors. The Series A warrants expired on December 31, 2007. Each Series B Warrant entitles the holder to purchase one share of Epic's common stock at a price of $2.50 per share at any time prior to September 30, 2009.

      On December 1, 2006 Epic's shareholders approved an amendment to its Articles of Incorporation which changed the corporate name to Epic Energy Resources, Inc.

      In December 2007 Epic sold to private investors:


     o 5,429,335 shares of its common stock for gross proceeds of $8,144,003, or $1.50 per share, plus warrants which entitle the holders to purchase up to 5,429,335 shares of Epic's common stock.

     o notes in the principal amount of $20,250,000 plus warrants which entitle the holders to purchase up to 15,954,545 shares of Epic's common stock.


      During 2007 Epic acquired the Carnrite Group, LLC and Pearl Investment Company. The Carnrite Group and Pearl Investment Company provide engineering, construction management, operations, maintenance, field, and project management services to the oil, gas and energy industry.

      In February 2008, Epic acquired Epic Integrated Solutions, LLC, an unaffiliated entity. Epic Integrated provides the oil and gas industry with specialized training, operations documentation and data management services for the start-up and operation of complex energy production facilities.


      Unless otherwise indicated, all references to Epic include the operations of the Carnrite Group, Pearl Investment Company and Epic Integrated Solutions, subsequent to the dates that Epic acquired these companies.


      As of the date of this prospectus, Epic's revenues from the sale of oil and gas were not significant. However, Epic plans to evaluate undeveloped oil and gas prospects and participate in drilling activities on prospects which in the opinion of management are favorable for the production of oil or gas. Epic may also acquire other producing oil and gas properties which have the potential to support additional oil and gas wells.

Consulting Services
-------------------

      Through the late 1950's the early oil and gas companies such as Standard Oil, Texaco and Mobil were fully vertically integrated enterprises with business units that included oil and gas drilling, pipeline transportation, refining, gas stations and motor oils. The consensus was that companies needed to own the entire chain to control the product and maximize profits.

      In the late 1970's a new model emerged with smaller companies being created that focused on only one aspect of the industry. Independent production companies were created to find, drill and produce oil and gas. Pipeline companies were formed to deliver product from producers to refineries and other end users. Refining companies were organized to refine oil and gas into usable fuels and products. And, finally retail oriented companies were created to developed innovative ways to market gasoline (the birth of the gasoline station as a convenience store!).

      Epic sees the next natural progression to be the separation of oil and gas producers into two groups: those that want to explore and drill for oil and gas and those that want to focus on the efficient processing of oil and gas before it is transported.

      Because of increasing demand and prices, major integrated oil companies and large independents are exploring for new fields in areas such as West Africa, Brazil, Venezuela, Trinidad, the Caspian, Western Russia and others. The scale of these projects requires significant financial and human resources. These projects usually require assembling a large international team consisting of staff from the oil company, a large engineering firm, a large fabrication and construction company to build and assemble the structure and processing equipment, and an operations and maintenance partner to staff the project and manage the start-up. This rush to large, international, projects is consuming a substantial portion of the existing engineering and construction capability in the oil and gas industry. Many of the majors and larger independent oil and gas companies are exiting the domestic market and turning their capital, manpower and technology to new, high investment areas around the world. The service sector, especially the large engineering and construction companies, are following their main customers to these international projects leaving few companies to compete for domestic projects. At the same time, record drilling activity in the US onshore market will require more production, process and transportation infrastructure.

      Due to the high operating costs and low production rates of many older oil and gas fields, most producers have been limited in their ability to maintain the operating condition of pipelines, compressor stations, gathering systems, SCADA systems, secondary recovery injection plants, and similar equipment.

       In August 2007 Epic acquired the Carnrite Group LLC for 3,177,812 shares of common stock. In connection with this acquisition, 1,673,036 additional shares of common stock were issued to key officers of The Carnrite Group as retention shares that will vest during the two year period ending March 28, 2009. All or part of these shares will be returned to Epic if one or more officers of Carnrite voluntarily terminate their employment prior to March 28, 2009. The Carnrite Group currently employs five professionals in its offices in Houston, Texas and is presently providing services to clients in the United States, Argentina, Kazakhstan, Nigeria and Russia.

      In December 2007 Epic acquired Pearl Investment Company for 1,786,240 shares of its common stock and cash of $19,020,000. Up to 3,313,760 additional shares may be issued in the future to key employees and officers of Pearl Investment Company subject to certain vesting requirements. Pearl Investment Company currently employs over 200 professionals working from six offices and serves clients in the greater Rocky Mountain Region and the Middle East.

     In February 2008 Epic acquired Epic Integrated Solutions, LLC, an unaffiliated entity, for cash and shares of its restricted common stock. At closing, Epic paid $600,000 and issued 1,000,000 shares of its common stock to the three owners of Epic Integrated. An additional $1,400,000 will be paid to the three owners in periodic installments during 2008 and 2009. The 1,000,000 shares were issued to Epic Integrated Solution's owners, each of whom is also an officer of Epic Integrated. The shares issued to each owner will vest over a three-year period. All or a portion of the shares issued to each officer will be forfeited and returned to Epic if the officer voluntarily terminates his or her employment prior to February 20, 2011.

     Through its subsidiaries the Carnrite Group, Pearl Investment Company and Epic Integrated Solutions, Epic provides the following consulting services to the oil, gas and energy industry:

     o    monitoring performance of wells and reservoirs,
     o techniques to improve well productivity and increase recoverable reserves,
     o    drilling and completion of oil and gas wells,
     o    reservoir and formation evaluation,
     o    integration of data workflows and operational processes,
     o    oilfield project management,
     o    design of energy and petrochemical projects,
     o    construction management,
     o    commodity marketing and trading,
     o    financial analysis,
     o    organizational design,
     o    specialized training,
     o    operations documentation,
     o    data management.

      Backlog represents the revenue Epic expects to realize in the future from performing consulting work under multi-period contracts. Epic generally includes total expected revenue in the backlog when a contract is awarded and the scope of the services is determined. Backlog is not defined by generally accepted accounting principles and Epic's process for determining backlog may not be comparable to the methodology used by other companies in determining backlog. Backlog may not be indicative of future operating results. Not all of Epic's consulting revenue is recorded in backlog for a variety of reasons, including the fact that some projects begin and end within a short-term period. Many contracts do not provided for a fixed amount of work to be performed and are subject to modification or termination by the customer. The termination or modification of any one or more sizeable contracts or the addition of other contracts may have a substantial immediate effect on backlog.

      For long-term contracts, the amount included in backlog is limited to twelve months. If the contract duration is indefinite, projects included in backlog are limited to the estimated revenue within the following twelve months. Some contracts provide maximum dollar limits, with authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog.


      As of February 29, 2008, Epic's backlog for consulting services to be provided in the future was approximately $23.9 million. This compares to a combined backlog of approximately $16.5 million as of February 28, 2007, all of which was attributable to Pearl Investment Company and The Carnrite Group since Epic Integrated Solutions was not acquired until February 2008.

      During the year ended December 31, 2007 five customers accounted for 83% of the total revenues of The Carnrite Group.

      During the year ended December 31, 2007 two customers accounted for 82% of the total revenues of Pearl Investment Company. During the year ended December 31, 2006 two customers accounted for 78% of Pearl Investment Company's total revenues.

      During the year ended December 31, 2007 one customer accounted for 87% of the total revenues of Epic Integrated Solutions. During the period ended December 31, 2006 one customer accounted for 89% of Epic Integrated Solutions total revenues.


Oil and Gas Exploration and Development
---------------------------------------

      Epic plans to evaluate undeveloped oil and gas prospects and participate in drilling activities on prospects which in the opinion of management are favorable for the production of oil or gas. If, through its review, a geographical area indicates geological and economic potential, Epic will attempt to acquire leases or other interests in the area and assemble a prospect. Epic may then attempt to sell a portion of its leasehold interests in a prospect to unrelated third parties, thus sharing the risks and rewards of the exploration and development of the prospect with the joint owners pursuant to an operating agreement. One or more wells may be drilled on a prospect, and if the results indicate the presence of sufficient oil and gas reserves, additional wells may be drilled on the prospect.

      Epic may also acquire producing oil and gas properties which have the potential to support additional oil and gas wells.

Current Operations
------------------

            Epic has a 100% working interest (approximately 82% net revenue interest) in 58 gas wells located on 28,600 acres in Rush County, Kansas. In January 2007 the gas wells were shut in due to the closure of the plant which was purchasing the gas produced from Epic's wells. Epic is in negotiations with another company which is interested in purchasing the gas from these wells.


      Epic has a 50% working interest (approximate 40% net revenue interest) in seven shut-in gas wells located on 6,000 acres in Kay County, Oklahoma. Epic estimates that it will cost approximately $7,000 (with Epic being responsible for its 50% share) to rework each shut-in well and place the well back on production. Two wells were successfully tested for commercial production following workovers in 2007. Depending on weather conditions, Epic plans to begin reworking the remaining shut-in wells during the third quarter of 2008.


      In July 2007 Epic formed a joint venture, Epic Exploration and Production LLC, with a private investment firm to acquire energy assets and oil and gas properties. Epic will manage the operations of the joint venture. The private investment firm is responsible for providing capital required to acquire the assets on a project-by-project basis.

      Epic will receive 20% of the net income from any asset or oil and gas property acquired by the joint venture until the private investment firm receives 100% of the equity contributed by the private investment firm to acquire the asset or property. Thereafter, the net income from the asset or property will be allocated equally between Epic and the private investment firm. As of the date of this prospectus, the joint venture was negotiating to acquire working interests, varying from 50% to 100%, in producing oil wells in Fort Bend and Bazoria counties, Texas.

      Epic did not participate in the drilling of any wells in 2006 or 2007.


      The following table shows, as of December 31, 2007, Epic's producing wells, Developed Acreage, and Undeveloped Acreage, excluding service (injection and disposal) wells:


                  Productive Wells (1)   Developed Acreage   Undeveloped Acreage
                  --------------------   -----------------   -------------------
                    Gross        Net     Gross         Net    Gross         Net

   Oklahoma             2          1        80          40    5,920        2,960
   Kansas              58         58     2,400       2,400   26,200       26,200
                     ----        ---     -----       -----  -------      -------

       Totals          60         59     2,480       2,440   32,120       29,160
                     ====       ====    ======      ======  =======      =======

(1) All wells are gas wells.

       Developed acreage represents the number of acres which are allocated or assignable to producing wells or wells capable of production.

       Undeveloped acreage represents leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.


      The following table shows, as of December 31, 2007 the status of Epic's gross developed and undeveloped acreage.


State          Gross Acreage     Held by Production    Not Held by Production
-----          -------------     ------------------    ----------------------

Kansas            6,000                   --                   6,000
Oklahoma         28,600                   --                  28,600

      Acres held by production remain in force so long as oil or gas is produced from the well on the particular lease. Leased acres which are not held by production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the lease acreage. At the time oil or gas is produced from wells drilled on the leased acreage the lease is considered to be held by production. Since the wells on the acreage shown in the table are shut-in, all acreage is classified as "Not Held By Production".

      Epic does not own any overriding royalty Interests.

      Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). However, drilling title opinions are always prepared before commencement of drilling operations.


      The following table shows Epic's net production of oil and gas, average sales prices and average production costs during the years ended December 31, 2007 and 2006. Production Data:

                                  2007        2006
                                  ----        ----


   Production -

      Oil (Bbls)                  --       14,879
      Gas (Mcf)                   --

   Average sales price -

      Oil (Bbls)                  --        $5.02
      Gas (Mcf)                   --

   Average production

       costs per MCF              --        $2.86


      Production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include severance taxes, administrative overhead, maintenance and repair, labor and utilities.

      Epic is not obligated to provide a fixed and determined quantity of oil or gas in the future. During the last fiscal year, Epic did not have, nor does it now have, any long-term supply or similar agreement with any government or governmental authority.

      Below are estimates of Epic's net proved reserves and the present value of estimated future net revenues from its reserves based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities" (SFAS No.
69). The standardized measure of discounted future net cash flows is determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on period-end economic conditions. The estimated future production is priced at period-end prices, except where fixed and determinable price escalations are provided by contract. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on period-end cost levels. No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues by 10% per year.

                                                            December 31, 2007

                                                            Oil           Gas
                                                          (Bbls)         (Mcf)


      Proved reserves                                      3,965      4,961,457
      Estimated future net cash flows from proved
           oil and gas reserves                                $ 10,225,690
      Present value of future net cash flows from
          proved oil and gas reserves                          $  5,153,686


     Epic's practice is to have a reserve report completed by an independent engineering firm on an annual basis. The information provided in the table above is based upon the 2007 reserve report. Epic's proved reserves include only those amounts which Epic reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of Proved Reserves.

Government Regulation
---------------------

      Although Epic's consulting business is not subject to any particular governmental regulations, Epic's oil and gas operations are subject to numerous environmental laws and regulations. These laws and regulations include:

     o    the Comprehensive  Environmental Response,  Compensation and Liability
          Act;
     o    the Resources Conservation and Recovery Act;
     o    the Clean Air Act;
     o    the Federal Water Pollution Control Act; and
     o    the Toxic Substances Control Act.

      In addition to the federal laws and regulations, states often have numerous environmental, legal, and regulatory requirements which Epic must comply with.

      Epic does not expect that costs pertaining to environmental compliance will have a material adverse effect on its operations.

      Various state and federal agencies regulate the production and sale of oil and natural gas. All states in which Epic plans to operate impose restrictions on the drilling, production, transportation and sale of oil and natural gas.

      The Federal Energy Regulatory Commission (the "FERC") regulates the interstate transportation and the sale in interstate commerce for resale of natural gas. The FERC's jurisdiction over interstate natural gas sales has been substantially modified by the Natural Gas Policy Act under which the FERC continued to regulate the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce.

      Epic's sales of any natural gas will be affected by intrastate and interstate gas transportation regulation. Beginning in 1985, the FERC adopted regulatory changes that have significantly altered the transportation and marketing of natural gas. These changes are intended by the FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of natural gas to the primary role of gas transporters. All natural gas marketing by the pipelines is required to divest to a marketing affiliate, which operates separately from the transporter and in direct competition with all other merchants. As a result of the various omnibus rulemaking proceedings in the late 1980s and the individual pipeline restructuring proceedings of the early to mid-1990s, the interstate pipelines must provide open and nondiscriminatory transportation and transportation-related services to all producers, natural gas marketing companies, local distribution companies, industrial end users and other customers seeking service. Through similar orders affecting intrastate pipelines that provide similar interstate services, the FERC expanded the impact of open access regulations to intrastate commerce.

      Federal, state, and local agencies have promulgated extensive rules and regulations applicable to Epic's oil and gas exploration, production and related operations. Most states require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil and natural gas. Many states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of some states limit the rate at which oil and natural gas is produced from Epic's properties. The federal and state regulatory burden on the oil and natural gas industry increases Epic's cost of doing business and affects its profitability.

Competition
-----------

Consulting Services
-------------------

      The energy consulting industry is highly competitive. Competitors include large, multinational corporations such as SAIC, Accenture, KBR and Baker Energy as well as many medium sized and small consulting firms. Because the energy consulting industry is large and crosses numerous geographic lines, a meaningful estimate of the total number of Epic's competitors is not possible.
Competitive factors include:

     o    price;
     o    service delivery  (including the ability to deliver services quickly);
          and
     o    technical proficiency.

Oil and Gas
-----------

      Epic will be faced with strong competition from many other companies and individuals engaged in the oil and gas business, many of which are very large, with substantial capabilities and well established. Epic will compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. Although it is nearly impossible to estimate the number of competitors; it is known that there are a large number of companies and individuals in the oil and gas business.

      Exploration for and production of oil and gas are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools. Epic will depend upon independent drilling contractors to furnish rigs, equipment and tools to drill its wells. Higher prices for oil and gas may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect Epic's ability expeditiously to drill, complete, recomplete and work-over its wells. However, Epic has not experienced and does not anticipate difficulty in obtaining supplies, materials, drilling rigs, equipment or tools.

      The market for oil and gas is dependent upon a number of factors beyond Epic's control, which at times cannot be accurately predicted. These factors include the proximity of wells to, and the capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil or natural gas, or both. Oversupplies of natural gas can be expected to recur from time to time and may result in the gas producing wells being shut-in. Increased imports of natural gas, primarily from Canada, have occurred and are expected to continue. Such imports may adversely affect the market for domestic natural gas.

      Since the early 1970's the market price for crude oil has been significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries ("OPEC"). Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels. Epic is unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil and natural gas produced and sold from Epic's wells.

      Gas prices, which were once effectively determined by government regulations, are now largely influenced by competition. Competitors in this market include producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil. Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and an increasing tendency to rely on short-term contracts priced at spot market prices.

General
-------


      As of April 30, 2008, Epic and its subsidiaries, the Carnrite Group, Pearl Investment Company and Epic Integrated Solutions, had 220 full time employees.

      Epic's offices are located at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. The approximate 4,500 square feet of office space is occupied under the lease requiring rental payments of $12,500 per month. The lease on this space expires in April 2013.


      The offices of The Carnrite Group are located at 219 W. 11th Street, Houston, Texas. The 1,480 square feet of office space is occupied under the lease requiring rental payments of $2,500 per month through April 2008, $2,750 per month thru April 2009 and $3,000 per month through April 2010. The lease on this space expires in April 2010.

      The primary offices of Pearl Investment Company are located at 7110 Jefferson Avenue, Lakewood, Colorado. The 30,552 square feet of office space is occupied under the lease requiring rental payments of $42,168 per month. The third floor lease on this space expires in July 2011 and the second floor lease on this space expires in March 2012. Pearl has eight branch offices and facilities in Colorado, Wyoming, Montana and Utah. The rental for all of the branch offices is approximately $18,900 per month.


      The offices of Epic Integrated Solutions are located at 1707 Post Oak Blvd., Suite 190, Houston, Texas 77056. The 3,130 square feet of office space is occupied under the lease requiring rental payments of $5,086 per month. The lease on this space expires in December 2009.


                                   MANAGEMENT

        Name                  Age     Position
        ----                  ---     --------

        Rex Doyle              49     Chief Executive Officer and a Director
        John Ippolito          48     President
        David Reynolds         56     Executive Vice President and Secretary
        R. Bret Rhinesmith     44     Executive Vice President
        Michael Kinney         50     Executive Vice President,  Principal
                                       Financial and Accounting Officer
        W. Robert Eissler      57     Director
        Dr. Robert Ferguson    64     Director
        Kevin G. McMahon       40     Director

      Rex P. Doyle has been an officer and director of Epic since April 4, 2006. Mr. Doyle was a Vice President of Michael Baker Corporation (AMEX:BKR) between August 2000 and September 2002. Between September 2002 and April 2004 Mr. Doyle was Vice President of Business Development for Baker Energy, a subsidiary of Michael Baker Corporation. Between April 2005 and April 2006 Mr. Doyle was Senior Vice President of Global Operations for Baker Energy and an officer of Michael Baker Corporation. Mr. Doyle graduated with a BS in Mechanical engineering from The Ohio State University, and has been a licensed professional engineering in the state of Louisiana(inactive). He graduated with a Masters of Business Administration, with Distinction, from the University of Michigan, and also graduated from the Harvard IPAA Program for Owners and Executives.

      John S. Ippolito has been an officer of Epic since April 4, 2006. Mr. Ippolito was Business Development Manager - North and South America Integrated Project Management Division for Schlumberger Ltd. between 2000 and August 2003.

Between August 2003 and April 2006 Mr. Ippolito was Senior Business Development Director, Continental U.S., and Business Manager - Large Asset Management Contracts, for Baker Energy, a subsidiary of Michael Baker Corporation.

      David R. Reynolds has been an officer of Epic since April 4, 2006. Mr. Reynolds was a principal of Orion Oil & Gas L.L.C. between 2003 and December 2005. Between January 2006 and April 2006 Mr. Reynolds was working on a business plan, adopted by Epic in April 2006, for an oil and gas exploration/energy consulting company. From 2001 to 2003 Mr. Reynolds was with the Business Development Group of Union Oil of California.

      R. Bret Rhinesmith was appointed an officer in December 2007 of Epic following Epic's acquisition of the Pearl Investment Company. Since 1994 Mr. Rhinesmith has been the President of the Pearl Investment Company and its predecessor companies.

      W. Robert Eissler has been a director of Epic since December 2006. Since 1983 Mr. Eissler has been the President of Eissler & Associates, an executive recruiting firm based in The Woodlands, Texas. Mr. Eissler also serves as Texas State Representatives for the 80th Legislature (2006-2007).

      Michael E. Kinney has been Epic's Executive Vice President and Chief Financial Officer since February 2008. Between 2005 and February 2008, Mr. Kinney was employed by Accretive Solutions, a financial consulting firm, leading its corporate governance team which focused on small to mid-size energy clients in the Houston area. From 2003 to 2005, Mr. Kinney was the Internal Audit Director for Stewart & Stevenson, Inc., a manufacturer of tactical vehicles for the federal government. Between 1996 and 2001 Mr. Kinney held several positions with Federal Express, including director of logistics operations (1999 to 2001) and managing director of audit (1997 to 1999) with responsibility for financial and operational audits. Mr. Kinney has also worked in various audit capacities with i2 Technologies and Textron. Mr. Kinney is a CPA, and holds an MBA in Finance & Information Technology from Dallas Baptist University and a BBA in Accounting from the University of Texas at Arlington.

   Dr. Robert M. Ferguson has been a director of Epic since December 2006. Since October 2005 Dr. Ferguson has been the President of the Leadership Institute for Vision and Ethics (Live) in Houston, Texas. Between January 2002 and September 2005 Dr. Ferguson was an independent consultant in the areas of organization and leadership. Since 2002 Dr. Ferguson has been an Adjunct Professor of Philosophy and Business Ethics at the Lone Star College, Montgomery in The Woodlands, Texas, and an Adjunct Professor in Business Ethics and Biblical Studies at Belhaven College in Houston, Texas. Since February 2008 Dr. Ferguson has been pastor at the Faith Fellowship Church in Spring, Texas. Between February January 2002 and October 2005 he was pastor at Spring Cypress Presbyterian Church in Spring, Texas.

     Kevin G. McMahon has been a director of Epic since July 2007. Mr. McMahon is the Company's financial expert and serves as the Chairman of the Audit Committee. Since May 2006, Mr. McMahon has been Senior Vice President of Internal Audit and Sarbanes Oxley Compliance for Calpine Corp. From September 2005 to May 2006, he was the Vice President and General Auditor for Exide Technologies. From March 1997 to August 2005, he was the Vice President of Internal Audit Services for HCA. Mr. McMahon has over 19 years experience in banking, public accounting, healthcare, manufacturing and energy/power generation. Kevin has a master of business administration degree from Palm Beach Atlantic University and a bachelor of science degree in accounting from the State University of New York, and is a Certified Internal Auditor.

     Epic has a compensation committee. Dr. Robert Ferguson is the only member of the compensation committee. Epic's audit committee is comprised of Dr. Robert Ferguson and Kevin G. McMahon for which Mr. McMahon serves as the audit chairman. Kevin McMahon serves as Epic's financial expert. All of Epic's directors, with the exception of Rex Doyle, are independent as that term is defined in Section 121(A) of the listing standards of the American Stock Exchange.

      Epic has adopted a Code of Ethics applicable to Epic's principal executive, financial, and accounting officers and persons performing similar functions.

Changes in Management
---------------------

      On April 4, 2006, Mark W. Moniak, Epic's only officer and director, appointed Rex Doyle, John S. Ippolito and David R. Reynolds as directors of Epic. Following these appointments Mr. Moniak, resigned as an officer and director of Epic.

      Epic's directors then appointed the following persons to be officers:

         Name                Position
         ----                --------

         Rex P. Doyle        Chief Executive and Principal Financial Officer
         John S. Ippolito    President
         David R. Reynolds   Executive Vice President and Secretary

      On November 6, 2006 John Sherwood was appointed a director of Epic. On November 30, 2006, John Ippolito and David Reynolds resigned as directors of Epic, but remained executive officers of Epic. On December 1, 2006 Robert Eissler and Dr. Robert Ferguson were appointed directors of Epic. On July 1, 2007 Kevin G. McMahon was appointed as a director of Epic. On October 1, 2007 Mr. Sherwood resigned as a director. R. Bret Rhinesmith was appointed as an officer of Epic in December 2007.

Management of Subsidiaries
--------------------------

      The managing directors of the Carnrite Group are:

          Name                     Age
          ----                     ---

          Lea Ann Robertson         51
          Rita L. Williams          47
          Sherri Herzig             41
          Gillian A. Tilbury        44
          Carolyn Stortstrom        47

      All of Carnrite's managing directors have been employed by Carnrite since its inception in March 2007. Between 2002 and the formation of Carnrite, all of these persons were employed by Jeffries Energy Consulting LLC.

      The officers of Pearl Investment Company are:

          Name                     Age        Position
          ----                     ---        --------

          R. Bret Rhinesmith        44        President
          Mona Walker               41        Vice President
          Curtis L. Good            48        Vice President
          Patrick W. Murray         50        Vice President

      Information concerning the management of Pearl Investment Company (formerly named Pearl Development Company) follows. For purposes of the biographical information, employment by any subsidiary of Pearl Investment is considered to be employment by the parent company, Pearl Investment Company.

      R. Bret Rhinesmith has been an officer of Epic since December 2007. Mr. Rhinesmith has been the Chief Executive Officer of Pearl Investment Company since 1993.

      Mona Walker has been an officer of Pearl Investment Company since October 2006. Between 2005 and 2006 Ms. Walker was the Director of Accounting and Finance for Centennial Energy, a natural gas liquids marketing company. Between 1990 and 2005 Ms. Walker was the Risk & Financial Planning Manager for an affiliate of MarkWest Hydrocarbons, Inc.

      Curtis L. Good has been an officer of the Pearl Investment Company since 2004. Between 2000 and 2004 Mr. Good was a consultant with J.M. Huber Corporation where he consulted in the construction of pipelines, roads, reservoirs, and water and gravel pits.

      Patrick W. Murray has been an officer of Pearl Investment Company since 2006. Between 1995 and 2006 Mr. Murray managed his own investments. Between 1988 and 1995 Mr. Murray was Chief Financial Officer and Vice President of Finance for MarkWest Hydrocarbon Partners, Ltd.

      The managing directors of Epic Integrated are:

             Name                         Age
             ----                         ---

             Joseph Wright                 27
             Richard Dean Harvey           47
             Traci Marlene Harvey          46

Joseph Wright has been senior consultant with Epic Integrated Solutions since February 2006. Between 1997 and 2006, Mr. Wright was employed with Baker Energy in various capacities including senior technical consultant, technology manager, systems integrator, and network administrator.

Richard D. Harvey has been a training consultant and technical manager with Epic Integrated Solutions since February 2006. Between March 2000 and February 2006, Mr. Harvey was Technical Manager with Baker Energy responsible for project development, planning, research and development, project estimates, budgeting, quality control, personnel administration and vendor relationships for major training projects.

Traci Harvey has been a training consultant and project manager with Epic Integrated Solutions since 2005. Between 2002 and 2005, Ms. Harvey was employed by Baker Energy in project, personnel and budget management, project coordination, training and graphic design.

EXECUTIVE COMPENSATION
----------------------

      The following table shows the compensation paid or accrued to Epic's Principal Executive and Financial Officer and the four other most highly compensated executive officers of Epic, or Epic's subsidiaries, during the years ended December 31, 2007 and 2006.

                                                                All
                                                              Other
                                                              Annual
                                             Stock    Option  Compen-
Name and Principal  Fiscal  Salary   Bonus   Awards   Awards  sation
 Position            Year    (1)      (2)     (3)      (4)      (5)     Total
------------------  ------  ------   -----   ------   ------  -------   -----

Rex Doyle, Chief     2007  $210,000     --  $990,000 $ 72,713      -- $1,272,713
 Principal           2006  $118,750     --        -- $101,439      -- $  220,189
 Executive and
 Financial
 Officer

John Ippolito        2007  $175,000     --  $990,000 $ 45,321      -- $1,210,321
 President since     2006  $105,625     --        -- $101,439      -- $  207,064
 April 4, 2006

R. Bret Rhinesmith,  2007  $343,264 $300,000      --       -- $12,917 $  656,181
President of Pearl   2006  $156,398     --        --       --      -- $  156,398
Investment Company

Pat Murray           2007  $205,192 $500,000      --       -- $ 9,587 $  714,779

 President of Pearl  2006  $ 76,154 $ 85,000                  $   477 $  161,631
 Development Company


(1)  The dollar value of base salary (cash and non-cash) earned.
(2)  The dollar value of bonus (cash and non-cash) earned.
(3) The fair value of stock issued for services computed in accordance with FAS 123R on the date of grant.
(4) The fair value of options granted computed in accordance with FAS 123R on the date of grant.
(5) All other compensation received that Epic could not properly report in any other column of the table.

      In February 2008 Michael Kinney replaced Rex Doyle as Epic's Principal Financial and Accounting Officer.

     The compensation shown in the table for R. Bret Rhinesmith and Patrick Murray was paid by Pearl Investment Company. Epic acquired Pearl Investment Company in December 20070. Mr. Rhinesmith has been the President of Pearl Investment Company since 1994. Mr. Murray joined Pearl Investment Company in 2006.

     Epic does not have an employment agreement with any of its officers except for Mr. Rhinesmith.

      Carnrite has employment agreements with each of its managing directors which provide that each managing director will be paid an annual salary of $150,000.

      Each employment agreement continues in effect until the death or disability of the employee, or upon 30 days notice of termination given by either Carnrite or the employee. If the employment agreement is terminated by Carnrite without cause, then Carnrite will be required to pay the employee one-twelfth of the employee's then current salary.


      For purposes of the employment agreements "cause" means.


o The commission by the employee of acts that's are both dishonest and demonstrably injurious to Carnrite in any material respect;
o The failure of the employee to observe and comply with Carnrite's published policies;
o The willful failure the employee to observe and comply with any lawful and ethical directions or instruction of Carnrite's Directors;
o The failure of the employee to perform, in any material respect, her duties with Carnrite, but only if such failure was not caused by disability or incapacity and shall have continued unremedied for more than 30 days after written notice is given to the employee by Carnrite;
o Any willful conduct on the part of the employee that prejudices, in any material respect, the reputation of Carnrite.

      Epic has employment agreements with the officers of Pearl Investment which provide for the following:

      Name of Employee                      Annual Salary
      ----------------                      -------------

      R. Bret Rhinesmith                      $310,000
      Mona L. Walker                          $175,000
      Curtis L. Good                          $220,000
      Patrick W. Murray                       $220,000

       Each employment agreement continues in effect until the death or disability of the employee, or upon 30 day's notice of termination given by either Epic or the employee. If the employment agreement is terminated by Epic without cause, then Epic will be required to pay the employee the greater of:

     o    Three months of employee's then current salary;

     o The amount the employee would have received had the employee continued to work between the date of termination and September 1, 2010;
     o If the employment agreement is terminated after September 1, 2010, the amount the employee would have received had the employee continued to work between the date of termination and the next following September 1st.

      For purposes of the employment agreements, "cause" means:

     o An act of fraud, embezzlement, or theft in the course of employment with Epic;
     o Unauthorized intentional disclosure of Epic's trade secrets or confidential information;
     o Violation of any federal, state or local law, ordinance, rule, or regulation while conducting business on behalf of Epic (other than traffic violations or similar offenses);
     o    Any material breach of fiduciary duties owed to Epic;
     o    Refusal to perform the duties reasonably required by Epic;
     o    Unsatisfactory job performance;
     o Any material misconduct in the course and scope of the employee's employment with Epic, including dishonesty, disorderly conduct, insubordination, harassment of other employees or customers or abuse of alcohol or controlled substances; or
     o    The violation of any material provision of the employment agreement.

       Epic has employment agreements with each managing director of Epic Integrated. Each employment agreement provides that the director will be paid an annual salary of $150,000 and that the employment agreement will continue in effect until February 20, 2011 or the death or disability of the director, whichever occurs first. However, either Epic or the director may terminate the employment agreement earlier upon written notice. If the employment agreement is terminated earlier by Epic without cause, then Epic will be required to pay the director $150,000.

       For purposes of the employment agreements, "cause" has the same meaning as that term is used in Epic's employment agreements with the officers of the Pearl Investment Company.

      Long-Term Incentive Plans. Epic does not provide its officers or employees with stock appreciation rights, long-term incentive or similar plans.

      Employee Pension, Profit Sharing or other Retirement Plans. Epic does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

Compensation of Directors During Year Ended December 31, 2007
-------------------------------------------------------------

Name                   Paid in Cash  Stock Awards (1)  Option Awards (2)  Total
----                   ------------- ---------------   -----------------  -----

Robert Eissler                 $500                          --
Dr. Robert Ferguson            $500                          --
Kevin McMahon                    --           --             --              --

(1) The fair value of stock issued for services computed in accordance with FAS 123R on the date of grant.
(2) The fair value of options granted computed in accordance with FAS 123R on the date of grant.

      Mr. McMahon was not paid any director's fees in 2007 since he did not become a director until July 2007.

Stock Option and Bonus Plans
----------------------------

      Epic has adopted stock option and stock bonus plans. A summary description of these plans follows. In some cases these Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plan. Epic's Incentive Stock Option Plan authorizes the issuance of shares of Epic's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

      Non-Qualified Stock Option Plan. Epic's Non-Qualified Stock Option Plan authorizes the issuance of shares of Epic's Common Stock to persons that exercise options granted pursuant to the Plans. Epic's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of Epic's Common Stock on the date the option is granted.

      Stock Bonus Plan. Epic's Stock Bonus Plan allows for the issuance of shares of Common Stock to its employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Summary. The following is a summary, as of December 31, 2007, of the options granted, or the shares issued, pursuant to the Plans. Each option represents the right to purchase one share of Epic's common stock.

                              Total        Shares
                             Shares      Reserved for   Shares      Remaining
                            Reserved     Outstanding   Issued as  Options/Shares
Name of Plan               Under Plans     Options    Stock Bonus   Under Plans
------------               -----------   ----------   ----------- --------------

Incentive Stock
 Option Plan                2,000,000           --           N/A      2,000,000
Non-Qualified Stock
 Option Plan                3,000,000    1,611,000           N/A      1,389,000
Stock Bonus Plan            1,000,000          N/A       600,000        400,000

      The following tables show, during the fiscal years ended December 31, 2006 and 2007, the options granted to and held by, the persons named below. All of the options listed below were granted pursuant to Epic's Non-Qualified Stock Option Plan.

                             Shares underlying
                        unexercised options which are:
                        -----------------------------    Exercise    Expiration

    Name               Exercisable Unexercisable (1)       Price        Date
    ----               ----------- -----------------   ------------  -----------

    Rex Doyle          100,000                             $0.50      10/24/08
    Rex Doyle          100,000                             $3.00      10/24/08
    John Ippolito      100,000                             $0.50      10/24/08
    John Ippolito      100,000                             $3.00      10/24/08
    David Reynolds     100,000                             $0.50      10/24/08
    David Reynolds     100,000                             $3.00      10/24/08
    Rex Doyle                          292,000             $3.30      12/31/12
    John Ippolito                      182,000             $3.30      12/31/12
    David Reynolds                     143,000             $3.30      12/31/12
    Michael Kinney                      65,000             $3.17       7/10/12
    W. Steven Goff                      89,000             $3.30      12/13/12
    Sherry L Herzig                     46,000             $3.30      12/13/12
    Lea Ann Robertson                   46,000             $3.30      12/13/12
    Carolyn N Stortstrom                46,000             $3.30      12/13/12
    Gillian L Tilbury                   46,000             $3.30      12/13/12
    Rita L Williams                     46,000             $3.30      12/13/12
    Elizabeth Gallagher                 10,000             $3.30      12/13/12

(1)Options can be exercised after December 12, 2009.

      As of April 30, 2008 none of the options granted by Epic have been exercised.


      The following table shows the weighted average exercise price of the outstanding options granted pursuant to Epic's stock option plans as of December 31, 2007. Epic's stock option plans were not approved by its shareholders.


                                                                 Number of Securities
                               Number                            Remaining Available
                            of Securities                        For Future Issuance
                             to be Issued    Weighted-Average      Under Equity
                           Upon Exercise     Exercise Price of  Compensation Plans,
                           of Outstanding     of Outstanding    Excluding Securities
Plan category                Options (a)        Options         Reflected in Column (a)
-------------              -----------------  ----------------- ----------------------

Incentive Stock Option Plan          --                --               2,000,000
Non-Qualified Stock
  Option Plan                 1,611,000             $2.71               1,389,000


      On December 13, 2007 Rex Doyle and John Ippolito were each awarded 300,000 shares of Epic's common stock pursuant to Epic's Stock Bonus Plan.

      In connection with the December 2007 acquisition of the Pearl Investment Company, R. Bret Rhinesmith received, in exchange for his shares of the Pearl Investment Company, 1,000,000 shares of Epic's common stock and was appointed an officer of Epic.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
----------------------------------------------

   On April 4, 2006 Epic sold:

     o    20,000,000 shares of its common stock to Rex Doyle for $200;
     o    20,000,000 shares of its common stock to John Ippolito for $200;
     o    2,000,000 shares of its common stock to David Reynolds for $20;
     o    2,000,000 shares of its common stock to two unrelated parties for $20.

      On March 12, 2007 Rex Doyle and John Ippolito each agreed to the cancellation of 11,600,000 of their shares of Epic's common stock. Mr. Doyle and Mr. Ippolito did not receive any consideration for the cancellation of their shares.

     Mr. Alan Carnrite is a principal shareholder of Epic. Mr. Carnrite currently serves as a consultant for the Carnrite Group where he is contracted to various Carnrite clients.

                             PRINCIPAL SHAREHOLDERS.


      The following table sets forth the number of and percentage of outstanding shares of common stock owned by Epic's officers, directors and those shareholders owning more than 5% of Epic's common stock as of April 30, 2008.


                                      Shares of
Name and Address                    Common Stock (1)        Percent of Class (2)
----------------                    ----------------        --------------------

Rex P. Doyle                            8,600,000                    19.6%
10655 Six Pines Drive, Suite 210
The Woodlands, TX 77380

John Ippolito                           8,600,000                    19.6%
10655 Six Pines Drive, Suite 210
The Woodlands, TX 77380


Michael Kinney                             97,000                        *
10655 Six Pines Drive, Suite 210
The Woodlands, TX 77380


David Reynolds                          2,200,000                     5.0%
10655 Six Pines Drive, Suite 210
The Woodlands, TX 77380


R. Bret Rhinesmith                      1,075,000                     2.4%
7110 Jefferson Ave.

Lakewood, CO  80235

W. Robert Eissler                          15,000                        *
10655 Six Pines Drive, Suite 210
The Woodlands, TX 77380

Dr. Robert Ferguson                        18,000                        *
10655 Six Pines Drive, Suite 210
The Woodlands, TX 77380

Kevin G. McMahon                           17,000                        *
10655 Six Pines Drive, Suite 210
The Woodlands, TX 77380


All Executive Officers                 20,632,000                    46.8%
and Directors as a group (7 persons)


*     Less than 1%.

(1) Includes shares issuable upon the exercise of options, all of which are presently exercisable, and held by the following persons:

                                            Shares Issuable Upon
             Name                            Exercise of Options
             ----                           --------------------

             Rex Doyle                            200,000
             John Ippolito                        200,000
             David Reynolds                       200,000


      Except as listed in footnote (1) none of the persons listed in the Principal Shareholders table hold any options, warrants or other securities which are convertible into shares of Epic's common stock prior to July 31, 2008.


                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

      The owners of the common stock, notes and the warrants sold in the December 2007 financing, are referred to in this prospectus as the "selling shareholders". Epic will not receive any proceeds from the sale of the shares by the selling shareholders. None of the selling shareholders held any position, office or had any other material relationship with Epic or any of Epic's affiliates during the past three years.

      The names of and the shares to be sold by the selling shareholders are:

                                            Shares Which
                            Shares of           May be     Share Which
                           Common Stock       Acquired        May be
                          Owned as of the       Upon        Received as
                            date of this      Exercise of    Payment of    Total Shares    Ownership
Name                        Prospectus       Warrants (1)  Principal (2)    Offered     After Offering
-----                     ---------------   -------------  -------------  ------------  --------------

Chestnut Ridge Partners, LP    200,000           200,000           --        400,000              --

Ironman PI Fund (QP), L.P.     500,000           500,000           --      1,000,000              --


                                       46

Truk Opportunity Fund, LLC     250,000           250,000           --        500,000              --

Truk International Fund, LP     83,333            83,333           --        166,666              --

Brio Capital L.P.              100,000           100,000           --        200,000              --

GCA Strategic Investment
  Fund Ltd.                    333,333           333,333           --        666,666              --

Cranshire Capital, L.P.        166,667           363,637       76,545        606,849              --


Midsummer Investment, Ltd.   1,000,000         6,318,184    2,066,670      9,384,854              --


Fraser Black and Deirdre
   D. Black                    333,333           333,333           --        666,666              --

Marcus Wilkins                 100,000           100,000           --        200,000              --

Robert R. Henry                130,000           130,000           --        260,000              --

C. Allen Robinson               66,666            66,666           --        133,332              --

Castex New Ventures, L.P.      666,667           666,667           --      1,333,334              --

Roger S. Kellett                35,000            35,000           --         70,000              --

Ricky D. Needham                22,000            22,000           --         44,000              --

Thomas E. Palmer Jr.            20,000            20,000           --         40,000              --

Thomas Edwin Palmer Sr.         33,334            33,334           --         66,668              --

Terry P. Sellers                33,333           33,333            --         66,666              --

Continental American
  Resources, Inc.               33,333            33,333           --         66,666              --

Morgan J. Scudi                 40,000            40,000           --         80,000              --

Albert G Aaron                  66,667            66,667           --        133,334              --

Edward Perera                   76,001            76,001           --        152,002              --

Warren W. Smith                 66,667            66,667           --        133,334              --

William Reed Moraw              50,000            50,000           --        100,000              --

M. Richard Asher               466,667           466,667           --        933,334              --

Susanne Young                   66,667            66,667           --        133,334              --

Steven Hahn                     66,667            66,667           --        133,334              --

Jeffrey Hahn                    66,667            66,667           --        133,334              --

                                       47


Braden S. Carlsson              23,000            23,000           --         46,000              --

Retzloff Family Company Ltd.,
   LLLP                        333,333           333,333           --        666,666              --

Shelter Island Opportunity
  Fund, LLC                                      787,879      306,170      1,094,049              --

William H. Wilson, Jr.                            55,152       21,430         76,582              --

H. Steven Walton                                  39,394       15,310         54,704              --

Peter Morin                                       51,213       19,900         71,113              --

Todd M. Binet                                     51,513       19,900         71,113              --

Whitebox Convertible Arbitrage                 4,333,334    1,683,950      6,017,284              --
 Partners, LP

Pandora Select Partners, LP                    2,363,637      918,520      3,282,157              --

Whitebox Special Opportunities                 2,363,637      918,520      3,282,157              --
 Partners Series B, LP

Guggenheim Portfolio Company                     393,940      153,085        547,025              --
  XXXI, LLC

Rodman & Renshaw (3)             --            1,301,151           --      1,301,151              --



(1) Each warrant holder, with the exception of Rodman & Renshaw, is prohibited from exercising the warrants to the extent that such exercise would result in such holder, together with any affiliate of the warrant holder, beneficially owning in excess of 4.999% of the outstanding shares of Epic's common stock following such exercise. This restriction may be waived by each holder on not less than 61 day's notice to Epic. However, the 4.999% limitation would not prevent each warrant holder from acquiring and selling in excess of 4.999% Epic's common stock through a series of acquisitions and sales under the warrants so long as the warrant holder never beneficially owns more than 4.999% of Epic's common stock at any one time.

  The number of shares issuable upon the exercise of the warrants is subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities - Notes and Warrants".

(2) At Epic's election, and under the conditions described in the section of the prospectus captioned "Description of Securities", Epic may use shares of its common stock to make principal payments on the notes. The number in the table is an estimate and assumes that Epic makes all principal payment with shares of its common stock having a price of $3.30 per share. The actual number of shares which may be issued as payment of principal cannot be predicted at this time and will depend upon a variety of factors, including the amount, if any which Epic elects to pay with shares of its common stock and the future market price of Epic's common stock and Epic's decision, or ability, to pay principal with shares of its common stock. Epic may not use its common stock to pay principal if the number of shares to be issued would result in the note holder being the beneficial owner of more than 4.999% of Epic's outstanding shares. The note holder may waive this restriction in the same manner as provided in footnote(1) above.

       The controlling person of each selling shareholders which is not an individual is shown below:

     Selling Shareholder                             Controlling Person
     -------------------                             ------------------

     Chestnut Ridge Partners, LP                     Kenneth Holz

     Ironman PI Fund (QP), L.P.                      G. Bryan Dutt

     Truk Opportunity Fund, LLC                      Aaron Braxton
     by: Atoll Asset Management, LLC

     Truk International Fund, LP                     Aaron Braxton
     by: Atoll Asset Management, LLC

     Brio Capital L.P., 401 E. 34th Street           Shaye Hirsch

     GCA Strategic Investment Fund Ltd.              Michael S. Brown

     Cranshire Capital, L.P.                         Mitchell P. Kopin

     Midsummer Investment, Ltd.                      Alisa Butchkowski

                   Castex New Ventures, L.P. Alan G. Carnrite

     Continental American Resources, Inc.            Carl Suter

     Retzloff Family Company Ltd., LLLP              Mark A. Retzloff

     Shelter Island Opportunity Fund, LLC            Michael Fein

     Whitebox Convertible Arbitrage Partners, LP     Jonathan Wood

     Pandora Select Partners, LP                     Jonathan Wood

     Whitebox Special Opportunities Partners Series B, LP   Jonathan Wood

     Guggenheim Portfolio Company XXXI, LLC          Jonathan Wood

     Rodman & Renshaw (3)                            Thomas Pinou

(3) Rodman & Renshaw served as the lead placement agent in connection with the sale of the shares of common stock, notes and warrants and received a cash fee of $1,849,000 as well as warrants to purchase 1,301,151 shares of Epic's common stock.

Manner of Sale.

   The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      The selling stockholders may sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after Epic has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after Epic has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      Epic is required to pay all fees and expenses incident to the registration of the shares of common stock. Epic has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling stockholders have advised Epic that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If Epic is notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, Epic will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of Epic's common stock and activities of the selling stockholders.

                            DESCRIPTION OF SECURITIES

Common Stock
------------

      Epic is authorized to issue 100,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of Epic's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Epic. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of Common stock are fully paid and non-assessable.

Preferred Stock
---------------

      Epic is authorized to issue up to 10,000,000 shares of preferred stock. Epic's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of Epic.

Notes and Warrants
------------------

      On December 5, 2007 Epic sold 4,406,334 shares of its common stock to a group of private investors for gross proceeds of $6,609,500, or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 4,406,334 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

      On December 31, 2007 Epic sold an additional 1,023,001 shares of its common stock to a group of private investors for gross proceeds of $1,534,502 or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 1,023,001 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

      On December 5, 2007 Epic also sold notes in the principal amount of $20,250,000 to a second group of private investors. The notes bear interest annually at 10% per year. The notes are due and payable on December 5, 2012 and are secured by liens on all of Epic's assets. The purchasers of the notes also received warrants which entitle the holders to purchase up to 15,954,853 shares of Epic's common stock. The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

      Interest on the notes is payable quarterly with the first interest payment due on January 1, 2008. Beginning December 1, 2008 Epic is required to make quarterly payments of $1,265,625 toward the principal amount of the notes. If Epic fails to make any interest or principal payment when due, the notes will become immediately due and payable.

      At Epic's election, quarterly principal payments may be paid in Epic's common stock. In the event Epic elects to pay principal in shares of its common stock, the number of shares of common stock to be issued to each note holder will be determined by dividing the amount to be paid by a price equal to 90% of the average of Epic's VWAPs for the ten consecutive trading days prior to the applicable payment date.

      Epic may not use its common stock to pay principal unless each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of common stock is sufficient for the issuance; (ii) the shares of common stock to be issued in payment for principal and interest may be sold by the holder pursuant to an effective registration statement covering the shares or, in the alternative, all the shares may be sold pursuant to Rule 144; (iii) Epic's common stock is listed (and is not suspended from trading) on the OTC Bulletin Board; (iv) the number of shares to be issued would not result in the note holder being the beneficial owner of more than 4.999% of Epic's outstanding shares; (v) Epic is not in default with respect to any material obligation in its agreements with the holders of the notes; (vi) no public announcement of a proposed change in the control of Epic has occurred that has not been consummated and (vii) the number of shares to be issued to all note holders will not exceed an amount equal to 20% of the total dollar trading volume of Epic's common stock over the twenty-two trading days immediately prior to the date which is thirty trading days prior to the applicable payment date.

      In the event that the consolidated cash and accounts receivable amounts reported on any balance sheet included in any 10-Q, 10-QSB, 10-K or 10-KSB report filed by Epic is less than 90% of Epic's consolidated cash and accounts receivables on December 5, 2007 (the "Closing Current Assets Balance"), any note holder will have the right to require Epic to redeem a portion of the holder's note in cash, in an amount equal to the holder's pro-rata portion (based on the then outstanding principal amounts of all outstanding notes) of the difference between the Closing Current Asset Balance and Epic's consolidated cash and accounts receivable.

      If Epic sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the warrants, the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      If the warrant exercise price is decreased, the number of shares of common stock issuable upon the exercise of the warrant will be increased according to the following formula:

     WS   x EP1  =  NWS
            ---
            EP2

Where:

      WS    =  The number of shares issuable upon the exercise of warrants based upon the exercise price prior to adjustment.

      EP1   =  The old exercise price of the warrants.

      EP2   =  The new exercise price of the warrants.

      NWS   =  The number of shares of Epic's common stock issuable based upon the new exercise price of the warrants.

      The exercise price of the warrants, as well as the shares issuable upon the exercise of the warrants, will also be proportionately adjusted in the event of any stock splits.

      However, neither the exercise price of the warrants nor the shares issuable upon the exercise of the warrant will be adjusted as the result of shares issued in connection with a Permitted Financing.

      A Permitted Financing involves shares of common stock issued or sold:

     o in connection with acquisitions, or other strategic transactions, the primary purpose of which is not to raise cash;

     o upon the exercise of options or the issuance of common stock to Epic's employees, officers or directors, in accordance with Epic's stock option, stock bonus or similar plans.;

       Epic's agreements with the note holders provide that Epic may not:

     o sell or issue any shares of its common stock or any securities convertible into common stock until 90 days after the date of this prospectus.

     o issue options, warrants or securities convertible into Epic's common stock unless the exercise or conversion price exceeds 130% of Epic's average VWAPs for the five trading days prior to the issuance of the security.

     o issue securities convertible into common stock with a conversion price or a number of shares issuable upon conversion that floats or is subject to adjustment based upon the market price of Epic's common stock.

     o    reverse split, forward stock split or reclassify its common stock.

     o become obligated on any new debt with the exception of indebtedness not exceeding $1,000,000 used to acquire capital assets;

     o amend its articles of incorporation or bylaws in any manner that adversely affects any rights of a note holder.

     o purchase or otherwise acquire any of its capital stock other than a de minimis number of shares or other than shares purchased from departing officers and directors, provided that the purchase price does not exceed $100,000 for all officers and directors;

     o    repay debt, other than debt which was outstanding on December 5, 2007.

     o declare or pay any dividends (other than a stock dividend or stock split) or make any distributions to any holders of its common stock;

     o enter into any transaction with any affiliate unless the transaction is made on an arm's-length basis and approved by a majority of the disinterested directors of Epic.

      Any of the following are an event of default:

     o    Epic fails to make any interest or principal payment when due;

     o Epic breaches any representation or warranty or covenant or defaults in the timely performance of any other obligation in its agreement with the note holders.

     o Epic, or any of its major subsidiaries, files for protection from its creditors under the federal bankruptcy code or a third party files an involuntary bankruptcy petition against Epic or any of its major subsidiaries.

     o Epic, or any of its major subsidiaries, defaults in any of its obligations under any other note or credit agreement or long term lease in an amount exceeding $150,000, and the default continues for a period of five days and results in the indebtedness becoming payable prior to the date on which it would otherwise become payable;

     o Epic's common stock is not listed on the OTC Bulletin Board or other public trading market

     o Epic is acquired by another company, or Epic agrees to sell in excess of 33% of its assets in one transaction or series of related transactions;

     o    a Change in Control occurs;

     o the effectiveness of the Registration Statement, of which this prospectus is a part, lapses for any reason

     o the holders of the notes and warrants are not permitted to sell any shares under the Registration Statement for twenty or more consecutive trading days or thirty trading days (which need not be consecutive trading days) in any twelve month period and the common stock issued or issuable upon the conversion of the notes cannot be sold pursuant to Rule 144;

     o Epic fails for any reason to deliver a certificate within five trading days after delivery of the certificate is required pursuant to any agreement with the note holders;

     o a judgment or judgments for the payment of money in excess of $50,000 are rendered against Epic and are not bonded, discharged or stayed pending appeal within forty-five days after the entry of the judgment; or

       At any time after an event of default the interest rate on the notes will increase to 18% per year, or the maximum rate permitted under applicable law, and the note holders may require Epic to repurchase all or any portion of the outstanding notes at a price equal to 130% of the outstanding principal, plus all accrued but unpaid interest. So long as the notes are outstanding, the note holders have a right to participate in any subsequent financings involving Epic.

      Until June 5, 2008 the note holders have the option to purchase from Epic notes in the principal amount of $10,125,000 plus warrants which would allow the holders to purchase an additional 7,977,273 shares of Epic's common stock. The additional notes and warrants, if purchased, will have the same terms and provisions as the notes and warrants purchased by the note holders in December 2007.

For purposes of the notes:

       The term "VWAP" means for any particular period the volume weighted average trading price per share of Epic's common stock, and

      A Change in Control is any transaction whereby any person acquires more than 33% of Epic's voting securities, Epic merges into or consolidates with any other company and after the transaction the stockholders of Epic immediately prior to the transaction own less than 66% of the voting power of the successor entity immediately after the transaction, Epic sells all or substantially all of its assets and the stockholders of Epic immediately prior to the transaction own less than 66% of the total voting power of the acquiring entity immediately after the transaction or, the replacement within a three year period of more than half of Epic's directors which is not approved by a majority of Epic's directors holding office on December 5, 2007.

       Epic has filed a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission in order that the shares of common stock sold in the December 2007 financing as well as the shares which may be issued in payment of the notes or upon the exercise of the warrants or may be resold in the public market. If Epic's registration statement is not declared effective by the Securities and Exchange Commission prior to April 4, 2008, Epic will be required to pay the investors in the December 2007 financing $567,860 every 30 days until the registration statement is declared effective.

      Rodman & Renshaw acted as the lead placement agent for the sale of the common stock, notes and warrants. For its services in this regard, Rodman & Renshaw received $1,849,000 in cash from Epic, as well as warrants to purchase 1,301,151 shares of Epic's common stock, plus $25,000 as reimbursement of its legal expenses. Warrants to purchase 184,333 shares are exercisable at a price of $1.50 per share and warrants to purchase 1,116,818 shares are exercisable at a price of $1.65 per share. Epic paid $235,000 to other placement agents, none of which were affiliated with Epic, participating in the financing.

       Prior to the sale of the convertible notes and warrants, 8,882,502 shares of Epic's common stock were owned by persons other than Epic's officers and directors, the selling shareholders, and affiliates of the selling shareholders.

INFORMATION REGARDING POTENTIAL PROFIT THAT MAY BE REALIZED BY HOLDERS OF CONVERTIBLE NOTES AND WARRANTS

Convertible Notes
-----------------

Closing price of Epic's common stock on December 5, 2007, the date
    the notes were sold                                                  $3.15


Number of shares of Epic's common stock which could be
issued to note holders in payment of principal, assuming
the principal amount of all notes are paid with shares
of Epic's common stock. The number of shares to be issued
in payment of principal will be determined by dividing
the amount to be paid by a price equal to 90% of the
volume weighted average of the trading price of Epic's
common stock for the ten consecutive trading days prior
to the applicable payment date. For purposes of this
calculation, the number of shares was determined by dividing
$20,250,000 by $2.835, which was 90% of the closing price
on December 5, 2007. The actual number of shares which may
be issued as payment of principal will depend on the amount, if any which Epic elects to pay with shares of its common
stock and the future market price of Epic's common stock.            7,142,857


Total dollar value of 7,142,857 shares issuable in payment
of notes, based upon closing price of Epic's common stock
on December, 2007                                                  $22,500,000

Potential profit to note holders, assuming all notes are
    paid with shares common stock at a price of $2.835 per
    share and then resold at a price of $3.15 per share.            $2,250,000

Warrants

Number of warrants issued to:

Note holders:                                                       15,945,853
Placement Agent:                                                     1,116,818

Exercise price of warrants issued to Note holders and Placement Agent    $1.65


Number of shares of Epic's common stock which
    could be issued to Note holders and placement agent,
    assuming all warrants are exercised                             17,062,363

Closing price of Epic's common stock on the date
    the warrants were issued (December 5, 2007)                          $3.15

Total dollar value of shares issuable upon exercise of
warrants, based upon closing price of Epic's common stock
on December 5, 2007                                                $53,746,443

Potential profit to warrant holders, assuming all
17,062,363 warrants issued to the Note holders and the
Placement Agent are exercised at a price of $1.65 per
share and all shares issuable upon the exercise of the
warrants are resold at a price of $3.15 per share.                 $25,593,543

Combined total potential profit to note and warrant holders:

A.   Amount received by Epic from sale of notes:                   $20,250,000

B.   Less placement agent fees (sale of notes only)                 (1,417,500)

C.   Less placement agent expenses (25,000)

D.   Less interest payable over term of notes                       (5,799,357)

E.   Net proceeds to Epic from sale of notes                       $13,008,143

F.   Combined total profit to holders of notes and warrants,
     assuming notes are paid with shares of Epic's common
     stock having a value of $2.835 per share, warrants to
     purchase 17,062,363 shares are exercised at a price of
     $1.65 per share, and shares issuable in payment of the
     notes and exercise of warrants are sold at a price of
     $3.15 per share, which was the closing price of Epic's
     common stock on the date the notes and warrants were sold     $27,843,543

Profit percentage:

     B  +  D  +  F      =    $35,060,400    =  270%
     -------------           -----------
          E

Average profit percentage over term of notes:  54%

Payments to Selling Shareholders and Finders
--------------------------------------------

     The notes bear interest at 10% per year. Beginning December 1, 2008 Epic is required to make quarterly principal payments of $1,265,625. The notes are due on December 5, 2012. Assuming:

     o    Epic makes all required quarterly principal payments,

     o    none of the notes are paid with shares of Epic's common stock, and at maturity, the notes will have been paid in full and Epic will have paid approximately $5,799,000 in interest during the term of the notes.


      During the twelve months ending December 4, 2008 Epic will make mandatory principal payments of $1,265,625 to the note holders and pay approximately $2,002,000 in interest.


      Epic will also be required to pay the holders of the notes and warrants damages in the event Epic does not deliver certificates representing the common stock issuable if the notes are paid with shares of Epic's common stock within three trading days after any due date for the payment of the notes or, if the warrants are exercised, within three trading days after the date the warrants are exercised. The amount of any damages will depend upon:

     o    The number of shares delivered late,

     o    Number  of  trading   days  past  the  third   trading  day  that  the
          certificates are delivered, and

     o If, due to Epic's failure to timely deliver certificates, the amount of any loss suffered by the note or warrant holders if they were forced to buy Epic's common stock in the open market to settle trades.

      The note holders will also be entitled to damages if this prospectus cannot be used by the note holders for ten consecutive calendar days, or fifteen calendar days, during any twelve-month period. The amount of damages will be equal to 2% of the outstanding principal balance of the notes at the end of the ten or fifteen day period, as the case may be.

      Rodman & Renshaw acted as the lead placement agent for the sale of the notes and warrants. For its services in this regard, Rodman & Renshaw received $1,849,000 in cash from Epic, warrants to purchase 1,116,818 shares of Epic's common stock plus $25,000 as reimbursement of its legal and other expenses. Epic paid $235,000 to other placement agents, none of which were affiliated with Epic, participating in the financing. The warrants issued to Rodman & Renshaw are exercisable at a price of $1.65 per share

      Rodman & Renshaw also received a cash commission and warrants for acting as the lead placement agent for the sale of the common stock and warrants sold by Epic in December 2007.

Warrants Held by Other Investors
--------------------------------

    See "Comparative Share Data" for information concerning the terms of warrants held by investors other than those listed in the "Selling Shareholders" section of this prospectus.

Transfer Agent
--------------

         TranShare Corporation
         5105 DTC Parkway, Suite 325
         Greenwood Village, CO 80111
         303-662-1112
         303-662-1113 - Fax

                                  LEGAL MATTERS

      The validity of the securities offered by this prospectus has been passed upon by Hart & Trinen, Denver, Colorado.

                                     EXPERTS

      Effective February 21, 2007 Epic replaced (i.e. dismissed) Comiskey & Company with Malone & Bailey, P.C. as Epic's independent certified public accountants. Comiskey & Company audited Epic's financial statements for the fiscal years ended December 31, 2004 and 2005. During Epic's two most recent fiscal years and subsequent interim period ended February 21, 2007, there were no disagreements with Comiskey & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Comiskey & Company would have caused it to make reference to such disagreements in its report had a reports.

      During the two most recent fiscal years and subsequent interim period ended February 21, 2007, Epic did not consult with Malone & Bailey regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Epic's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.
      The change in Epic's auditors was recommended and approved by the directors of Epic.


      The consolidated financial statements of Epic as of December 31, 2007 and for each of the two years ended December 31, 2007 included in this prospectus have been audited by Malone & Bailey, an independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of the Carnrite Group, LLC as of June 30, 2007 and for the period ended June 30, 2007, included in this prospectus have been audited by Malone & Bailey, an independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Pearl Investment Company (formerly named Pearl Development Company) as of December 31, 2006 and for each of the two years in the period ended December 31, 2006, included in this prospectus have been audited by Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Epic Integrated Solutions LLC as of December 31, 2007 and for the year ended December 31, 2007 and the period ended December 31, 2006 included in this prospectus have been audited by Malone & Bailey, an independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 INDEMNIFICATION

      Epic's bylaws authorize indemnification of a director, officer, employee or agent of Epic against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Epic who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Epic pursuant to the foregoing provisions, Epic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

      Epic is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by Epic can be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding Epic. The address of the SEC's website is http://www.sec.gov.

      Epic has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Epic and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

ITEM 7. FINANCIAL STATEMENTS

The following financial statements and schedules that constitute Item 7 are filed as a part of this annual report.

      Report of Independent Registered Public Accounting Firm

      Consolidated Balance Sheets as of December 31, 2007 and 2006.

      Consolidated Statements of Operations for the years ended December 31, 2007 and 2006.

      Consolidated Statements of Stockholders' Equity for the years ended December 31, 2007 and 2006.

      Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Epic Energy Resources, Inc.
The Woodlands, Texas

We have audited the accompanying consolidated balance sheets of Epic Energy Resources, Inc. (Epic) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of Epic's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Epic is not required to have, nor were we engaged to perform an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Epic's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Epic as of December 31, 2007 and 2006 and the results of operations and cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONE & BAILEY, PC

www.malone-bailey.com
Houston, Texas

April 7, 2008

                           EPIC ENERGY RESOURCES INC.
                           CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                    -----------------------
                   ASSETS                           2007               2006
                                                    ----               ----
CURRENT ASSETS
  Cash and cash equivalents .........          $  3,483,179       $   590,172
  Restricted cash  ..................             3,400,003                 -
  Accounts receivable:
   Billed, net of allowance of $636,000
    and $0, respectively                         11,334,690             4,600
   Unbilled, at estimated net realizable
    value ...............                         3,446,757                 -
  Accounts receivable - other .............         639,500                 -
  Prepaid expenses and other ..............         309,081           120,219
                                               --------------   --------------
       TOTAL CURRENT ASSETS                      22,613,210           714,991
Oil and gas properties (full cost method),
 net of accumulated impairments and depletion
 of $5,259,845 and $3,093,079, respectively:
   Proved ................................        5,247,746         7,354,511
   Unproved ..............................                -            60,000
Other mineral reserves ...................          783,474           783,474
Property and equipment, net of accumulated
 depreciation of $112,119.................       10,596,463                 -
Other assets .............................          209,213                 -
Debt issuance costs, net of accumulated
 amortization of $28,650 .................        1,690,350                 -
Goodwill and intangible assets, net of
 accumulated amortization of $4,902 ......       33,609,064                 -
                                               --------------   --------------
       TOTAL ASSETS ......................     $ 74,749,520     $   8,912,976
                                               ==============   ==============
  LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES

  Accounts payable .......................     $  4,066,368     $      97,630
  Bank overdrafts ........................        3,441,949                 -
  Accrued liabilities ....................        2,949,270             7,346
  Customer deposits ......................        1,357,862                 -
  Current portion of long term debt.......        2,152,832           872,990
  Current portion of capital leases.......        1,055,303                 -
                                               --------------   --------------
    TOTAL CURRENT LIABILITIES                    15,023,584           977,966
Asset retirement obligations .............          132,626           142,343
Long-term debt, net of current portion and
 debt discount of $12,878,572 ............        8,929,037         1,707,676
Capital leases, net of current portion....        4,999,917                 -
                                               --------------   --------------
        TOTAL LIABILITIES...........             29,085,164         2,827,985
                                               --------------   --------------
STOCKHOLDERS' EQUITY
  Common stock, no par value: 100,000,000
   authorized; 42,948,921 and 53,441,601
   shares issued and outstanding at
   December 31, 2007 and December 31, 2006,
   respectively ...                              40,698,806         9,822,605
  Additional paid-in capital..............       13,416,792           330,912
  Accumulated deficit ....................       (8,451,242)       (4,068,526)
                                               --------------   --------------
TOTAL STOCKHOLDERS' EQUITY ...............       45,664,356         6,084,991
                                               --------------   --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 74,749,520     $   8,912,976
                                               ==============   ==============

          See accompanying notes to consolidated financial statements.

                           EPIC ENERGY RESOURCES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Year ended December 31,
                                                     -----------------------
                                                     2007               2006
                                                     ----               ----
  REVENUES
    Consulting fees ....................        $   8,461,022     $     33,190
    Oil and gas revenue ................                9,674           73,073
                                                --------------    -------------
         TOTAL REVENUES ................            8,470,696          106,263

  OPERATING EXPENSES
      General and administrative........            3,857,958          926,301
      Lease operating expenses..........              383,280           59,460
      Professional and subcontracted services       1,127,293                -
      Compensation and benefits.........            2,152,067                -
      Reimbursed expenses ..............            2,103,522                -
      Occupancy, communication and other ....         319,376                -
      Depreciation, depletion and amortization ..     117,021           30,814
     Accretion expense .................                9,212              725
     Impairment of oil and gas properties ....      2,166,766        3,062,265
                                                --------------    -------------
         OPERATING EXPENSES ............           12,236,495        4,079,565

  LOSS FROM OPERATIONS .................           (3,765,799)      (3,973,302)
  OTHER INCOME (EXPENSE)
     Interest and other income                         13,328            3,519
     Interest expense ..................             (610,245)            (431)
                                                --------------    -------------
         OTHER INCOME (EXPENSE) ........             (596,917)           3,088

  NET LOSS BEFORE INCOME  TAXES.........        $  (4,362,716)    $ (3,970,214)
     Provision for income taxes                        20,000                -
                                                --------------    -------------
  NET LOSS .............................        $  (4,382,716)    $ (3,970,214)
                                                ==============    =============

  LOSS PER COMMON SHARE - Basic and Diluted     $       (0.11)    $      (0.10)
  WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - Basic and Diluted ......           38,946,918       38,045,590





          See accompanying notes to consolidated financial statements.

                           EPIC ENERGY RESOURCES INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                   Additional
                                Common Stock        Paid-In      Accumulated
                             Shares      Amount     Capital         Deficit       Total
                             -----------------------------------------------------------
BALANCE, December
 31, 2005                  5,260,000    $ 68,000   $  26,691    $  (98,312)     $ (3,621)
                           =============================================================

Shares issued for cash    44,902,755     903,195     304,221             -     1,207,416
Shares issued for
  services .........          75,000      57,094           -             -        57,094
Shares issued for Kansas
   properties ......       3,200,000   8,480,000           -             -     8,480,000
Shares issued for Oklahoma
    properties .....           3,846      10,000           -             -        10,000
Stock option compensation
   expense ........                -     304,316           -             -       304,316
Net loss for the year
 ended December 31, 2006           -           -           -    (3,970,214)   (3,970,214)
                           --------------------------------------------------------------
BALANCE December
  31, 2006                53,441,601   9,822,605     330,912    (4,068,526)    6,084,991
                           ==============================================================

Amortization of shares
 issued for compensation           -     184,672           -             -       184,672
Amortization of stock
 options and stock bonus           -      76,891           -             -        76,891
Shares retired by
 officers and other      (23,230,655)    (23,741)          -             -       (23,741)
Shares issued for
 services                     43,500     127,100         500             -       127,600
Shares issued for
 cash to private
 investors                   564,500     523,100           -             -       523,100
Shares issued for the
 acquisition of
 Carnrite                  4,914,400  16,217,520           -             -    16,217,520
Shares issued for the
 acquisition of
 Pearl                     1,786,240   5,626,656           -             -     5,626,656
Sale of stock and
 warrants via
 private placement         5,429,335   8,144,003           -             -     8,144,003
Sale of debentures and
 warrants                          -           -  13,085,380             -    13,085,380
Net loss for the year
 ended December
 31, 2007                          -           -           -    (4,382,716)   (4,382,716)

                           --------------------------------------------------------------
BALANCE, December 31,
2007                      42,948,921  $40,698,806 $13,416,792   (8,451,242)  $45,664,356
                           ==============================================================



          See accompanying notes to consolidated financial statements.

                           EPIC ENERGY RESOURCES, INC
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Year Ended December 31,
                                                       2007            2006
                                                       ----            ----
  CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                          $(4,382,716)    $(3,970,214)
  Adjustments  to reconcile  net loss to net cash
  used in operating activities:
  Depreciation, depletion and amortization              145,671          30,814
  Impairment   of   oil   and   gas    properties     2,166,765       3,062,265
  Accretion expense                                       9,212             725
  Shares issued for compensation                        364,922         361,410
  Imputed interest on acquisition                       115,000               -
  Amortization of debt discount                         206,808               -
  Amortization of prepaid assets                        120,219               -
  Changes in operating assets and liabilities:
    Accounts receivable                               1,133,983          (4,600)
    Prepaid expenses and other                          (11,808)       (120,219)
    Accounts payable                                 (2,276,339)         44,012
    Accrued liabilities                                (258,893)              -
                                                  -------------    -------------
       Net  cash  used  in  operating  activities    (2,667,176)       (595,807)
                                                  -------------    -------------
  CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in joint venture                           (22,700)              -
  Increase in restricted cash                        (3,400,003)              -
  Acquisition of oil and gas properties  and
     property and equipment                            (301,777)       (102,100)
  Acquisition of Carnrite, net of cash received          48,727               -
  Acquisition of Pearl, net of  cash received       (20,371,822)
  Increase in other assets                               (4,901)
                                                  -------------    -------------
    Net  cash  used  in  investing  activities      (24,052,476)       (102,100)
                                                  -------------    -------------
  CASH FLOWS FROM FINANCING ACTIVITIES
  Bank overdrafts                                     3,441,949               -
  Payments on debt                                   (2,162,000)        (24,089)
  Proceeds from debt                                 21,384,607         104,752
  Debt issuance costs                                (1,719,000)              -
  Net proceeds from issuance of common stock          8,667,103         903,195
  Capital contributed by stockholders                         -         304,221
                                                  -------------    -------------
    Net cash provided by financing  activities       29,612,659       1,288,079
                                                  -------------    -------------
  NET INCREASE IN CASH AND CASH EQUIVALENTS           2,893,007         590,172
  CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR          590,172               -
                                                  -------------    -------------
  CASH AND CASH EQUIVALENTS, END OF YEAR          $   3,483,179    $    590,172
                                                  =============    =============
  SUPPLEMENTAL CASH FLOW DISCLOSURES:
       Interest paid                              $       5,978    $          -
       Income taxes paid                          $           -    $          -
  NON-CASH INVESTING AND FINANCING ACTIVITIES:
     Oil and gas properties acquired with
         common stock                             $           -    $  8,480,000
     Note payable for oil and gas properties      $     193,777    $  1,707,673
     Acquistion of Pearl with stock               $   5,626,656    $          -
     Acquisition of Carnrite with stock           $  16,217,520    $          -

                See accompanying notes to consolidated financial statements.

                           EPIC ENERGY RESOURCES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Organization and Operations

Epic Energy Resources, Inc ("Epic") was formed in April 2006, completed a purchase of a public shell and began trading under the ticker symbol EPCC.OB in September 2006. Epic acquired certain oil and gas properties in December of 2006 and January 2007. In August 2007, Epic acquired The Carnrite Group ("Carnrite"), an engineering consulting firm focused on the energy industry. In December 2007, Epic acquired Pearl Development Group and its subsidiaries ("Pearl"), also an engineering firm focused on the energy industry. Epic was in the development stage until the acquisition of Carnrite in August 2007. As a result, 2007 is the first year during which the Company is no longer in the development stage.

Epic is engaged primarily in providing engineering, construction management, operations, maintenance, field and project management services to the oil, gas and energy industry. Epic is also engaged in the acquisition, exploration, development, production, and sales of oil, gas and natural gas liquids.

2. Summary of Significant Accounting Policies

Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation. The consolidated financial statements include the accounts of Epic and its controlled subsidiaries. Equity investments in which the Company exercises significant influence, but do not control and are not the primary beneficiary, are accounted for using the equity method of accounting. Investments in which we do not exercise significant influence over the investee are accounted for using the cost method of accounting. Intercompany transactions are eliminated.

Cash and Cash Equivalents. Cash equivalents include demand deposits and money market funds for purposes of the statements of cash flows. The Company considers all highly liquid monetary instruments with original maturities of three months or less to be cash equivalents.

Restricted Cash. The Company had restricted cash in the amount of $3.4 million as of December 31, 2007, all of which was classified as current. Of the $3.4 million, $2.4 million was held in escrow to pay income taxes for the former owners of Pearl and $1 million was held in escrow at year end related to sales of common stock. The Company has chosen to report this restricted cash in investing activities of its Statements of Cash Flows.

Accounts Receivable. Accounts receivable represent amounts due from customers for services performed. Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates, usually within one month. Epic extends various terms to its customers, with payment terms generally 30 days, depending on the customer and country, and does not require collateral. Epic periodically assesses the collectability of its receivables, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the Company provides for an allowance for doubtful accounts equal to the estimated uncollectible amounts.

Business Combinations. Our business combinations are accounted for in accordance with the provisions set forth in Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations, whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to our business combinations involves estimates and judgments by our management that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date. These allocations are made based on management's best estimates and assumptions. In arriving at the fair values of assets acquired and liabilities assumed, we consider the following generally accepted valuation approaches: the cost approach, income approach and market approach. Our estimates may also include assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends.

Full Cost Method of Accounting for Crude Oil and Natural Gas Activities. SEC Regulation S-X defines the financial accounting and reporting standards for companies engaged in crude oil and natural gas activities and use of the full cost method. We have chosen to follow the full cost method under which all costs associated with property acquisition, exploration and development are capitalized. We also capitalize internal costs that can be directly identified with acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities. Effective with the adoption of SFAS No. 143 in 2003, the carrying amount of oil and gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. As a result our financial statements will differ from companies that apply the successful efforts method since we will generally reflect a higher level of capitalized costs as well as a higher depreciation, depletion and amortization rate on our crude oil and natural gas properties.

At the time it was adopted, management believed that the full cost method would be preferable, as earnings tend to be less volatile than under the successful efforts method. However, the full cost method makes us more susceptible to significant non-cash charges during times of volatile commodity prices because the full cost pool may be impaired when prices are low. These charges are not recoverable when prices return to higher levels. Our crude oil and natural gas reserves have a relatively long life. However, temporary drops in commodity prices can have a material impact on our business including impact from the full cost method of accounting.

Ceiling Test. Companies that use the full cost method of accounting for oil and gas exploration and development activities are required to perform a ceiling test each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The test determines a limit, or ceiling, on the book value of oil and gas properties. That limit is basically the after tax present value, based upon a 10% discount rate, of the future net cash flows from proved crude oil and natural gas reserves calculated using constant prices based upon pricing in effect at yearend , excluding future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation write-down." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity and reported earnings. The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for natural gas production. An expense recorded in one period may not be reversed in a subsequent period even though higher crude oil and natural gas prices may have increased the ceiling applicable to the subsequent period.

Estimates of our proved reserves included in this report are prepared in accordance with GAAP and SEC guidelines. The accuracy of a reserve estimate is a function of:

     o    the quality and quantity of available  data;
     o    the  interpretation of that data;
     o    the accuracy of various mandated economic assumptions;
     o    and the judgment of the persons preparing the estimate.

Our proved reserve information included in this report was based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate. It should not be assumed that the present value of future net cash flows is the current market value of our estimated proved reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the balance sheets and a 10% discount rate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the balance sheets.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Excluded Costs. Oil and gas properties include costs that are excluded from capitalized costs being amortized. These amounts represent investments in unproved properties and major development projects. These costs are excluded until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed at least quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized (the DD&A pool).

Property and Equipment. Property and equipment is stated at cost. Equipment under capital leases is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease. Depreciation and amortization is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 10 years, and the related lease terms for leasehold improvements and equipment under capital leases.

Valuation of Intangibles and Long-Lived Assets. Under SFAS No. 142, goodwill and other intangible assets that have indefinite useful lives are not amortized but, instead, must be tested at least annually for impairment, and intangible assets that have finite useful lives are amortized over that life. SFAS No. 142 also provides specific guidance for testing goodwill and other nonamortized intangible assets for impairment. SFAS No. 142 does not allow increases in the carrying value of reporting units that may result to be considered in our impairment test; therefore, we may record goodwill impairments in the future, even when the aggregate fair value of our reporting units and the company as a whole may increase. Goodwill of a reporting unit will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances may include a significant change in business climate or a loss of key personnel, among others. SFAS No. 142 requires that management make certain estimates and assumptions in order to allocate goodwill to reporting units and to determine the fair value of a reporting unit net's assets and liabilities, including, among other things, an assessment of market conditions, projected cash flows, cost of capital and growth rates, which could significantly impact the reported value of goodwill and other intangible assets.

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such asset is necessary. Estimating future cash flows requires significant judgment, and our projections may vary from cash flows eventually realized. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value. In addition, we estimate the useful lives of our long-lived assets and other intangibles. We periodically review factors to determine whether these lives are appropriate.

Customer Deposits. Customer Deposits represent advance payments for procurement of materials for a customer. During 2006, the Company entered into a contractual relationship with a customer to procure engineered materials for a gas plant project. The customer provides funds in a lump sum to the Company to procure the materials for use in the project. The Company recognizes the related cash and a liability in the financial statements for future materials to be purchased as agent for the customer. Any excess funds received are refunded to the customer at the end of the contract.

Asset Retirement Obligations ("ARO"). The estimated costs of restoration and removal of facilities are accrued. The fair value of a liability for an asset's retirement obligation is recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated with the related long-lived asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. For all periods presented, estimated future costs of abandonment and dismantlement are included in the full cost amortization base and are amortized as a component of depletion expense.

Revenue Recognition. Revenues from oil and gas production sales are recognized as revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition," when persuasive evidence of an arrangement exists, fees are fixed or determinable, title has passed (generally upon transmission of oil and gas production), and collection is reasonably assured.

Revenue from consulting services are recognized from consulting engagements when hours are worked, either on a time-and-materials basis or on a fixed-fee basis, depending on the terms and conditions defined at the inception of an engagement with a client. The terms of the contracts with clients are fixed and determinable and may change based upon agreement by both parties. Individual consultants' billing rates are principally based on a multiple of salary and compensation costs. Revenue recognized in excess of billings is recorded as unbilled accounts receivable. Cash collections and invoices generated in excess of revenue recognized are recorded as deferred revenue until the revenue recognition criteria are met. Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included in revenue, and an equivalent amount of reimbursable expenses are included as operating expenses..

Service revenue is received from certain contractual relationships under time and materials type contracts, for which revenue is recognized monthly in the period in which the related time is incurred and as expenses are recognized. Revenues from lump-sum turn-key contracts are recognized upon achievement of contract milestones. Interest income is generated from certain customer prepayments for materials to be procured, received, and paid for on behalf of the customer and is recognized monthly.

Financial Instruments and Concentrations of Credit Risk Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt. We believe the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short-term nature. The fair value of debt is estimated based on the effective interest rate method.

We generally do not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of our financial instruments. We review our warrants and conversion features of the securities we issue as to whether they are freestanding or contain an embedded derivative and, if so, whether they are classified as a liability at each reporting period until the amount is settled and reclassified into equity with changes in fair value recognized in current earnings. We have concluded that certain warrants with embedded conversion features in our debt that are indexed to our common stock, are classified as equity with the offset treated as a discount on the notes. Such financial instruments are initially recorded at fair value and amortized to interest expense during the life of the debt.

We utilize various types of financing to fund our business needs, including debt with warrants attached and other instruments indexed to our stock. The embedded conversion features utilized in these instruments require an initial measurement of the fair value of the derivative, if any. We amortize the discount associated with these warrants to interest expense at each reporting period.

Stock-Based Compensation. We adopted FAS 123(R) upon commencement of operations, which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, based on estimated fair values. SFAS No. 123(R) requires companies to estimate the fair value of share-based awards on the grant date using an option pricing model. We value share-based awards using the Black-Scholes option pricing model. The Black-Scholes model is highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards and the estimated volatility of our stock price.

Income Taxes. We use the asset and liability method of accounting for income taxes, in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. If appropriate, deferred tax assets are reduced by a valuation allowance which reflects expectations of the extent to which such assets will be realized. As of December 31, 2007 and 2006, we had recorded a full valuation allowance for our net deferred tax asset.

On January 1, 2007, we adopted the provisions of FIN 48, "Accounting for Uncertainty in Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we recognize in our consolidated financial statements only those tax positions that are "more-likely-than-not" of being sustained as of the adoption date, based on the technical merits of the position. Because of the recent acquisitions, the Company, has been unable determine the impact of FIN 48 as of December 31, 2007.

Per Share Information. Basic earnings (losses) per share is computed by dividing net income (losses) from continuing operations attributable to common stock by the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of common stock equivalents such as stock options and warrants. Diluted net loss per share is the same as basic net loss per share for all periods presented because potential common stock equivalents were anti-dilutive. Common stock equivalents of 23,828,961, and 1,143,143 at December 31, 2007 and 2006, respectively, were excluded due to their anti-dilutive effect.

Recent Accounting Pronouncements.

In September 2006, the FASB published SFAS No.157, Fair Value Measurements (SFAS
157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Epic does not believe the adoption of SFAS 157 will have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB
Statement No. 115 ("SFAS 159"). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The FASB's stated objective in issuing this standard is as follows:
"to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method;
(ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to instruments and not to portions of instruments.

SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Epic is currently assessing the impact of SFAS 159 on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," which requires the acquiring entity in a business combination to recognize and measure all assets and liabilities assumed in the transaction and any non-controlling interest in the acquiree at fair value as of the acquisition date. SFAS No. 141 (R) also establishes guidance for the measurement of the acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting treatment pre-acquisition gain and loss contingencies, the treatment of acquisition related transaction costs, and the recognition of changes in the acquirer's income tax valuation allowance and deferred taxes. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively as of the beginning of the fiscal year in which the statement is applied. Early adoption is not permitted. SFAS No. 141(R) will be effective for us beginning with the 2009 fiscal year. We are evaluating the potential impact of SFAS No. 141(R), if any, on our financial statements.
In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements -- an amendment of ARB 51," which establishes accounting and reporting standards that require noncontrolling interests to be reported as a component of equity. SFAS No. 160 also requires that changes in a parent's ownership interest while the parent retains its controlling interest be accounted for as equity transactions and that any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively as of the beginning of the fiscal year in which the statement is applied. SFAS No. 160 will be effective for us beginning with the 2009 fiscal year. We are evaluating the potential impact of SFAS No. 160, if any, on our financial statements.

3.  Business Combinations

On August 13, 2007, Epic acquired Carnrite for 4,850,844 shares of its common stock valued at $16,007,785. Of these 4,850,844 shares, 1,673,034 shares were awarded to key employees of Carnrite as retention shares. These shares will be required to be returned to the Company if the employees voluntarily terminate their employment prior to March 28, 2009. In accordance with EITF No. 95-8 "Accounting for Contingent Consideration Paid to the Shareholders for an Acquired Enterprise in a Business Combination", the contingent consideration is considered additional purchase price consideration. In addition, Epic issued 63,556 shares of its common stock valued at $209,735 as a transaction fee to an individual that assisted with the acquisition. The consolidated statement of operations includes the operations of Carnrite for the period from July 1, 2007 through December 31, 2007. Because the actual purchase date for Carnrite was August 13, 2007, imputed interest in the amount of $115,000 was recorded during 2007.

On December 5, 2007, the Company acquired Pearl for 1,786,240 shares of its common stock and cash of $19,020,000. The consolidated statement of operations includes the operations of Pearl for the period from December 1, 2007 through December 31, 2007.

The acquisitions and related transactions were treated as a purchase business combination for accounting purposes, and Carnrite and Pearl's assets acquired and liabilities assumed were recorded at their fair value. The allocations of the purchase price to Carnrite and Pearl's assets and liabilities are only preliminary allocations based on estimates of fair value and will change when the actual fair values are determined. Among the provisions of SFAS No. 141, criteria have been established for determining whether intangible assets should be recognized separately from goodwill. The Company has not made that determination as of December 31, 2007. The Company has one year from the date of acquisition to make the determination.

The aggregate purchase price of Carnrite was $16,217,520 and consisted of 4,914,400 shares of common stock valued at $3.30 per share, the closing price on the day of acquisition. The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on fair values:

                                                  Amount

        Cash                             $         48,227
       Receivables from clients                 1,207,883
       Property and equipment                      26,442
       Other assets                                 4,901
       Goodwill and intangible assets          15,603,264
                                           --------------
                 Total assets acquired         16,890,717
                                           --------------
        Accounts payable                         (311,197)
        Line of credit                           (362,000)
                                          ---------------
               Total liabilities assumed         (673,197)
                                          ---------------
               Net assets acquired          $  16,217,520
                                            =============

The aggregate purchase price of Pearl was $24,646,656 and consisted of 1,786,240 shares of common stock valued at $3.15 per share, the closing price on the day of acquisition, and $19,020,000 of cash. The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on fair values:

                                                             Amount

       Receivables from clients                          $  15,342,447
       Property and equipment                               10,370,559
       Other assets                                            453,314
       Goodwill and intangible assets                       18,135,506
                                                         -------------
                 Total assets acquired                      44,301,826
                                                         -------------
        Accounts payable                                    (5,935,519)
       Bank overdrafts                                      (1,351,822)
       Accrued liabilities                                  (4,538,111)
       Debt                                                 (6,329,718)
       Line of credit                                       (1,500,000)
                                                         --------------
                Total liabilities assumed                  (19,655,170)
                                                         -------------
                Net assets acquired                       $ 24,646,656
                                                          ============

Summarized below is the unaudited pro forma statement of operations for the years ended December 31, 2007 and 2006 had the acquisitions of Carnrite and Pearl taken place as of January 1, 2006:

                                                  Year Ended December 31,
                                                  2007              2006
                                                 -----              ----

      Revenues                                $ 59,295,344     $  34,717,019
      Operating expenses                        60,496,148        34,292,187
      Other income (expense) and taxes          (5,632,082)       (5,035,331)
                 Net loss                    $  (6,832,886)    $  (4,610,499)
                                             -------------     -------------
                 Net loss per share          $       (0.18)    $       (0.12)
                                             -------------     -------------

The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

4. Goodwill and Other Intangible Assets

Approximately $32.6 million of the purchase price related to the Carnrite and Pearl acquisitions has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible assets (See
Note 3 above). In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but instead tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of the goodwill has become impaired, the company will incur an accounting charge for the amount of the impairment during the quarter in which the determination is made. During fiscal year 2007, the Company incurred no impairment charge related to the Goodwill associated with the acquisitions of Carnrite and Pearl.

5. Oil and Gas Properties

In December 2006 Epic acquired a 100% working interest (approximately 82% net revenue interest) in 28,600 acres in Rush County, Kansas. Located on the acreage were 58 producing gas wells with total proved reserves at December 31, 2006 of 3,717 barrels of oil and 2,793,000 Mcf of gas. The acreage and wells were acquired for $100,000 in cash, a $2,500,000 loan from the sellers of the property and 3,200,000 shares of Epic's common stock valued at $8,480,000 using the closing price of Epic's common stock at the inception of the agreement. The $2,500,000 loan bears interest at 10% per year and is payable in 42 equal monthly installments of $72,000. We based the value of the offer on a 2005 engineering reserve report which showed a value of $10.5 million. As of December 31, 2007, the Company had recorded $5,184,911 of ceiling test impairments to the Kansas properties, including $2,122,646 of impairment in 2007 and $3,062,265 of impairment in 2006. The Company recorded $0 and $30,814, respectively, of depletion expense on these properties for the years ended December 31, 2007 and 2006.

In December 2006 Epic acquired a 50% working interest (approximate 40% net revenue interest) in 6,000 acres in Kay County, Oklahoma. Located on the leased acreage were one producing gas well and six shut-in gas wells. For its interest in this prospect, Epic paid $50,000 in cash and issued 3,846 shares of its common stock to the sellers valued at $10,000 using the closing price of Epic's common stock at the inception of the agreement.

6. Other Mineral Reserves

Our proved oil and gas properties in Kansas contain Helium reserves estimated at between 1% and 2% of the proved gas reserves of the property. Installation of Nitrogen Rejection Units (NRU) to harvest the helium from the field is in the final stages of manufacturing and installation. The third party contracted to build, install and operate the NRU units estimates the installation of the units to be completed in May of 2008. Capital costs to build, install and operate the NRU units will be the responsibility of the third party company in exchange for a percentage of the produced natural gas and Helium.

7. Property and Equipment

Property and equipment consisted of the following at December 31, 2007 and 2006:

                                                            December 31,
                                                        2007            2006

      Computer equipment                           $   859,147$             -
      Airplane                                       4,633,347
      Office furniture and equipment                   576,982
      Cd Construction in progress                    2,102,325
      Vehicles                                       2,221,101              -
      Leasehold improvements                           315,680              -
                                                  ------------     -----------
                                                    10,708,582              -

      Less accumulated depreciation and
        amortization                                  (112,119)             -
                                                  ------------     -----------
               Total property and equipment        $10,596,463     $        -
                                                   ===========     ==========

Depreciation expense was approximately $112,119 and $0 for 2007 and 2006, respectively. During the year ended December 31, 2007 the Company disposed of fixed assets and realized a loss of approximately $3,807.

8. Asset Retirement Obligations

The following table indicates the changes to the Company's asset retirement obligations account:

                                                            Amount

      Balance at December 31, 2005                 $             -
       Liabilities incurred                                148,964
       Accretion expense                                       725
                                                    --------------
      Balance at December 31, 2006                         149,689

       Revision in estimated liabilities                   (18,929)
       Accretion expense                                     9,212
                                                     -------------
      Balance December 31, 2007                            139,972

       Current asset retirement obligation                   7,346
       Long-term asset retirement obligation               132,626
                                                       -----------
          Total asset retirement obligation              $ 139,972
                                                         =========

9. Debt and Capital Leases

Debt

In December 2006, Epic borrowed $2,500,000 secured by the Rush County Kansas property. The note is for a term of 42 months pursuant to 10% interest. The monthly principal and interest payment of this note is approximately $72,000. If the cash flow from the property is less than the monthly principal and interest payment, the deficit is added to the principal amount of the note. If the cash flow from the property is greater than the monthly principal and interest, the additional amount reduces the principal of the note.

In December 2007, Epic issued $20,250,000 of 10% Secured Debentures ("Debentures"). The Debentures are due on December 5, 2012, with interest payable quarterly on January 1, April 1, July 1 and October 1 and are secured by liens on all of the Company's assets. Beginning December 1, 2008, the Company is required to make quarterly principal payments of $1,265,625. Any overdue accrued and unpaid interest shall result in a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by law. Prepayment is not allowed without prior written consent of the holders. The purchasers of the notes also received warrants which entitle the holders to purchase up to 15,954,545 shares of the Company's common stock at $1.65 per share. Under the Black Scholes method using an expected life of five years, volatility of 72% and a risk-free interest rate of 3.28%, the Company determined the warrants associated with the debentures had a fair value of $13,085,380 as of the date of the transaction. Such amount was recorded as additional paid in capital with a corresponding amount recorded as a debt discount associated with the debentures. The debt discount is being amortized to interest expense over the life of the debentures, which mature on December 1, 2012. A total of $206,808 of debt discount was amortized to interest expense in 2007.

Debt at December 31, 2007 and 2006 consists of the following:

                                                            December 31,
                                                        ---------------------
                                                        2007            2006
                                                        ----            -----

      Note payable secured by properties acquired   $ 3,710,441     $ 2,486,386
      Notes payable for insurance coverage                    -          94,280
      10% Debentures                                 20,250,000               -
                                                    -----------     ------------
            Total debt                               23,960,441       2,580,666
      Less current maturities                         2,152,832         872,990
                                                    -----------     ------------
           Total long-term debt                    $ 21,807,609     $ 1,707,676
                                                   ============     ===========

Principal maturities of debt obligations are as follows:

            Year ending December 31,                        Amount

                    2008                              $    2,152,832
                    2009                                   6,032,440
                    2010                                   6,885,216
                    2011                                   5,082,671
                    2012                                   3,807,282

Capital Leases

The Company has acquired assets under the provisions of long-term leases. For financial reporting purposes, minimum lease payments relating to the assets have been capitalized. The leases expire between March 1, 2008 and November 27, 2018. Amortization of the leased property is included in depreciation expense. Maturities of capital lease obligations are as follows:

            Year ending December 31,                        Amount

                    2008                               $   1,425,389
                    2009                                   1,188,635
                    2010                                     743,048
                    2011                                     598,825
                    2012                                     598,548
                    Thereafter                             3,502,509
                                                        ------------
            Total minimum lease payments                   8,056,954
            Amount representing interest                  (2,001,734)
                                                         -----------
            Present value of net minimum lease payments    6,055,220
            Less current portion                          (1,055,303)
                                                        ------------
            Long-term capital lease obligation           $ 4,999,917
                                                        ============

The assets under capital lease that are included in property and equipment have cost and accumulated amortization as follows:

                                                            December 31,
                                                       ---------------------
                                                       2007             2006
                                                       ----             -----

      Vehicles - cost                               $ 2,221,101     $         -
      Aircraft - cost                                 4,633,347               -
                                                    -----------     -----------
      Less accumulated amortization                     (84,553)              -
                                                    -----------     -----------
           Total                                    $ 6,769,895     $         -
                                                    ===========     ===========

10. Stockholders' Equity

      Common Stock

On April 4, 2006, Epic signed an agreement for the sale of 44,000,000 shares of common stock to five individuals for an aggregate price of $440. In addition to the shares issued for cash stated above, 902,755 shares of stock were issued in a private offering in December 2006. The total cash received was $902,755. The shares issued were restricted shares in accordance with SEC section 144. In addition to the shares of common stock issued in the private offering, Series A warrants to purchase 212,500 shares of common stock exercisable at $2.00 per share and Series B warrants to purchase 684,600 shares of common stock exercisable at $2.50 per share were issued.

In April 2006 several shareholders loaned Epic $300,000. The loans were unsecured, did not bear interest and were to be cancelled at such time as Epic's common stock became eligible for listing on the OTC Bulletin Board. In September 2006 Epic's common stock was listed on the OTC Bulletin Board, the loans were cancelled, and the $300,000 liability was reclassified as additional paid-in capital.

In December 2006, 75,000 shares of common stock were issued to directors and key employees for services rendered and for services to be rendered over the next 12 months. The fair market value using the closing price of the Epic's stock on the measurement date was $57,094.

In December 2006, 3,200,000 shares of stock were issued to purchase proved oil and gas properties in Rush County, Kansas. Based upon the closing price of Epic's stock on the effective date of the purchase agreement, the value was $8,480,000. Additionally, 3,846 shares were issued in December 2006 for unproved oil and gas properties in Oklahoma. The value of the stock at the time of purchase was $10,000 based upon the closing price of Epic's stock on the agreement effective date.

On March 12, 2007, Epic's Chief Executive Officer and President surrendered to the Company a total of 23,200,000 shares of common stock. This action was taken in order to place the Company in a favorable position to attract the equity and debt financing required to continue to execute its business plan.

During 2007, Epic issued 564,500 shares of unregistered restricted common stock for net proceeds of $523,100 in private placements. There was $40,400 of finder's fees related to these offerings. Epic sold 558,500 of these shares in the form of 279,000 units with each unit consisting of 2 shares of Epic common stock and one Series A Warrant and one Series B Warrant. Each Series A Warrant entitles the holder to purchase one share of the Company's common stock at a price of $2.00 per share at any time prior to December 31, 2007. Each Series B Warrant entitles the holder to purchase one share of the Company's common stock at a price of $2.50 per share at any time prior to October 31, 2009. Both the shares and the shares associated with the warrants are restricted for a one year period.

In August 2007, a total of 3,241,366 shares of restricted common stock were issued in conjunction with the Carnrite acquisition. Up to 1,673,034 additional shares were awarded to key employees of Carnrite as retention shares. See Note 3.

In September and October 2007, a total of 1,786,240 shares of restricted common stock were issued with the acquisition of Pearl. See Note 3.

A total of 43,500 shares were issued to consultants for services rendered with a value of $127,100 during the year ended December 31, 2007.

On December 5, 2007 Epic sold 4,406,334 shares of its common stock to a group of private investors for gross proceeds of $6,609,501, or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 4,406,334 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

On December 31, 2007 Epic sold an additional 1,023,001 shares of its common stock to a group of private investors for gross proceeds of $1,534,502 or $1.50 per share. Of the total proceeds, $634,500 had not been received as of December 31, 2007 and was included in accounts receivable - other. This amount was collected in January 2008. The investors also received warrants which entitle the holders to purchase up to 1,023,001 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

Warrants

In conjunction with the issuance of common stock in December 2006, the Company issued warrants to purchase 897,100 shares of common stock at between $2.00 and $2.50 per share. Under the Black Scholes method using an expected life of two years, volatility of 47% and a risk-free interest rate of 4.9%, the Company determined the fair value of the warrants to be $335,619 as of the date of the transaction. Such amount was recorded as additional paid in capital. In April 2007, the Company issued warrants to purchase 558,000 shares of common stock at between $2.00 and $2.50 per share. Using the Black Scholes method using an expected life of two years, volatility of 47% and a risk-free interest rate of 4.9%, the Company determined the fair value of the warrants to be $145,738 as of the date of the transaction.

In conjunction with the issuance of $20,250,000 of debentures in December 2007, the Company issued warrants to purchase 15,954,545 shares of common stock at $1.65 per share (warrants to purchase an additional 1,116.816 shares were issued to third parties assisting in the transaction). Under the Black Scholes method using an expected life of five years, volatility of 72% and a risk-free interest rate of 3.28%, the Company determined the warrants associated with the debentures had a fair value of $13,085,380 as of the date of the transaction. Such amount was recorded as additional paid in capital with a corresponding amount recorded as a debt discount associated with the debentures. The debt discount is being amortized to interest expense over the life of the debentures, which mature on December 1, 2012. A total of $206,808 of debt discount was amortized to interest expense in 2007.

In conjunction with the issuance of common stock to private equity investors in December 2007, the Company issued warrants to acquire 5,429,335 shares of common stock at $1.50 per share (warrants to purchase an additional 184,333 shares were issued to third parties assisting in the transaction). Under the Black Scholes method using an expected life of five years, volatility of 72% and a risk-free interest rate of 3.28%, the Company determined the fair value of the warrants to be $2,830,307 as of the date of the transaction.

A summary of warrant activity for 2007 and 2006 is as follows:

                                                  Number of
                                                   Warrants           Weighted
                                                  Outstanding         Average
                                                and Exercisable   Exercise Price

  Issued in private placements in December 2006      897,100      $      2.38
                                                 -----------
  Outstanding, December 31, 2006                     897,100      $      2.38
    Issued in private placements in April 2007       558,000      $      2.25
    Issued in private placements in December 2007  5,613,668      $      1.50
    Issued with debentures sold in December 2007  17,071,363      $      1.65
    Expirations                                     (491,500)     $      2.00
                                                  ----------
  Outstanding, December 31, 2007                  23,648,631      $      1.65
                                                  ==========

As of December 31, 2007, the range of warrant prices for shares under warrants, the weighted average remaining contractual life and the aggregate intrinsic value is as follows:

                                              Remaining
                                             Contractual      Aggregate
                       Exercise   Number of    Life (in       Intrinsic
                         Price    Warrants      months)         Value
                       -------    ---------  ------------     ----------

 Series B Warrants$      2.50       963,600      21.5        $   703,428
 Series C Warrants$      1.50     5,613,668      59.0        $ 9,711,646
 Series D Warrants$      1.6    517,071,363      59.0        $26,972,754
                                -----------                  -----------
                                 23,648,631                  $37,387,827
                                 ==========                  ===========

Stock Options

A summary of stock option activity for 2007 and 2006 is as follows:

                                             Number of       Weighted
                                              Options         Average
                                            Outstanding    Exercise Price
                                           ------------    -------------

        Granted  in October 2006               300,000        $  0.50
        Granted  in October 2006               300,000        $  3.00
                                          ------------
      Outstanding, December 31, 2006           600,000        $  1.75
         Granted in July 2007                   65,000        $  3.17
         Granted in December 2007              946,000        $  3.30
                                          ------------
      Outstanding, December 31, 2007         1,611,000        $  2.72
                                           ==========

As of December 31, 2007, the exercise prices, remaining contractual life and aggregate intrinsic value is as follows:

                     Remaining    Outstanding     Aggregate
        Exercise     Number of      Life          Intrinsic
          Price       Shares     (in months)        Value
      ---------------------------------------------------------

       $ 0.50         300,000         10.0        $819,000
       $ 3.00         300,000         10.0        $ 69,000
       $ 3.17          65,000         54.0        $  3,900
       $ 3.30         946,000         60.0        $      -
                    ---------                     --------
                    1,611,000                     $891,900
                    =========                     ========

As of December 31, 2007, there was approximately 2.0 million of total unrecognized compensation cost related to unvested share-based compensation arrangements that is expected to be recognized over a weighted-average period of
4.9 years.

Restricted stock grants consist of the Company's common stock and generally vest after two or three years, with the exception of grants under the Epic Non-employee Director Stock Option Plan, which vest when granted due to the fact that they are granted in lieu of cash payments. All restricted stock grants are cliff-vested. Restricted stock awards are valued at the average market price of the Company's common stock at the date of grant. In December 2007, the Company granted 600,000 shares to two officers under a stock bonus plan. A total of $19,529 was recorded as compensation expense related to these shares.

11. Income Taxes

The Company accounts for income taxes and the related accounts under the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rate expected to be in effect during the year in which the basis differences reverse.

The (provision) for income taxes is comprised of the following:

                                                        December 31,
                                                  -------------------------
                                                      2007         2006
                                                  -------------------------

      Current state                             $ (20,000)     $       -
                                                ---------      ---------
           Provision for income taxes           $ (20,000)     $       -
                                                =========      =========

Deferred income tax assets and liabilities consist of the following:


                                                        December 31,
                                                  -------------------------
                                                      2007         2006
                                                  -------------------------
      Current deferred tax assets:
         Allowance for doubtful accounts          $  216,240    $       -
         Stock options                                17,292

      Non-current deferred tax assets:
         Impairment of oil and gas properties      1,890,666             -
         Other                                        94,357             -
         Net operating loss carryforwards            929,170       225,700
      Total deferred tax assets                    3,147,725       225,700
         Valuation allowance                      (3,147,725)     (225,700)
                                               -------------  ------------
      Net deferred tax assets                  $           -  $          -
                                               =============  ============

A reconciliation of the actual income tax expense recorded to that based upon expected federal tax rates is as follows:


                                                        December 31,
                                                  -------------------------
                                                      2007         2006
                                                  -------------------------

      Expected federal tax benefit                       34%         35%
      Change in valuation allowance                    (34%)      ( 35%)
                                                     -------   ---------
                                                      (  -)%      (  -)%
                                                   =========   =========

SFAS Statement No. 109 requires that the Company reduce its deferred tax assets by a valuation allowance if, based on the weight of the available evidence, it is not more likely than not that all or a portion of a deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. Additionally, the future utilization of the Company's NOL carryforwards to offset future taxable income may be subject to a substantial annual limitation, as a result of ownership changes that may have occurred previously or that could occur in the future. The Company has not yet determined whether such an ownership change has occurred. Based on the judgment of management at this time, a valuation allowance has been recorded on all deferred tax assets recorded on its books.

At December 31, 2007 and 2006, the Company had federal net operating loss carryforwards of approximately $2.7 million and $0.9 million, respectively. The federal tax net operating loss carryforwards will begin to expire in 2015.

In June 2006, the FASB issued FIN 48. Because of the recent acquisitions, the Company has been unable determine the impact of FIN 48 as of December 31, 2007.

12.  Commitments and Contingencies

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company. As of December 31, 2007, management is not aware of any pending or threatened litigation.

13. Operating Leases

The Company's new corporate offices are located in The Woodlands, Texas, in a leased facility consisting of approximately 4,500 square feet requiring monthly lease payments of $12,500 commencing on May 1, 2008.

The offices of Carnrite are located in Houston, Texas. The 1,480 square feet of office space is occupied under a lease requiring rental payments of $2,500 per month through April 2008, $2,750 per month thru April 2009 and $3,000 per month through April 2010. The lease on this space expires in April 2010.

The primary offices of Pearl are located at Lakewood, Colorado. The 30,552 square feet of office space is occupied under a lease requiring rental payments of $42,168 per month. Pearl has eight branch offices and facilities in Colorado, Wyoming, Montana and Utah. The rental for all of the branch offices is approximately $18,900 per month.

The future minimum rental payments under all of these leases for the next five years are summarized below:

        Year Ending December 31                Amount

        2008                               $   941,280
        2009                                   842,004
        2010                                   731,156
        2011                                   589,009
        2012                                   246,303
                                          ------------
             Total                          $3,349,752

14. Segment Reporting

With the acquisition of Carnrite and Pearl in 2007, Epic has two distinct business segments, (1) engineering consulting and (2) oil and gas production. These operating segments were determined based on the nature of the products and services offered. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company's chief executive officer and chief operating officer have been identified as the chief operating decision makers. The Company's chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment. The Company evaluates performance based on several factors, of which the primary measure is business segment operating income. The following information summarizes the operating results of these two segments for the year ended December 31, 2007:

                                         Engineering  Oil and Gas
                                           Segment     Segment      Consolidated
                                         -----------  ------------  ------------

   Revenues                             $ 8,461,022    $    9,674   $ 8,470,696
                                        -----------    ----------   -----------
   Operating expenses:
       General and administrative         1,343,396     2,533,491     3,876,887
       Lease operating expenses                   -       383,280       383,280
       Professional and subcontracted
         services                         1,127,293             -     1,127,293
       Compensation and benefits          2,152,067             -     2,152,067
       Reimbursed expenses.               2,103,522             -     2,103,522
       Occupancy, communication and other   319,376             -       319,376
       Depreciation, depletion and
          amortization                      117,021             -       117,021
       Accretion expense                          -        (9,717)       (9,717)
       Impairment of oil and gas properties       -     2,166,766     2,166,766
            Total operating expenses      7,162,675     5,073,820   12,236,4955
                                        -----------    ----------   -----------
   Income (loss) from operations        $ 1,298,347   $(5,064,146)  $(3,765,799)
                                        ===========   ===========   ===========

   Total assets                         $68,670,788   $ 6,078,732   $74,749,520
                                        ===========   ===========   ===========

15. Subsequent Event

On February 20, 2008, Epic acquired Epic Integrated Solutions, LLC ("Epic Integrated"), an unaffiliated entity, for cash and 1,000,000 shares of its restricted common stock. At closing, Epic paid $600,000 and issued 1,000,000 shares of its common stock to three owners of Epic Integrated. An additional $1,400,000 will be paid to the three owners in periodic installments during 2008 and 2009 should they continue employment with the Company. In accordance with EITF No. 95-8 "Accounting for Contingent Consideration Paid to the Shareholders for an Acquired Enterprise in a Business Combination", the contingent consideration is considered additional purchase price consideration. Summarized below is the unaudited pro forma statement of operations for the years ended December 31, 2007 and 2006 had the acquisitions of Carnrite, Pearl and Epic Integrated taken place as of January 1, 2006:

                                                Year Ended December 31,
                                                2007              2006
                                                ----              ----

      Revenues                              $  62,198,522     $ 35,834,433
      Operating expenses                       63,700,303       35,044,445
      Other income (expense)                   (5,632,107)      (5,035,331)
                                           --------------    --------------
                 Net loss                  $   (6,133,888)   $  (4,245,343)
                                           ==============    =============
                 Net loss per share        $        (0.16)   $       (0.11)
                                           ===============    =============

      On February 21, 2008, Epic entered into a settlement agreement with a third party related to payment of fees in connection with the private placement in December 2007. In exchange for a payment of $300,000 from Epic to this third party, both Epic and the third party agreed to settle any and all claims and disputes between the two parties.

SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

      All of our operations are directly related to oil and gas producing activities located in Kansas and Oklahoma; we did not own or participate in any oil and gas properties prior to January 1, 2006.

         Capitalized Costs Relating to Oil and Gas Producing Activities

     Year Ending December 31                         Amount

     Proved oil and gas properties                $ 10,507,590
     Unproved oil and gas properties                         -
                                                  ------------
          Total capitalized costs.                  10,507,590
     Less: Impairment allowance                     (5,184,911)
     Less: Accumulated depreciation                    (30,814)
                                                  ------------
          Total                                   $  5,291,865
                                                  ============

               Costs Incurred in Oil and Gas Producing Activities

                                                         December 31,
                                                   -----------------------
    Year Ending December 31                         2007             2006
    -----------------------                        -----            -----

    Acquisition of proved properties             $      -         $10,296,526
    Acquisition of unproved properties                  -              60,000
    Development costs                                   -               2,100
    Exploration costs                                   -                   -
    Asset retirement costs recognized under SFAS
      No. 143                                           -             148,964
                                                   ------         -----------
      Total costs incurred                         $    -         $10,507,590
                                                   ======         ===========

             Results of Operations from and Gas Producing Activities

                                                         December 31,
                                                   -----------------------
    Year Ending December 31                         2007             2006
    -----------------------                        -----            -----

                                                 $   9,674       $  73,073
    Production costs and taxes                    (383,280)        (59,460)
    Depreciation and amortization and ARO
      accretion                                     (9,717)        (31,539)
                                                 ---------       ----------
    Results of operations before income taxes     (383,323)        (17,926)
    Provision for income taxes.                          -               -
                                                  ---------       ---------
    Results of oil and gas producing
      activities                                 $(383,323)       $(17,926)
                                                 =========        =========

      The Company has presented the reserve estimates utilizing an oil price of $82.53 per Bbl and a natural gas price of $4.32 per Mcf as of December 31, 2007 and an oil price of $56.32 per Bbl and a natural gas price of $5.02 per Mcf as of December 31, 2006. Information for oil is presented in barrels (Bbl) and for natural gas in thousands of cubic feet (Mcf).

      The estimates of the Company's proved natural gas reserves and related future net cash flows that are presented in the following tables are based upon estimates made by independent petroleum engineering consultants.

      The Company's reserve information was prepared by independent petroleum engineering consultants as of December 31, 2007 and 2006. The Company cautions that there are many inherent uncertainties in estimating proved reserve quantities, projecting future production rates, and timing of development expenditures. Accordingly, these estimates are likely to change as future information becomes available. Proved oil and natural gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves expected to be recovered through existing wells, with existing equipment and operating methods.


      A summary of changes in proved reserve balances is presented below:

                                           Total Proved,     Proved Developed
                                       -----------------------------------------
    Year Ending December 31               BBL        MCF       BBL        MCF
    -----------------------            -----------------------------------------

    Reserves as of January 1, 2006           -                    -
    Purchases of reserves in place       3,717    4,985,197   3,717   2,793,010
    Sale of reserves in place                -            -       -           -
    Extensions and discoveries               -            -       -           -
    Revisions of previous estimates          -            -       -           -
    Production.                              -      (14,879)      -     (14,879)
                                        ------    ---------   -----   ---------
    Reserves at December 31, 2006        3,717    4,970,318   3,717   2,778,131
    Reserves as of January 1, 2006           -            -       -           -
    Purchases of reserves in place           -            -       -           -
    Sale of reserves in place                -            -       -           -
    Extensions and discoveries               -            -       -           -
    Revisions of previous estimates        248       (8,861)    248      (8,861)
    Production                               -            -       -           -
                                        ------    ---------   -----   ---------
    Reserves at December 31, 2007        3,965    4,961,457   3,965   2,769,270
                                        ======    =========   =====   =========

      The following is a standardized measure of the discounted net future cash flows and changes applicable to proved oil and natural gas reserves required by SFAS No. 69, "Disclosures about Oil and Gas Producing Activities". The future cash flows are based on estimated oil and natural gas reserves utilizing prices and costs in effect as of year end, discounted at 10% per year and assuming continuation of existing economic conditions.

      The standardized measure of discounted future net cash flows, in management's opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Company's proved oil and natural gas properties.

      Future income taxes are based on year-end statutory rates, adjusted for net operating loss carry forwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flows. The Standardized Measure of

Discounted Future Net Cash Flows is not intended to represent the replacement cost or fair market value of the Company's oil and natural gas properties.

     Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves at December 31, 2007 and 2006

                                                          December 31,
                                                    ----------------------
                                                      2007            2006
                                                     -----            ----
    Future cash inflows                           $ 21,760,766    $ 25,156,646
    Future costs:
       Production and development costs             (9,953,970)    (11,801,393)
       Future income taxes                          (1,581,106)     (4,231,950)
                                                  ------------    ------------
    Future net cash flows                           10,225,690       9,123,303
     10% annual discount for estimated timing
        of cash flows                               (5,072,004)     (3,960,490)
                                                  ------------    ------------
    Standardized measure of discounted future
       net cash flows                             $  5,153,686    $  5,162,813
                                                  ============    ============


      The following reconciles the change in the standardized measure of discounted future net cash flow during 2007:
                                                     Amount
                                                  --------------

      Beginning of year.                          $  5,162,813
      Sales of oil and gas produced, net
        of production cost                             373,606
      Net changes in sales price, net
        of production costs                         (1,908,930)
      Accretion of discount                            600,074
      Revisions of previous quantity estimates         (20,749)
      Changes in future income tax expense           2,191,697
      Changes in production rates and other         (1,244,825)
                                                  ------------
      End of year                                 $  5,153,686
                                                  ============

                             THE CARNRITE GROUP, LLC

                           FINANCIAL STATEMENTS AS OF

                                  JUNE 30, 2007

             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Shareholders of The Carnrite Group L.L.C.

We have audited the accompanying balance sheet of The Carnrite Group L.L.C. (the "Company") as of June 30, 2007, and the related statements of income, members' equity and cash flows for the period from March 28, 2007 (inception) through June 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Carnrite Group L.L.C. as of June 30, 2007, and the results of its operations and cash flows for the period from March 28, 2007 (inception) through June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

October 29, 2007

                            THE CARNRITE GROUP L.L.C.
                                  Balance Sheet
                                  June 30, 2007



                       ASSETS

CURRENT ASSETS
  Cash and cash equivalents                            $   48,227
  Receivables from clients:
      Billed, net of allowance of $0                      596,473
      Unbilled, at estimated net realizable value         611,410
                                                       -----------
      TOTAL CURRENT ASSETS                              1,256,110

Property and equipment, net                                26,442
Other assets                                                4,901
                                                       ===========
      TOTAL ASSETS                                     $1,287,453

           LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                     $  309,556
  Accounts payable - related party                          1,641
  Lines of credit                                         362,000
                                                       -----------
      TOTAL CURRENT LIABILITIES                           673,197

Non-current liabilities                                         0
                                                       -----------
               TOTAL LIABILITIES                          673,197

Members' Equity                                           614,256

                                                       -----------
        TOTAL LIABILITIES AND MEMBERS' EQUITY          $1,287,453
                                                       ===========





         The accompanying notes are an integral part of these financial statements.

                            THE CARNRITE GROUP L.L.C.
                                Income Statement
      For the period from March 28, 2007 (inception) through June 30, 2007


REVENUES
  Consulting fees                                      $1,222,612
                                                       -----------
      TOTAL REVENUES                                    1,222,612

OPERATING EXPENSES
    Depreciation and amortization expense                   1,089
    Professional and subcontracted services               297,698
    Compensation and benefits                             157,894
    Occupancy, communication and other                    128,961
    General and administrative                             21,858
                                                       -----------
      OPERATING EXPENSES                                  607,500

               INCOME FROM OPERATIONS                     615,112

     Interest expense                                       2,106
                                                       -----------
      OTHER EXPENSES                                        2,106
                                                       -----------
                        NET INCOME                     $  613,006
                                                       ===========




         The accompanying notes are an integral part of these financial statements.

                            THE CARNRITE GROUP L.L.C.
                Statement of Members' Equity For the period from March 28, 2007 (inception) through June 30, 2007



BALANCE, March 28, 2007                 $       -

   Members' contributions                   1,250
   Net income                             613,006
                                        ----------

BALANCE, June 30, 2007                  $ 614,256
                                        ==========













         The accompanying notes are an integral part of these financial statements.

                            THE CARNRITE GROUP L.L.C.
                             Statement of Cash Flows
      For the period from March 28, 2007 (inception) through June 30, 2007



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                           $  613,006
  Adjustments to reconcile net income to
   net cash used in operating activities
  Depreciation and amortization                             1,089
  Changes in operating assets and
   liabilities:
   Accounts receivable                                  (1,207,88)
   Other assets                                            (4,901)
   Accounts payable                                       311,197
                                                       -----------
NET CASH USED IN OPERATING ACTIVITIES                    (287,492)
                                                       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                    (27,531)
                                                        ----------
NET CASH USED IN INVESTING ACTIVITIES                     (27,531)
                                                        ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from members' contributions                      1,250
  Borrowings under lines of credit                        362,000
                                                       -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                 363,250
                                                       -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                  48,227

CASH AND CASH EQUIVALENTS, March 28, 2007                       -
                                                       -----------

CASH AND CASH EQUIVALENTS, June 30, 2007               $   48,227
                                                       ===========



         The accompanying notes are an integral part of these financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business
-----------------------------------

The Carnrite Group L.L.C. (the Company) is a Texas Limited Liability Company focused on providing strategic and operational consulting services to the broad energy industry. The Company's consultants have industry experience that spans the upstream, midstream, downstream, and utility sectors of the energy industry. The Company covers areas that include reservoir management, project management, commodity marketing and trading, financial analysis, acquisition due diligence, and organizational design. The Company is currently engaged with several multi-national companies on assignments both domestically and internationally.

Basis of Presentation
---------------------

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Use of Estimates
----------------

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents
-------------------------

For purposes of the statement of cash flow, cash and cash equivalents include demand deposits, time deposits and short-term liquid investments such as certificates of deposit with a maturity of three months or less when purchased. The Company maintains deposits at one financial institution, the balance of which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation ("FDIC"). However, the Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks from these excess deposits.

Receivables From Clients
------------------------

Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts. Unbilled receivables are stated at net realizable value less an allowance for non-billable amounts.

The Company provides an allowance for doubtful accounts on receivables based on historical collection experience and a specific review of each customer's receivable balance. As of June 30, 2007, management determined that no allowance for doubtful accounts was required based on management's assessment of the collect ability of these items. No accounts were written off during the period from March 28, 2007 (inception) through June 30, 2007.

Property and Equipment
----------------------

Property and equipment consists of office equipment and furniture and are stated at cost. Depreciation is computed on a straight-line basis over estimated useful lives ranging from three to five years.

Impairment
----------

The Company has adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and periodically evaluates, using independent appraisals and projected undiscounted cash flows, the carrying value of its long-lived assets and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment charges during the period from March 28, 2007 (inception) through June 30, 2007.

Revenue Recognition
-------------------

Revenue includes fees primarily generated from consulting services provided. The Company recognizes revenue from these consulting engagements when hours are worked, either on a time-and-materials basis or on a fixed-fee basis, depending on the terms and conditions defined at the inception of an engagement with a client. The terms of the contracts with clients are fixed and determinable and may change based upon agreement by both parties. Individual consultants' billing rates are principally based on a multiple of salary and compensation costs.

Revenue recognized in excess of billings is recorded as unbilled accounts receivable. Cash collections and invoices generated in excess of revenue recognized are recorded as deferred revenue until the revenue recognition criteria are met. Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included in revenue, and an equivalent amount of reimbursable expenses are included in professional and subcontracted services as a cost of revenue.

Income Taxes
------------

The Company is treated as a partnership for federal income tax purposes; therefore, it is not taxed. Under Subchapter K of the Internal Revenue Code, each member is taxed separately on their distributive share of the Company's income whether or not that income is actually distributed.

Fair Value of Financial Instruments
-----------------------------------

In accordance with the reporting requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash, accounts receivable and accounts payable approximate their carrying amounts due to the short maturity of these instruments. The carrying value of short and long-term debt also approximates fair value since their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

Recent Accounting Pronouncements
--------------------------------

In September 2006, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No.157, "Fair Value Measurements" (FAS 157). FAS 157defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The company does not believe the adoption of FAS 157 will have a material impact on its financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109"("FAS 109"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FAS No. 109,"Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006 so it will be effective for the company in first quarter of fiscal year 2008, which begins on January 1, 2008. The Company does not believe the adoption of FIN 48 will have a material impact on its financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statement" ("SAB 108"), which provides guidance on how companies should quantify financial statement misstatements. SAB 108 requires that the effect of misstatements that were not corrected at the end of the prior year be considered in quantifying misstatements in the current-year financial statements. Two techniques were identified as being used by companies in practice to accumulate and quantify misstatements -- the "rollover" approach and the "iron curtain" approach. The rollover approach quantifies a misstatement based on the amount of the misstatement originating in the current-year income statement. Thus, this approach ignores the effects of correcting the portion of the current-year balance sheet misstatement that originated in prior years. The iron curtain approach quantifies a misstatement based on the effects of correcting the cumulative misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year(s) of origination. SAB 108 permits companies to adjust for the cumulative effect of misstatements relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption.

In February 2007, the Financial Accounting Standards Board (the "FASB") issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB Statement No. 115 ("SFAS 159"). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method;
(ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to instruments and not to portions of instruments.

SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements ("SFAS 157"). The Company is currently assessing the impact of SFAS 159 on its financial statements.

NOTE 2 - LINES OF CREDIT

The Company's borrowings consist of two lines of credit.

On May 1, 2007, the Company entered into a line of credit agreement with Compass Bank for a total of $800,000. As of June 30, 2007, the amount outstanding under the line of credit was $312,000. The loan bears interest at 8.25% and matures April 30, 2008. Interest is payable monthly and principal is due at maturity. The credit agreement is secured by all accounts of the Company.

On May 9, 2007, the Company borrowed $50,000 from Carnrite Consolidated Business Enterprises Ltd. ("CCBE"). CCBE is owned by Alan Carnrite (principal director at The Carnrite Group L.L.C.) who had an option to purchase 40% of the Company. The loan bears interest at 8.25% and matures May 15, 2012. The note is callable by the lender at any point. The Company must make principal payments in the amount of 85% of cash in excess of $300,000 at each month end.

NOTE 3 - MEMBERS' EQUITY

On March 28, 2007, the Company issued members' equity to five individuals in exchange for cash of $1,250.

On March 28, 2007, the Company issued an option to Alan G. Carnrite to purchase a 40% membership interest in the Company. The option had an exercise price of $1 and a term of two years. The fair value for the option granted was estimated at the date of grant using the Black-Scholes option-pricing model assuming an expected life of 2.0 years, a risk-free rate of 4.53% and an expected volatility of 100%. The Black-Scholes option-pricing model resulted in a total fair value on the date the option was granted of $499. In August 2007, Alan G. Carnrite exercised the option.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Leases
------

On April 23, 2007, the Company entered into an agreement to lease office facilities and copier in Houston, Texas leased under a twenty-four month operating lease agreement. The agreement expires May 1, 2009, and provides for base monthly rental payments of $2,500 through May 1, 2008, and $2,750 for the final 12 months of the lease. The lease may be renewed for an additional year at the option of the Company at a rate of $3,000 per month. During the period from March 28, 2007 (inception) through June 30, 2007, rent expense totaled $13,183.

Future minimum lease payments for The Carnrite Group operating lease commitments are:

Fiscal                           Lease
Year                             Commitments
----------------------------     ------------------

2008                             $35,240
2009                             14,240
2010                             3,240
2011                             1,215
2012                             0
Thereafter                       0
                                 ------------------
Total                            $     53,935
                                 ==================

We evaluate office capacity on an ongoing basis to meet changing needs in our markets with a goal of minimizing our occupancy expense.

License Fee Commitments under License Agreement
-----------------------------------------------

The Company entered into an agreement to license certain products. These products are databases containing primarily financial data at the industry and company level that is used by the Company in connection with the preparation of presentations, publications, and other materials as part the Company's ordinary business activities. Under the agreement, the Company is obligated to pay quarterly license fees of $5,000, through the term year ending May 15, 2008 and may be renewed on terms agreed to by both parties. As of September 30, 2007, the Company had paid $10,000 of the annual license fees. Under the terms of the agreement, the Company has no obligation beyond May 15, 2008 regarding any fees associated with this licensed products.

Concentrations of Risk
----------------------

As of June 30, 2007, two of the Company's customers accounted for 63% and 29% of total accounts receivable, respectively. For the period from March 28, 2007 (inception) through June 30, 2007, the company's two largest customers accounted for 37% and 15% of total revenues.

NOTE 5 - SUBSEQUENT EVENTS

In August 2007, the Company was acquired by Epic Energy Resources, Inc. ("Epic") for 3,177,812 shares of Epic's restricted common stock. In connection with this acquisition, 1,673,036 additional shares of Epic common stock were issued to key officers of the Company as retention shares that will vest in two years from March 28, 2007, which is the effective date of the acquisition. All or part of these shares will be returned to Epic if one or more officers of the Company voluntarily terminate their employment prior to March 23, 2009.

                            PEARL DEVELOPMENT COMPANY

                           Financial Statements as of

                           December 31, 2006 and 2005

                            PEARL DEVELOPMENT COMPANY

                                Table of Contents


                                                                           Page

Independent Auditors' Report...............................                F-36

Financial Statements

      Balance Sheets.......................................                F-37

      Statements of Income.................................                F-38

      Statement of Changes in Stockholders' Equity.........                F-39

      Statements of Cash Flows.............................                F-40

Notes to Financial Statements..............................                F-41

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
Pearl Development Company
Lakewood, Colorado


We have audited the accompanying balance sheets of Pearl Development Company as of December 31, 2006 and 2005, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pearl Development Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                    Ehrhardt Keefe Steiner & Hottman PC

June 6, 2007
Denver, Colorado

                            PEARL DEVELOPMENT COMPANY

                                 Balance Sheets


                                                            December 31,
                                                      2006                 2005
                                                     ---------------------------
                                     Assets

Current assets
  Cash and cash equivalents                       $   7,369,296    $    279,320
  Accounts receivable - trade                        10,580,513       2,115,067
  Prepaid expenses                                      137,345               -
                                                  --------------   -------------
      Total current assets                           18,087,154       2,394,387
                                                  --------------   -------------
Non-current assets
  Property, plant and equipment, net                  2,669,680         861,479
  Note receivable - related party                       291,871               -
  Deposits                                               28,269             847
                                                  --------------   -------------
      Total non-current assets                        2,989,820         862,326
                                                  --------------   -------------
Total assets                                      $  21,076,974    $  3,256,713
                                                  ==============   =============

         Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable - trade                        $   5,690,259    $    887,291
  Accounts payable - related party                       93,563               -
  Accrued expenses                                      702,806         475,565
  Line-of-credit                                        500,000               -
  Current portion of capital lease obligations          476,976         188,051
                                                  --------------   -------------
      Total current liabilities                       7,463,604       1,550,907
                                                  --------------   -------------
Non-current liabilities
  Capital lease obligations, less current portion       783,193         187,754
  Deposit liability                                   7,485,412               -
                                                  --------------   -------------
      Total non-current liabilities                   8,268,605         187,754
                                                  --------------   -------------
      Total liabilities                              15,732,209       1,738,661
                                                  --------------   -------------
Commitments and contingencies

Stockholders' equity
 Common stock, no par value; 1,000 shares
  authorized, issued and outstanding                          -               -
  Additional paid-in capital                            257,443         257,443
  Retained earnings                                   5,087,322       1,260,609
                                                  --------------   -------------
      Total stockholders' equity                      5,344,765       1,518,052
                                                  --------------   -------------
Total liabilities and stockholders' equity        $  21,076,974    $  3,256,713
                                                  ==============   =============

                       See notes to financial statements.

                            PEARL DEVELOPMENT COMPANY

                              Statements of Income


                                                        For the Years Ended
                                                            December 31,
                                                       2006             2005
                                                      -----------------------

Sales

Service revenue                                       $20,400,823   $ 7,746,651
Reimbursed expenses                                    14,209,933     4,528,032
                                                     -------------  ------------
      Total sales                                      34,610,756    12,274,683
                                                     -------------  ------------

Cost of services (exclusive of depreciation and amortization shown below)

  Reimbursed expenses                                  16,260,146     4,527,963
  Professional services                                   869,494       598,506
  Salaries and employee benefits                        8,765,176     4,713,646
                                                     -------------  ------------
      Total cost of services                           25,894,816     9,840,115
                                                     -------------  ------------
Gross profit                                            8,715,940     2,434,568
                                                     -------------  ------------
General and administrative expenses
  Vehicle expense                                         938,124       474,958
  Marketing, promotion, and communication                 794,148       268,435
  Office expense                                          503,060       208,602
  Insurance                                               410,501       212,342
  Depreciation and amortization                           390,121       241,775
  Professional fees                                       340,392        16,464
  Specialty equipment                                     318,850       111,067
  Other                                                   303,534        19,893
  Aviation expense                                        143,843             -
  Computer software and licenses                          138,385        88,057
  Training                                                 36,848        10,112
                                                     -------------  ------------
      Total general and administrative expenses         4,317,806     1,651,705
                                                     -------------  ------------
Income from operations                                  4,398,134       782,863
                                                     -------------  ------------
Other income (expense)
  Interest expense                                        (59,782)      (42,046)
  Interest income                                         177,233           782
  Loss on disposal of assets                                    -       (22,970)
                                                     -------------  ------------
      Total other income (expense)                        117,451       (64,234)
                                                     -------------  ------------
Net income                                           $  4,515,585   $   718,629
                                                     =============  ============

                       See notes to financial statements.

                            PEARL DEVELOPMENT COMPANY

                  Statement of Changes in Stockholders' Equity
                 For the Years Ended December 31, 2006 and 2005

                                                       Additional                 Total
                                 Common Stock           Paid-in    Retained   Stockholders'
                              Shares        Amount      Capital    Earnings     Equity


Balance - December 31, 2004     1,000     $      -    $ 257,443   $  541,980    $ 799,423

Net income                          -            -            -      718,629      718,629
                              -------     --------    ---------   ----------    ---------

Balance - December 31, 2005     1,000            -      257,443    1,260,609    1,518,052

Distributions to stockholders       -            -            -     (688,872)    (688,872)

Net income                          -            -            -    4,515,585    4,515,585
                              -------     --------    ---------   ----------    ---------
Balance - December 31,
  2006                          1,000     $      -   $  257,443   $5,087,322  $ 5,344,765
                              =======     ========   ==========   ==========  ===========



                       See notes to financial statements.

                            PEARL DEVELOPMENT COMPANY

                            Statements of Cash Flows


                                                      For the Years Ended
                                                         December 31,
                                                    2006                2005
                                                 ----------         ----------
Cash flows from operating activities
  Net income                                     $ 4,515,585        $  718,629
                                                 -----------        ----------
  Adjustments to reconcile net income
   to net cash provided by operating
   activities
   Depreciation and amortization                     390,121           241,775
   Loss on disposal of assets                              -            22,970
   Changes in assets and liabilities
     Accounts receivable - trade                  (8,465,446)       (1,434,134)
     Prepaid expenses                               (137,345)                -
     Deposits                                        (27,422)                -
     Accounts payable - trade                      4,802,968           644,155
     Accounts payable - related party                 93,563                 -
     Accrued expenses                                227,241           286,165
     Deposit liability                             7,485,412                 -
                                                 -----------        ----------
                                                   4,369,092          (239,069)
      Net cash provided by operating activities    8,884,677           479,560
                                                 -----------        ----------

Cash flows from investing activities
  Purchases of property, plant and equipment      (1,132,843)         (123,314)
  Note receivable - related party                   (291,871)                -
                                                  -----------        ----------
      Net cash used in investing activities       (1,424,714)         (123,314)
                                                  -----------        ----------

Cash flows from financing activities
  Distributions to stockholders                     (688,872)                -
  Payments on capital leases                        (181,115)         (179,976)
  Proceeds from line of credit                       500,000                 -
                                                  -----------        ----------
      Net cash used in financing activities         (369,987)         (179,976)
                                                  -----------        ----------

Net increase in cash                               7,089,976           176,270

Cash and cash equivalents - beginning of year        279,320           103,050
                                                   ----------        ----------

Cash and cash equivalents  - end of year         $ 7,369,296         $ 279,320
                                                 ===========         =========

Supplemental disclosure of cash flow information:

      Cash paid for interest for the years ended December 31, 2006 and 2005 was $59,782 and $42,046, respectively.

Supplemental disclosure of non-cash activity:

      The Company entered into capital lease transactions during 2006 and 2005 in the amount of $1,065,479 and $164,760, respectively .

                       See notes to financial statements.

                            PEARL DEVELOPMENT COMPANY

                          Notes to Financial Statements


Note 1 - Description of Business and Summary of Significant Accounting Policies

Pearl Development Company (the Company) provides value added engineering, construction and field consulting services to the natural gas production, gathering, processing, and transportation industry. The Company also supports the production, refinery, petrochemical, and pipeline industries. The Company's expertise involves providing high level, conceptual engineering, construction and field consulting services that improve the profitability of energy industry companies and to provide support and insight to implement projects in a timely and cost effective manner.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of 3 months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions it invests with. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

The Company records trade accounts receivable in the normal course of business related to the sale of services or for reimbursement of expenses. The Company evaluates the collectability of its accounts receivable periodically and has determined that no allowance for doubtful accounts is necessary based on a history of successful collections of amounts due. As such, no allowance for doubtful accounts has been recorded in the accompanying financial statements.

During the years ended December 31, 2006 and 2005, 2 and 4 customers accounted for 78% and 82% of total revenues, respectively. At December 31, 2006 and December 31, 2005, the same customers accounted for 46% and 74% of total accounts receivable, respectively.

Prepaid Expenses

Prepaid expenses consist primarily of software maintenance, rent, deposits and other expenses paid in advance

Property and Equipment

Property and equipment is stated at cost. Equipment under capital leases is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease. Depreciation and amortization is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 10 years, and the related lease terms for leasehold improvements and equipment under capital leases.

                            PEARL DEVELOPMENT COMPANY

                          Notes to Financial Statements


Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Deposit Liability

The deposit liability represents advance payments for procurement of materials for a customer. During 2006, the Company entered into a contractual relationship with a customer to procure engineered materials for a gas plant project. The customer provides funds in a lump sum to the Company to procure the materials for use in the project. The Company recognizes the related cash and a liability in the financial statements for future materials to be purchased as agent for the customer. Any excess funds received shall be refunded to the customer at the end of the contract.

Revenue Recognition

The Company recognizes revenue from four distinct revenue streams. Service revenue is received from certain contractual relationships under time and materials type contracts, for which revenue is recognized monthly in the period in which the related time is incurred and as expenses are recognized. Agent fees revenue is recognized in the period in which related materials are purchased and customers are simultaneously invoiced for reimbursement. Revenues from lump-sum turn-key contracts are recognized upon achievement of contract milestones, based on contracts. Interest income is generated from certain customer prepayments for materials to be procured, received, and paid for on behalf of the customer and is recognized monthly.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2006 and 2005 was $65,508 and $7,908, respectively.

Income Taxes

The Company has elected their tax status in accordance with Subchapter S (S Corporation) of the Internal Revenue Code, as a limited liability corporation
(LLC). As these types of entities are not taxpaying entities for federal or state income tax purposes, no income tax expense or income tax benefit has been recorded in these financial statements. Income or losses are reflected in the stockholders' individual income tax returns.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            PEARL DEVELOPMENT COMPANY

                          Notes to Financial Statements


Note 2 - Notes Receivable - Related Party

During 2006, the Company granted a note receivable in the amount of $290,000 to Pearl Aviation, an affiliated company, to fund the down payment on an airplane. The note receivable accrues interest at 7.5% per annum, and both principal and interest are due and payable on demand. As of December 31, 2006, the Company was owed $291,871 in principal and interest on the note.


Note 3 - Property and Equipment

Property and equipment, including assets under capital leases (Note 6), consist of the following:

                                                           December 31,
                                                        2006          2005
                                                       -----          -----

   Vehicles                                         $1,954,029     $ 565,487
   Software                                            453,649       263,326
   Computer equipment                                  445,642       352,017
   Office equipment                                    327,939       184,684
   Equipment                                           323,978         7,071
   Leasehold improvements                              142,518        76,848
                                                     ---------     ---------
                                                     3,647,755     1,449,433
   Less accumulated depreciation                      (978,075)     (587,954)
                                                     ---------     ---------
                                                    $2,669,680    $  861,479
                                                    ==========    ==========


Note 4 - Accrued Expenses

Accrued expenses consist of the following:

                                                            December 31,
                                                        2006          2005
                                                       -----          -----

   Accrued vacation                                  $ 227,536     $  93,689
   Accrued compensation                                157,783       168,982
   Accrued employee benefits                            93,110        73,106
   Accrued retirement plan                              92,888        27,973
   Accrued sales taxes                                  92,335         8,616
   Accrued payroll taxes                                23,796        91,326
   Accrued expenses                                     15,358        11,873
                                                     ---------     ---------
                                                     $ 702,806     $ 475,565
                                                     =========     =========

                            PEARL DEVELOPMENT COMPANY

                          Notes to Financial Statements

Note 5 - Line-of-Credit

                                                              December 31,
                                                           2006          2005
                                                        -----------------------
$3,000,000  line-of-credit  payable  to  a  bank,  due
 December   2007.   Interest   is  at  7.75%   payable
 monthly.  The line contains  affirmative and negative
 covenants.  It is  Collateralized  by all  assets  of
 the  Company   and   guaranteed   by  the   Company's
 president.                                             $500,000        $     -
                                                        ========        =======


Note 6 - Capital Leases

The Company has acquired assets under the provisions of long-term leases. For financial reporting purposes, minimum lease payments relating to the assets have been capitalized. The leases expire between March 1, 2007 and December 15, 2010. Amortization of the leased property is included in depreciation expense.

The assets under capital lease that are included in property and equipment (Note
3) have cost and accumulated amortization as follows:

                                                             December 31,
                                                          2006          2005
                                                       -----------------------
   Vehicles - cost                                   $ 1,954,029     $ 565,487
   Less accumulated amortization                        (392,366)     (149,413)
                                                     -----------     ----------
                                                     $ 1,561,663     $  416,074
                                                     ===========     ==========

Maturities of capital lease obligations are as follows:

   Year Ending December 31,
           2007                                         $     558,887
           2008                                               538,100
           2009                                               277,856
           2010                                                16,855
                                                        -------------
           Total minimum lease payments                     1,391,698
           Amount representing interest                      (131,529)
                                                        -------------
           Present value of net minimum lease payments      1,260,169
           Less current portion                              (476,976)
                                                        -------------

           Long-term capital lease obligation           $     783,193
                                                        =============

                            PEARL DEVELOPMENT COMPANY

                          Notes to Financial Statements


Note 7 - Related Party Transactions

The Company has a note receivable from Pearl Aviation, an affiliated company, related to a loan for the down payment and related closing costs for the purchase of a Cessna Jet in the amount of $290,000 plus accrued interest of $1,871 for a balance of $291,871 at December 31, 2006.

The Company owes $93,563 to Pearl Development - Australia, an affiliated company, related to reimbursable expenses.

The Company is named guarantor of the aircraft loan between Pearl Aviation and Cessna Financial in the approximate amount of $4,800,000.


Note 8 - Commitments and Contingencies

Operating Leases

The Company leases facilities, equipment and vehicles under non-cancelable operating leases. Rent expense for these leases was:

   Year Ended December 31,

           2006                                         $     330,303
           2005                                         $     189,005

Future minimum lease payments under these leases are approximately as follows:

   Year Ending December 31,
           2007                                         $     391,555
           2008                                               390,897
           2009                                               394,138
           2010                                               299,390
           2011                                               172,860
                                                        -------------
                                                        $   1,648,840

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company. As of December 31, 2006, management is not aware of any pending or threatened litigation.

Note 9 - Subsequent Events

As of January 1, 2007, the Company implemented a reorganization plan to better manage the risks and cross-liabilities of the Company's various business units and to allow each business unit to focus on its core business and operations. As part of the reorganization plan, the Company formally changed its name to "Pearl Investment Company," and formed the following Colorado entities which are owned by the Company or are under common ownership or control with the Company: "Pearl Development Company, LLC"; "Pearl Field Services, LLC"; "Pearl Process Systems, LLC"; "Pearl Group Management, LLC"; and "Pearl Construction Company, LLC."

                            PEARL INVESTMENT COMPANY

              Unaudited Condensed Consolidated Financial Statements
                               September 30, 2007

                            PEARL INVESTMENT COMPANY

                                Table of Contents

                                                                        Page

Financial Statements

   Condensed Consolidated Balance Sheet (Unaudited)......................F-49

   Condensed Consolidated Statements of Income (Unaudited)...............F-50

   Condensed Consolidated Statements of Cash Flows (Unaudited)...........F-51

Notes to Unaudited Condensed Consolidated Financial Statements...........F-52

                            PEARL INVESTMENT COMPANY

                      Condensed Consolidated Balance Sheet
                                   (unaudited)

                                                     September 30,
                                                         2007
Assets
Current assets
  Cash and cash equivalents                             $       -

  Accounts receivable - trade                          13,477,185
  Accounts receivable - related party                      80,000
  Prepaid expenses                                        267,297
                                                       ----------
      Total current assets                             13,824,482
                                                       -----------

Non-current assets
  Property and equipment, net                           9,940,691
  Intangible assets                                     1,000,000
  Deposits                                                184,312
                                                        ---------
      Total non-current assets                         11,125,003
                                                       -----------
Total assets                                          $24,949,485
                                                      ============

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable - trade                            $ 4,003,767
  Bank overdrafts                                         889,993
  Accrued expenses                                      1,238,391
  Line of credit                                        1,000,000
  Current portion of capital lease obligations          1,576,091
                                                       ----------
      Total current liabilities                         8,708,242
                                                       ----------
 Non-current liabilities

  Capital lease obligations, less current portion       5,572,732
   Deposit liability                                    3,034,419
                                                       ----------
      Total non-current liabilities                     8,607,151
                                                       ----------
      Total liabilities                                17,315,393
                                                       ----------

Stockholders' equity
  Common stock, no par value; 1,000 shares authorized, issued
  and outstanding                                               -
  Additional paid-in-capital                              257,463
  Retained earnings                                     7,376,629
                                                        ---------
      Total stockholders' equity                        7,634,092
                                                       ----------

Total liabilities and stockholders' equity             24,949,485
                                                       ==========

                  See notes to unaudited financial statements.

                            PEARL INVESTMENT COMPANY
                  Condensed Consolidated Statements of Income
                                   (unaudited)


                                                           Nine Months Ended
                                                             September 30,
                                                          2007          2006
                                                     -----------------------
Sales
  Revenue                                            $37,575,940    $23,200,162
                                                     -----------    -----------
      Total sales                                     37,575,940     23,200,162
                                                     -----------    -----------
Cost of services
  Reimbursed expenses                                 15,239,550     10,595,767
  Professional services                                  643,513        760,689
  Salaries and employee benefits                      12,784,682      5,531,756
                                                     -----------     ----------
      Total cost of services                          28,667,745     16,888,212
                                                     -----------     -----------
Gross profit                                           8,908,195      6,311,949
                                                     -----------     -----------
General and administrative expenses
  Vehicle expense                                        738,336        669,809
  Marketing, promotion, and communication                945,258        396,645
  Office expense                                         896,565        340,132
  Insurance                                              578,541        313,748
  Depreciation and amortization                          886,697        212,500
  Professional fees                                      715,846         80,569
  Specialty equipment                                    189,900        156,647
  Other                                                  (20,052)        26,740
  Aviation expense                                       673,024              0
  Computer software and licenses                         189,074        113,994
  Training                                                95,437         23,881
                                                     -----------      ----------
      Total general and administrative expenses        5,888,626      2,334,665
                                                     -----------      ---------
Income from operations                                 3,019,569      3,977,285
                                                     -----------      ----------
Other income (expense)
  Interest expense                                     (347,170)        (38,568)
  Interest income                                        193,712         75,896
  Other income                                             3,578              0
                                                     -----------      ---------
      Total other income (expense)                     (149,880)         37,328
                                                     -----------     ----------
Net income                                           $ 2,869,689     $4,014,613
                                                     ===========     ==========

                            PEARL INVESTMENT COMPANY

                 Condensed Consolidated Statements of Cash Flows
                                   (unaudited)

                                                          Nine Months Ended
                                                            September 30,
                                                          -----------------
                                                          2007         2006
Cash flows from operating activities
  Net income                                           $2,869,689   $4,014,613
  Adjustments to reconcile net income to net
  cash provided by (used in) operating
activities
    Depreciation and amortization                         886,697      212,500
    Changes in assets and liabilities
      Accounts receivable - trade                      (2,896,672)  (3,103,282)
      Accounts receivable - related party                 (80,000)           -
      Prepaid expenses                                   (129,952)     (95,833)
      Deposits                                           (156,043)     (19,887)
      Accounts payable - trade                         (1,780,055)   1,547,516
      Accounts payable - related party                          -            -
      Accrued expenses                                    535,585        3,104
      Deposit liability                                (4,450,993)   6,504,617
                                                      -----------    ---------
    Net cash provided by (used in)
      operating activities                             (5,201,744)   9,063,348

Cash flows from investing activities
  Purchases of property and equipment                  (1,558,041)    (777,862)
  Intangible assets - patent technology                (1,000,000)           0
  Collections on notes receivable - related party         291,871            0
                                                        ---------     ---------
      Net cash used in investing activities            (2,266,170)    (777,862)

Cash flows from financing activities
  Net proceeds from line of credit                        500,000             0
  Payments on capital leases                             (711,013)     (135,836)
  Net increase in bank overdrafts                         889,993             -
  Distributions to stockholders                          (580,362)     (196,923)
                                                       ----------     ---------
      Net cash provided by (used in) financing             98,618      (332,759)
         activities                                    ----------     ---------

Net increase (decrease) in cash and cash
equivalents                                            (7,369,296)    7,952,727
Cash and cash equivalents - beginning of period         7,369,296       279,320
                                                       ----------     ---------
Cash and cash equivalents - end of period              $        -    $8,232,047
                                                       ==========    ==========

Supplemental disclosure of cash flow information:

      Cash paid for interest for the nine months ended September 30, 2007 and 2006 was $347,170 and $38,568, respectively.

Supplemental disclosure of non-cash investing and financing activity:

      The Company entered into capital lease transactions during the first nine months of 2007 and 2006 in the approximate amount of $6,600,000 and $857,000 respectively.

                  See notes to unaudited financial statements.

                            PEARL INVESTMENT COMPANY

               Notes to Unaudited Condensed Consolidated Financial Statements


Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Business

Pearl Investment Company (the "Company"), formerly known as Pearl Development Company, provides value added engineering, construction and field consulting services to the natural gas production, gathering, processing, and transportation industry. The Company also supports the production, refinery, petrochemical, and pipeline industries. The Company's expertise involves providing high level, conceptual engineering, construction and field consulting services that improve the profitability of energy industry companies and to provide support and insight to implement projects in a timely and cost effective manner.

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company included herein have been prepared by the Company's management, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and, in the opinion of management, reflect all adjustments necessary to present a fair statement of operations, financial position and cash flows. The Company's management believes that the disclosures are adequate and the information presented is not misleading, although certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The accompanying condensed consolidated financial statements should be read in conjunction with the financial statements and notes of Pearl Development Company for the year ended December 31, 2006.

The accompanying condensed consolidated financial statements include the accounts of our wholly-owned subsidiaries: Pearl Development Company, LLC, Pearl Field Services, LLC, Pearl Group Management, LLC, Pearl Process Systems, LLC, Pearl Construction Company, LLC and Pearl Aviation, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Fair Value of Financial Instruments

In accordance with the reporting requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash, accounts receivable and accounts payable approximate their carrying amounts due to the short maturity of these instruments. The carrying value of the line of credit and short and long-term capital lease obligations also approximates fair value since their terms are similar to those in the lending market for comparable debt and capital leases with comparable risks. None of these instruments are held for trading purposes.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No.157, "Fair Value Measurements" (FAS 157). FAS 157defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company does not believe the adoption of FAS 157 will have a material impact on its financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FAS 109"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FAS No. 109,"Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006 so it was effective for the Company in first quarter of fiscal year 2007, which began on January 1, 2007. The adoption of FIN 48 did not have a material impact on the Company's financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statement" ("SAB 108"), which provides guidance on how companies should quantify financial statement misstatements. SAB 108 requires that the effect of misstatements that were not corrected at the end of the prior year be considered in quantifying misstatements in the current-year financial statements. Two techniques were identified as being used by companies in practice to accumulate and quantify misstatements -- the "rollover" approach and the "iron curtain" approach. The rollover approach quantifies a misstatement based on the amount of the misstatement originating in the current-year income statement. Thus, this approach ignores the effects of correcting the portion of the current-year balance sheet misstatement that originated in prior years. The iron curtain approach quantifies a misstatement based on the effects of correcting the cumulative misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year(s) of origination. SAB 108 permits companies to adjust for the cumulative effect of misstatements relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption.

In February 2007, the Financial Accounting Standards Board (the "FASB") issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB Statement No. 115 ("SFAS 159"). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method;
(ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to instruments and not to portions of instruments.

SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements ("SFAS 157"). The Company's management is currently assessing the impact of SFAS 159 on its financial statements.

Note 2 - Capital Leases

The Company has acquired assets under the provisions of long-term leases. For financial reporting purposes, minimum lease payments relating to the assets have been capitalized. The leases expire between March 1, 2007 and November 27, 2018. Amortization of the leased property is included in depreciation expense.

The assets under capital lease that are included in property and equipment (Note
3) have cost and accumulated amortization as follows:

                                                              September 30,
                                                           2007          2006
                                                        -----------------------
   Vehicles - cost                                     $2,447,688    $1,613,665
   Less accumulated amortization                         (267,429)     (331,628)
                                                        -----------------------
                                                       $2,180,259    $1,282,037
                                                        =======================

Maturities of capital lease obligations are as follows:

   Twelve months ending September 30,
           2008                                         $   1,890,402
           2009                                             1,572,011
           2010                                               960,471
           2011                                               651,407
                  Thereafter                                4,198,501
                                                        -------------
           Total minimum lease payments                     9,272,792
           Amount representing interest                    (2,123,969)
                                                        -------------
           Present value of net minimum lease payments      7,148,823
           Less current portion                            (1,576,091)
                                                        -------------
           Long-term capital lease obligation              $5,572,732
                                                           ==========

Note 3 - Subsequent Events

In December 2007, the Company was acquired by Epic Energy Resources, Inc. for 1,486,240 shares of its restricted common stock and $18,720,000 in cash. The 1,486,240 shares are restricted securities as that term is defined in Rule 144 of the Securities and Exchange Commission. Up to 3,313,760 additional shares may be issued in the future to key employees and officers of Pearl Investment Company subject to certain vesting requirements.

                        EPIC INTEGRATED SOLUTIONS L.L.C.

                          INDEX TO FINANCIAL STATEMENTS


                                                                    Page

Report of Independent Registered Public Accounting Firm              F-2

Balance Sheets - December 31, 2007 and 2006                          F-3

Income Statements - for the year ended December 31, 2007
  and period from March 29, 2006 (inception) through
  December 31, 2006                                                  F-4

Statement of Members' Equity - for period from March 29,
  2006 (inception) through December 31, 2007                         F-5

Statements of Cash Flows - for the year ended December 31, 2007 and period from March 29, 2006 (inception) through
  December 31, 2006                                                  F-6

Notes to Financial Statements                                        F-7

             Report of Independent Registered Public Accounting Firm


To the Members of
Epic Integrated Solutions L.L.C.
Houston, Texas

We have audited the accompanying balance sheets of Epic Integrated Solutions L.L.C. (the "Company") as of December 31, 2007 and 2006, and the related statements of income and members' equity and cash flows for the year ended December 31, 2007 and the period from March 29, 2006 (inception) through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Epic Integrated Solutions L.L.C. as of December 31, 2007 and 2006, and the results of its operations and cash flow for the year ended December 31, 2007 and the period from March 29, 2006 (inception) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.


/s/ Malone & Bailey, PC

www.malone-bailey.com
Houston, Texas

March 20,  2008

                        EPIC INTEGRATED SOLUTIONS L.L.C.
                                 Balance Sheets

                                              December 31,  December 31,
                                                 2007           2006
                                             ------------   ------------
                  ASSETS
CURRENT ASSETS
  Cash and cash equivalents                   $  635,037    $ 283,005

  Accounts receivable:
      Billed, net of allowance of $0             232,798      125,911
                                           ---------------------------
      TOTAL CURRENT ASSETS                       867,835      408,916

Property and equipment, net                      116,565       35,677
Other assets                                       5,086            -
                                           ---------------------------
      TOTAL ASSETS                             $ 989,486    $ 444,593
                                           ===========================

     LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                             $  72,739    $  75,269
  Accrued liabilities                              4,593          168
                                           ---------------------------
      TOTAL CURRENT LIABILITIES                   77,332       75,437
                                           ---------------------------
               TOTAL LIABILITIES                  77,332       75,437
                                           ---------------------------
MEMBERS' EQUITY
               TOTAL MEMBERS' EQUITY             912,154      369,156
                                           ---------------------------
TOTAL LIABILITIES AND MEMBERS' EQUITY         $  989,486    $ 444,593
                                           ===========================



   The accompanying notes are an integral part of these financial statements.

                        EPIC INTEGRATED SOLUTIONS L.L.C.
                                Income Statements

                                                        For the period from
                                                           March 29, 2006
                                       For the year      (inception) ended
                                       December 31,     through December 31,
                                          2007                  2006
                                    ---------------     ---------------------
REVENUES
  Consulting fees                      $ 2,800,624          $ 1,045,497

  Unbilled revenue                          14,095               45,000
  Reimbursed expenses
                                            88,459               26,917
                                    --------------          -----------
      TOTAL REVENUES                     2,903,178            1,117,414

OPERATING EXPENSES
    General and administrative             242,208               47,944
    Professional and subcontracted
       services                          1,321,000              414,025
    Compensation and benefits              609,706              289,152
    Depreciation and amortization           31,241                1,137
                                    --------------          -----------
      OPERATING EXPENSES                 2,204,155              752,258

INCOME FROM OPERATIONS                     699,023              365,156

OTHER INCOME (EXPENSE)
   Interest expense                            (25)                   -
                                    --------------          -----------
      OTHER INCOME (EXPENSE)                   (25)                   -

NET INCOME                            $    698,998           $  365,156
                                    ==============          ===========








   The accompanying notes are an integral part of these financial statements.

                        EPIC INTEGRATED SOLUTIONS L.L.C.
                          Statement of Members' Equity
    For the Period from March 29, 2006 (Inception) Through December 31, 2007



               Balance March 29, 2006 (inception)               -
               Member Contributions                         4,000
               Net Income                                 365,156
                                                     ------------
                                                     ------------
               Balance December 31, 2006                  369,156
               Member Distributions                      (156,000)
               Net Income                                 698,998
                                                     ------------
               Balance December 31, 2007                  912,154
                                                     ============
















   The accompanying notes are an integral part of these financial statements.

                        EPIC INTEGRATED SOLUTIONS L.L.C.
                            Statements of Cash Flows


                                                            For the period from
                                                               March 29, 2006
                                             For the year   (inception) ended
                                             December 31,   through December 31,
                                                2007              2006
                                          ---------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                    $  698,998        $ 365,156
Adjustments  to reconcile  net income to net
cash provided by operating activities:
  Depreciation and amortization                   31,241            1,137
  Accounts receivable                           (106,887)        (125,911)
  Accounts payable                                (2,529)          75,269
  Accrued liabilities                              4,425              168
                                             -----------         --------
   Net cash provided by operating activities     625,248          315,819
                                             -----------         --------
CASH FLOWS FROM INVESTING ACTIVITIES
Deposits                                          (5,086)               -
Acquisition of property and equipment           (112,130)         (36,814)
                                             -----------         --------
    Net cash used in investing activities
                                                (117,216)         (36,814)
                                             -----------         --------
CASH FLOWS FROM FINANCING ACTIVITIES
Member contributions (distributions)            (156,000)           4,000
                                             -----------         --------
   Net cash provided by (used in) financing
      activities                                (156,000)           4,000
                                             -----------         --------
NET INCREASE IN CASH AND CASH EQUIVALENTS        352,032          283,005

CASH AND CASH EQUIVALENTS, BEGINNING OF
   PERIOD                                        283,005                -
                                             -----------         --------
CASH AND CASH EQUIVALENTS, END OF PERIOD      $  635,037        $ 283,005
                                             ===========        =========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
     Interest paid                            $       25        $       -
     Income taxes paid                                   -              -






   The accompanying notes are an integral part of these financial statements.

                        EPIC INTEGRATED SOLUTIONS L.L.C.
                          Notes to Financial Statements
                                December 31, 2007



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

Epic Integrated Solutions L.L.C. (the Company) is a Texas Limited Liability Company focused on providing strategic and operational consulting services to the broad energy industry. The Company's consultants have industry experience that spans the upstream, midstream, downstream, and utility sectors of the energy industry. The company covers areas that include reservoir management, project management, commodity marketing and trading, financial analysis, acquisition due diligence, and organizational design. The Company is currently engaged with several multi-national companies on assignments both domestically and internationally.

Basis of Presentation

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flow, cash and cash equivalents include demand deposits, time deposits and short-term liquid investments such as certificates of deposit with a maturity of three months or less when purchased. The Company maintains deposits at one financial institution, the balance of which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation ("FDIC"). However, the Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks from these excess deposits.

Receivables From Clients

Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts. Unbilled receivables are stated at net realizable value less an allowance for non-billable amounts.

The Company provides an allowance for doubtful accounts on receivables based on historical collection experience and a specific review of each customer's receivable balance. As of December 31, 2007 and 2006, management determined that no allowance for doubtful accounts was required based on management's assessment of the collectability of these items. No accounts were written off during the periods ended December 31, 2007 and 2006.

Property and Equipment

Property and equipment consists of office equipment, furniture and software and are stated at cost. Depreciation is computed on a straight-line basis over estimated useful lives ranging from three to five years.

Impairment

The Company has adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and periodically evaluates, using independent appraisals and projected undiscounted cash flows, the carrying value of its long-lived assets and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment charges during the periods ended December 31, 2007 and 2006.

Revenue Recognition

Revenue includes fees primarily generated from consulting services provided. The Company recognizes revenue from these consulting engagements when hours are worked, either on a time-and-materials basis or on a fixed-fee basis, depending on the terms and conditions defined at the inception of an engagement with a client. The terms of the contracts with clients are fixed and determinable and may change based upon agreement by both parties. Individual consultants' billing rates are principally based on a multiple of salary and compensation costs.

Revenue recognized in excess of billings is recorded as unbilled accounts receivable. Cash collections and invoices generated in excess of revenue recognized are recorded as deferred revenue until the revenue recognition criteria are met. Client reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included in revenue, and an equivalent amount of reimbursable expenses are included in professional and subcontracted services as a cost of revenue.

Income Taxes

The Company is treated as a partnership for federal income tax purposes; therefore, it is not taxed. Under Subchapter K of the Internal Revenue Code, each member is taxed separately on their distributive share of the Company's income whether or not that income is actually distributed.

Fair Value of Financial Instruments

In accordance with the reporting requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash, accounts receivable and accounts payable approximate their carrying amounts due to the short maturity of these instruments. The carrying value of short and long-term debt also approximates fair value since their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

Retirement Benefits Plan

On January 1, 2007, the Company adopted a qualified, defined contribution retirement plan with a 401(k) salary deferral feature that covers substantially all of its employees who meet certain requirements. Under the terms of the plan, employees may contribute up to the total dollar limit that is set by law and the Company will provide a matching contribution of 4% of 100% of gross earnings contributed by the participants. The Company may, at its option, make additional contributions. The terms of the plan provide for vesting in the Company's matching contributions using the three-year cliff method.

In 2007, one eligible employee elected to contribute into the plan. The Company expensed contributions for the retirement plan of $620 for the year ended December 31, 2007.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No.157, "Fair Value Measurements" (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The company does not believe the adoption of FAS 157 will have a material impact on its financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statement" ("SAB 108"), which provides guidance on how companies should quantify financial statement misstatements. SAB 108 requires that the effect of misstatements that were not corrected at the end of the prior year be considered in quantifying misstatements in the current-year financial statements. Two techniques were identified as being used by companies in practice to accumulate and quantify misstatements -- the "rollover" approach and the "iron curtain" approach. The rollover approach quantifies a misstatement based on the amount of the misstatement originating in the current-year income statement. Thus, this approach ignores the effects of correcting the portion of the current-year balance sheet misstatement that originated in prior years. The iron curtain approach quantifies a misstatement based on the effects of correcting the cumulative misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year(s) of origination. SAB 108 permits companies to adjust for the cumulative effect of misstatements relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption.

In February 2007, the Financial Accounting Standards Board (the "FASB") issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -- Including an Amendment of FASB Statement No. 115 ("SFAS 159"). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method;
(ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to instruments and not to portions of instruments.

SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements ("SFAS 157"). We are currently assessing the impact of SFAS 159 on our financial statements.

NOTE 2 - LINES OF CREDIT

The Company has a $210,000 unsecured line of credit with a bank with an interest rate set at the bank prime (7.75% per annum at loan date) plus 1% per annum, payable monthly, that expires October 3, 2008. As of December 31, 2007, the Company has not borrowed against this line of credit.

NOTE 3 - MEMBERS' EQUITY

On April 1, 2006, the Company issued members' equity to three individuals in exchange for cash of $4,000.

On April 20, 2007, distributions of $156,000 were made to the three equity members of the Company in accordance with the equity percentages in the LLC agreement.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Leases

On December 20, 2007, the Company entered into an agreement to lease office facilities in The Woodlands, Texas under a twenty-four month operating lease agreement. The agreement expires December 18, 2009, and provides for base monthly rental payments of $5,086 through December 18, 2009 with pro rata portion of any short months at the beginning and end of the lease term.

Future minimum lease payments for Epic Integrated Solutions operating lease commitments are:

                  Fiscal         Lease
                   Year       Commitments
                ---------     ------------
                    2008       $ 61,035
                    2009         61,035
                    2010              -
                    2011              -
                    2012              -
                Thereafter            -
                                -------
                  Total        $122,070
                               ========

Exclusivity Agreement

On February 19, 2007, the Company entered into an agreement with Common Point, Inc for exclusive rights to Common Point's OpSim Insight Training product ("OpSim"). The agreement expires February 18, 2009, and provides for the Company to pay twenty two thousand five hundred ($22,500) dollars to Common Point every 6 months from the date of the agreement, provided however, that Epic will cease all future payments if and when Epic provides seven hundred fifty thousand ($750,000) in revenue to Common Point through sales, service or otherwise. For the year ended December 31, 2007 Epic paid $45,000 to Common Point under the agreement. This amount was classified as an operating expense on the income statement.




Future maximum payments for Epic Integrated Solutions exclusivity commitments for OpSim are:

                 Fiscal       Exclusivity
                  Year        Commitments
               ------------   ------------
                  2008         $45,000
               Thereafter            -
                               -------
                  Total        $45,000
                               =======

Concentrations of Risk

As of December 31, 2007, three of the Company's customers accounted for 41%, 30% and 29% of total accounts receivable, respectively. For the period ended December 31, 2007, the company's three largest customers accounted for 87%, 7% and 6% of total revenues.

NOTE 5 - SUBSEQUENT EVENTS

In February 2008, the Company was acquired by Epic Energy Resources, Inc. ("Epic") for cash and shares of Epic restricted common stock. At closing, Epic paid $600,000 and issued 1,000,000 shares of its common stock to the three members of the Company. An additional $1,400,000 will be paid to the three members in periodic installments during 2008 and 2009. The 1,000,000 shares were issued to the Company's members, each of whom is also an officer of the Company. The shares issued to each member will vest over a three-year period. All or a portion of the shares issued to each officer will be forfeited and returned to Epic if the officer voluntarily terminates his or her employment prior to February 20, 2011.

                           Epic Energy Resources, Inc.
                Unaudited Pro forma Condensed Combined Financial Information
                                December 31, 2007

The following unaudited pro forma condensed combined balance sheet and explanatory note gives effect to the acquisition of Epic Integrated Solutions ("EIS") by Epic Energy Resources, Inc. ("Epic"). The unaudited pro forma condensed combined statements of operations and explanatory notes give effect to the acquisition of The Carnrite Group ("Carnrite"), Pearl Investment Company ("Pearl") and Epic Integrated Solutions ("EIS") by Epic.

The unaudited pro forma condensed combined balance sheet, unaudited pro forma condensed combined statements of operations and explanatory notes are based on the estimates and assumptions set forth in the explanatory notes. These pro forma financial statements have been prepared utilizing the historical financial statements of Carnrite, Pearl, EIS and Epic and should be read in conjunction with the historical financial statements and notes thereto.

On August 13, 2007 Epic acquired Carnrite for 4,850,844 shares of its common stock valued at $16,007,785. Of these 4,850,844 shares, 1,673,034 shares were awarded to key employees of Carnrite as retention shares. These shares will be required to be returned to Epic if the employees voluntarily terminate their employment prior to March 28, 2009.

On December 5, 2007 Epic acquired Pearl for 1,786,240 shares of its common stock and cash of $19,020,000.

On February 20, 2008 Epic acquired EIS in consideration for $600,000 and 1,000,000 shares of Epic's common stock. An additional $1,400,000 will be paid to the three owners of EIS in periodic installments during 2008 and 2009. The 1,000,000 shares were issued to EIS's owners, each of whom is also an officer of EIS. The shares issued to each officer will vest over a three-year period. All or a portion of the shares issued to each officer will be forfeited and be returned to Epic if the officer voluntarily terminates his or her employment prior to February 20, 2011. Based upon management's interpretation of EITF No. 95-8, "Accounting for Contingent Consideration Paid to the Shareholders for an Acquired Enterprise in a Business Combination," the contingent consideration is considered additional purchase price.

The unaudited pro forma condensed combined balance sheet has been prepared as if the acquisition of EIS was completed on December 31, 2007. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 was prepared as if the acquisitions of Carnrite and Pearl had taken place on January 1, 2006 and carried through to December 31, 2006. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 was prepared as if the acquisitions of Carnrite, Pearl and EIS had taken place on January 1, 2007 and carried through to December 31, 2007.

The unaudited condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that Epic believes are reasonable and do not purport to represent Epic's financial condition or results of operations had the business combination occurred on or as of the dates noted above or to project the results for any future date or period. In the opinion of Epic, all adjustments have been made that are necessary to present fairly the unaudited condensed combined financial information.

The acquisition and related transactions have been treated as a purchase business combination for accounting purposes, and Carnrite's, Pearl's and EIS's assets acquired and liabilities assumed have been recorded at their fair value.

The allocations of the purchase price to Carnrite's, Pearl's and EIS's assets and liabilities are only preliminary based on estimates of fair value and will change when the actual fair values are determined. Among the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations," criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on at least an annual basis.

                           Epic Energy Resources, Inc.
              Unaudited Pro forma Condensed Combined Balance Sheet

                                                                                             Pro Forma
                                                                                           Epic/Carnrite/
                                       Epic             EIS                                  Pearl/EIS
                                    Consolidated    Consolidated          Pro Forma             as of
                                         As of December 31,              Adjustments         December 31,
                                       2007             2007           DR           CR          2007
                                     -----------     ------------    -------     ------    --------------
                        ASSETS
CURRENT ASSETS
 Cash and cash equivalents (1)      $ 3,483,179      $   635,037                 $ 600,000   $ 3,518,216
 Restricted cash                      3,400,003                                                3,400,003
 Accounts receivable:
     Billed, net of allowance of $0  11,334,690          232,798                              11,567,488
     Unbilled, at estimated net
        realizable value              3,446,757                -                               3,446,757
 AR from affiliates                     639,500                -                                 639,500
 Prepaid expenses and other             309,081                -                                 309,081
                                    -----------      -----------    ---------    ---------   -----------
 TOTAL CURRENT ASSETS                22,613,210          867,835            -      600,000    22,881,045
 Oil and gas properties
   (full-cost method), net
      Proved                          5,247,746                -                               5,247,746
      Unproved                                -                -                                       -
 Other mineral reserves                 783,474                -                                 783,474
 Property and equipment, net         10,596,463          116,565                              10,713,028
 Other assets                           209,213            5,086                                 214,299
 Debt issuance costs, net             1,690,350                -                               1,690,350
 Goodwill (1)                        33,609,064                -    2,137,846                 35,746,910
                                    -----------      -----------   ----------    ---------   -----------
       TOTAL ASSETS                $ 74,749,520      $   989,486   $2,137,846    $ 600,000   $77,276,852
                                   ============      ===========   ==========    =========   ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Accounts payable                  $  4,066,368      $    72,739                               4,139,107
 Bank overdrafts                      3,441,949                -                               3,441,949
 Accrued liabilities (1)              2,949,270            4,593                 1,400,000     4,353,863
 Customer deposits                    1,357,862                -                               1,357,862
 Current portion of long term debt    2,152,832                -                               2,152,832
 Current portion of capital leases    1,055,303                -                               1,055,303
                                    -----------      -----------   ----------    ---------   -----------
 TOTAL CURRENT LIABILITIES           15,023,584           77,332            -    1,400,000    16,500,916
 Asset retirement obligations           132,626                -                                 132,626
 Long-term debt, net of current
   portion and debt discount          8,929,037                -                               8,929,037
 Capital leases, net                  4,999,917                -                               4,999,917
                                    -----------      -----------   ----------    ---------   -----------
               TOTAL LIABILITIES     29,085,164           77,332            -    1,400,000    30,562,496
                                    -----------      -----------   ----------    ---------   -----------
  STOCKHOLDERS' EQUITY
   Common stock (1)                  40,698,806                -                 1,050,000    41,748,806
   Members' equity (1)                        -          912,154      912,154                          -
   Additional paid-in capital        13,416,792                -                              13,416,792
   Accumulated earnings (deficit)    (8,451,242)               -                              (8,451,242)
 TOTAL STOCKHOLDERS EQUITY           45,664,356          912,154      912,154    1,050,000    46,714,356
                                    -----------      -----------   ----------    ---------   -----------
  TOTAL LIABILITIES AND
    STOCKHOLDERS EQUITY            $ 74,749,520      $   989,486   $  912,154   $2,450,000   $77,276,852
                                   ============      ===========   ==========   ==========   ===========


                           Epic Energy Resources, Inc.
         Unaudited Pro forma Condensed Combined Statement of Operations
                      Twelve Months Ended December 31, 2007

                                               Carnrite
                                                for the                                                 Pro Forma
                                    Epic      period from    Pearl for       EIS for                  Epic/Carnrite/
                                Consolidated   inception    the eleven     the twelve                   Pearl/EIS
                                 Year Ended     through    months ended    months ended               for the year
                                December 31,    June 30,   November 30,    December 31,   Pro Forma    December 31,
                                    2007          2007         2007            2007      Adjustments      2007
                                ------------  -----------  -------------   ------------  -----------  ---------------
REVENUES
  Consulting fees              $  8,461,022   $ 1,222,612  $ 49,602,036    $  2,903,178   $        -   $ 62,188,848
  Oil and gas revenue                 9,674             -             -               -            -          9,674
  Other                                   -             -             -               -                           -
                               ------------   -----------  ------------    ------------   ----------   ------------
      TOTAL REVENUES              8,470,696     1,222,612    49,602,036       2,903,178            -     62,198,522
                               ------------   -----------  ------------    ------------   ----------   ------------

OPERATING EXPENSES
    Compensation and benefits     3,857,958        21,858     4,206,938         609,706            -      8,328,962
    Reimbursed expenses             383,280             -             -               -            -        383,280
    General and administrative    1,127,293       297,698     2,105,080         242,208            -      4,851,071
    Lease operating expenses      2,152,067       157,894    17,760,028               -            -     20,679,695
    Professional and
subcontracted services            2,103,522             -    21,097,190       1,321,000            -     23,200,712
    Occupancy, communication
and other                           319,376       128,961     1,363,955               -            -      1,812,292
    Depreciation and
amortization                        117,021         1,089     1,118,962          31,241            -      1,268,313
   Accretion expense                  9,212             -             -               -            -          9,212
   Impairment of oil and gas
properties                        2,166,766             -             -               -            -      2,166,766
                               ------------   -----------  ------------    ------------   ----------   ------------
      OPERATING EXPENSES         12,236,495       607,500    47,652,153       2,204,155            -     62,700,303
                               ------------   -----------  ------------    ------------   ----------   ------------

INCOME (LOSS) FROM OPERATIONS    (3,765,799)      615,112     1,949,883         699,023            -       (501,781)

OTHER INCOME (EXPENSE)(2)(3)(4)    (596,917)       (2,106)      302,019             (25)  (5,621,578)    (5,918,607)
                               ------------   -----------  ------------    ------------   ----------   ------------
NET INCOME, BEFORE TAXES         (4,362,716)      613,006     2,251,902         698,998   (6,420,388)    (5,621,578)

TAXES                                20,000             -             -               -            -         20,000
                               ------------   -----------  ------------    ------------   ----------   ------------
NET INCOME (LOSS)               $(4,382,716    $  613,006  $  2,251,902    $    698,998  $(5,621,578)  $ (6,440,388)
                               ============   ===========  ============    ============  ===========   ============

LOSS PER COMMON SHARE                                                                                  $      (0.12)
                                                                                                       ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                               54,441,601
                                                                                                       ============

                           Epic Energy Resources, Inc.
              Unaudited Pro forma Condensed Combined Statement of Operations
                      Twelve Months Ended December 31, 2006

                                                                                          Pro Forma
                                  Epic for      Pearl for      EIS for                  Epic/Pearl/EIS
                                  the year      the year      the year                     for the
                                   ended         ended         ended                      year ended
                                December 31,  December 31,  December 31,   Pro Forma     December 31,
                                    2006           2006         2006      Adjustments         2006
REVENUES                        ------------  ------------  ------------  -----------   ---------------
  Consulting fees               $  33,190      $34,610,756   $ 1,117,414   $        -     $  35,761,360
  Oil and gas revenue              73,073                -             -            -            73,073
  Other revenue                         -                -             -            -                 -
                                ---------      -----------   -----------   ----------     -------------
      TOTAL REVENUES              106,263       34,610,756     1,117,414            -        35,834,433
                                ---------      -----------   -----------   ----------     -------------

OPERATING EXPENSES
    Compensation and benefits           -        8,765,176       289,152            -         9,054,328
    Reimbursed expenses                 -       16,260,146             -            -        16,260,146
    General and administrative    926,301        3,424,625        47,944            -         4,398,870
    Lease operating expenses       59,460                -             -            -            59,460
    Professional and
      subcontracted services            -          869,494       414,025            -         1,283,519
    Occupancy, communication
      and other                         -          503,060                          -           503,060
    Depreciation and
      amortization                 30,814          390,121         1,137            -           422,072
   Accretion expense                  725                -             -            -               725
   Impairment of oil and gas
      properties                3,062,265                -             -            -         3,062,265
                                ---------      -----------   -----------   ----------     -------------
      OPERATING EXPENSES        4,079,565       30,212,622       752,258            -        35,044,445
                                ---------      -----------   -----------   ----------     -------------

INCOME (LOSS) FROM OPERATIONS  (3,973,302)       4,398,134       365,156            -           789,988

OTHER INCOME (EXPENSE)(2)(3)(4)     3,088          117,451             -   (5,499,670)       (5,379,131)
                               ----------      -----------   -----------   ----------      ------------
NET INCOME (LOSS), BEFORE
   TAXES                       (3,970,214)       4,515,585       365,156   (5,499,670)       (4,589,143)

TAXES                                   -                -             -            -                 -
                               ----------      -----------   -----------   ----------      ------------
NET INCOME (LOSS)             $(3,970,214)      $4,515,585   $   365,156  $(5,499,670)      $(4,589,143)
                              ===========      ===========   ==========   ===========      ============

LOSS PER COMMON SHARE                                                                       $     (0.09)
                                                                                           ============
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING                                                                           48,852,566
                                                                                           ============

EXPLANATORY NOTES

Pro forma adjustments

1. The adjustment to the balance sheet for the acquisition of EIS is to recognize the consideration for the acquisition, being 1,000,000 shares of Epic common stock valued at the closing price on February 20, 2008 of $1.09 per share, $600,000 in cash and $1,400,000 to be paid in cash in periodic installments during 2008 and 2009. The excess purchase price paid over net book value is recorded as Goodwill. The equity of EIS is eliminated as is standard in consolidation of acquired entities.

2. The adjustment to the income statement for the interest expense accrued on the $20,250,000 notes issued in conjunction with the Pearl acquisition.

3. The adjustment to the income statement to amortize the debt discount on the warrants issued in conjunction with the Pearl acquisition.

4. The adjustment to the income statement to amortize the debt issuance costs incurred in conjunction with the Pearl acquisition.

                                TABLE OF CONTENTS
                                                                          Page
PROSPECTUS SUMMARY ...................................................
RISK FACTORS .........................................................
MARKET FOR COMMON STOCK ..............................................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION ...........................................
BUSINESS..............................................................
MANAGEMENT ...........................................................
PRINCIPAL SHAREHOLDERS................................................
SELLING SHAREHOLDERS..................................................
DESCRIPTION OF SECURITIES.............................................
LEGAL MATTERS ........................................................
EXPERTS ..............................................................
INDEMNIFICATION ......................................................
AVAILABLE INFORMATION.................................................
FINANCIAL STATEMENTS..................................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Security Devices. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

                                     PART II
                     Information Not Required in Prospectus


 Item 13.     Other Expenses of Issuance and Distribution.

   The following table lists the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered.

             SEC Filing Fee                               $  4,451
             Blue Sky Fees and Expenses                        300
             Legal Fees and Expenses                        70,000
             Accounting Fees and Expenses                   25,000
             Miscellaneous Expenses                            249
                                                          --------
                  TOTAL                                   $100,000
                                                          ========

   All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15. Recent Sales of Unregistered Securities.

   The following lists all shares issued by the Company since December 31, 2004 which were not registered with the Securities and Exchange Commission. Unless otherwise indicated, all per share information has been adjusted to reflect a 20-for-1 forward split of the Company's common stock which was approved by the Company's shareholders in March 2005.

April 2006 Sales

Name                    Date of Sale      Shares        Warrants  Consideration

Rex Doyle                  4-4-06       20,000,000 (1)      --         $200
John Ippolito              4-4-06       20,000,000 (1)      --         $200
David Reynolds             4-4-06        2,000,000          --         $ 20
Dana Walters               4-4-06        1,000,000          --         $ 10
Joseph Lindquist           4-4-06        1,000,000          --         $ 10


(1) On March 12, 2007 Rex Doyle and John Ippolito each agreed to the cancellation of 11,600,000 of their respective shares.

 Services Provided by Officers and Consultants

    Name                  Date       Shares      Consideration

John Sherwood           12/18/06     15,000     Services rendered as a director
                                                and valued at $11,419.

W. Robert Eissler       12/18/06     15,000     Services rendered as a director
                                                and valued at $11,419.

Dr.Robert M.Ferguson    12/18/06     15,000     Services rendered as a director
                                                and valued at $11,419.

W. Steven Goff          12/18/06     10,000     Services rendered as President
                                                of Epic Exploration and
                                                Production LLC and valued at
                                                $7,613.

Michael Kinney          12/18/06     20,000     Accounting services rendered and
                                                valued at $15,225.

Michael Kinney           3/26/07     20,000     Accounting Services rendered and
                                                valued at $61,000.

Michael Kinney            6/6/07     20,000     Accounting services rendered and
                                                valued at $62,500.

Gary L. Christensen      9/14/07     63,556     Services rendered in connection
                                                with the acquisition of the
                                                Carnrite Group, LLC and valued
                                                at $209,735.

Rex P. Doyle            12/13/07    300,000     Services as an officer and
                                                valued at $990,000.

John Ippolito           12/13/07    300,000     Services as an officer and
                                                valued at $990,000.

Oil and Gas Properties

    Name                  Date        Shares       Consideration

Dick Schremmer          12/22/06    2,200,000      Interest in Kansas oil and
                                                   gas property

Edwin Gressel           12/22/06    1,000,000      Interest in Kansas oil and
                                                   gas property

Harold Gordon            2/16/07        1,923      Interest in Oklahoma oil
                                                   and gas property

David Howard             2/16/07        1,923      Interest in Oklahoma oil
                                                   and gas property
Private Placement

      Between October 2006 and April 2007 the Company raised $1,414,100, net of commissions, from the sale of 1,455,100 shares of its common stock, plus 491,500 Series A warrants and 963,600 Series B warrants, to private investors. The Series A warrants expired on December 31, 2007. Each Series B Warrant entitles the holder to purchase one share of the Company's common stock at a price of $2.50 per share at any time prior to September 30, 2009. The Company paid commissions of $40,400 in connection with the sale of these securities.

The Carnrite Group LLC

    Name                 Date      Shares     Consideration

Alan G. Carnrite       8/10/07    1,271,125   Membership  interest in the
                                              Carnrite Group, LLC.

Gillian A. Tilbury     8/10/07      381,337   Membership interest in the
                                              Carnrite Group, LLC.

Lea Ann Robertson      8/10/07      381,337   Membership interest in the
                                              Carnrite Group, LLC.

Rita L. Williams       8/10/07      381,337   Membership interest in the
                                              Carnrite Group, LLC.

Sherri L. Herzig       8/10/07      381,337   Membership interest in the
                                              Carnrite Group, LLC.

Carolyn N. Stortstrom  8/10/07      381,337   Membership interest in the
                                              Carnrite Group, LLC.

Pearl Investment Company

    Name                 Date       Shares    Consideration


R. Bret Rhinesmith      12/5/07   1,075,000  Shares of Pearl Investment Company.

Curtis L. Good          12/5/07     134,312  Shares of Pearl Investment Company.


Patrick A. Redalen      12/5/07      59,312  Shares of Pearl Investment Company.

Kindra Snow-McGregor    12/5/07      75,000  Services rendered.

Michael J. Kraft        12/5/07      75,000  Services rendered.

Edward C. Relaford, Jr. 12/5/07      75,000  Services rendered.

Larry W. Bridger        12/5/07      75,000  Services rendered.


Patrick Murray          12/5/07      75,000  Services rendered.

Mona Walker             12/5/07      75,000  Services rendered


Epic Integrated Solutions LLC

    Name                   Date    Shares     Consideration

Joseph Allen Wright      2/20/08   500,000    Membership interest in Epic
                                              Integrated Solutions, LLC

Richard Dean Harvey      2/20/08   250,000    Membership interest in Epic
                                              Integrated Solutions, LLC

Traci Marlene Harvey     2/20/08   250,000    Membership interest in Epic
                                              Integrated Solutions, LLC

Common Stock and Warrants

      On December 5, 2007 Epic sold 5,096,002 shares of its common stock, plus warrants, to the investors listed below. Each warrant entitles the holders to purchase one share of the Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

      On December 31, 2007 Epic sold an additional 1,023,001 shares of its common stock to a group of private investors for gross proceeds of $1,534,502 or $1.50 per share. The investors also received warrants which entitle the holders to purchase up to 1,023,001 shares of Epic's common stock. The warrants are exercisable at a price of $1.50 per share and expire on December 5, 2012.

                                   Date of
Name                                 Sale      Shares   Warrants  Consideration

Chestnut Ridge Partners, LP        12-05-07   200,000    200,000     $300,000

Ironman PI Fund (QP), L.P.         12-05-07   500,000    500,000     $750,000

Truk Opportunity Fund, LLC         12-05-07   250,000    250,000     $375,000

Truk International Fund, LP        12-05-07    83,333     83,333     $125,000

Brio Capital L.P.                  12-05-07   100,000    100,000     $150,000

GCA Strategic Investment Fund Ltd. 12-05-07   333,333    333,333     $500,000

Cranshire Capital, L.P.            12-05-07   166,667    166,667     $250,000


Midsummer Investment, Ltd. (1)     12-05-07   500,000    500,000     $750,000

Fort Mason Master, LP (1)          12-05-07   469,550    469,550     $704,325

Fort Mason Partners, LP (1)        12-05-07    30,450     30,450      $45,675


Fraser Black and Deirdre D. Black  12-05-07   333,333    333,333     $500,000

Marcus Wilkins                     12-05-07   100,000    100,000     $150,000

Robert R. Henry                    12-05-07   130,000    130,000     $195,000

C. Allen Robinson                  12-05-07    66,666     66,666      $99,999

Castex New Ventures, L.P.          12-05-07   666,667    666,667   $1,000,000

Roger S. Kellett                   12-05-07    35,000     35,000      $52,500

Ricky D. Needham                   12-05-07    22,000     22,000      $33,000

Thomas E. Palmer Jr.               12-05-07    20,000     20,000      $30,000

Thomas Edwin Palmer Sr.            12-05-07    33,334     33,334      $50,001

Terry P. Sellers                   12-05-07    33,333     33,333      $50,000

Continental American Resources,
   Inc.                            12-05-07    33,333     33,333      $50,000

Morgan J. Scudi                    12-05-07    40,000     40,000      $60,000

Albert G Aaron                     12-05-07    66,667     66,667     $100,000

                                   Date of
Name                                 Sale      Shares   Warrants  Consideration

Edward  Perera                     12-05-07    76,001     76,001     $114,001

Warren W. Smith                    12-05-07    66,667     66,667     $100,000

William Reed Moraw                 12-05-07    50,000     50,000      $75,000

M. Richard Asher                   12-31-07   466,667    466,667     $700,000

Susanne Young                      12-31-07    66,667     66,667     $100,000

Steven Hahn                        12-31-07    66,667     66,667     $100,000

Jeffrey Hahn                       12-31-07    66,667     66,667     $100,000

Braden S. Carlsson                 12-31-07    23,000     23,000      $34,500

Retzloff Family Company Ltd.       12-31-07   333,333    333,333     $500,000


(1) On April 30, 2008 Fort Mason Master, LP and Fort Mason Partners LP sold their shares of common stock and warrants to Midsummer Investment, Ltd.


Notes and Warrants

      On December 5, 2007 the Company sold notes in the principal amount of $20,250,000 plus warrants, to the investors listed below. Each warrant entitles the holders to purchase one share of the Company's common stock. The warrants are exercisable at a price of $1.65 per share and expire on December 5, 2012.

                                              Principal
Name                                       Amount of Note         Warrants

Shelter Island Opportunity Fund, LLC         $1,000,000            787,879

William H. Wilson, Jr.                       $   70,000             55,152

H. Steven Walton                             $   50,000             39,394

Peter Morin                                  $   65,000             51,213

Todd M. Binet                                $   65,000             51,513

Cranshire Capital, L.P.                      $  250,000            196,970

                                               Principal
Name                                       Amount of Note         Warrants

Midsummer Investment, Ltd. (1)               $4,500,000          3,545,455

Fort Mason Master, L.P. (1)                  $2,112,975          1,664,769

Fort Mason Partners, L.P. (1)                $  137,025            107,960


Whitebox Convertible Arbitrage Partners, LP  $5,500,000          4,333,334

Pandora Select Partners, LP                  $3,000,000          2,363,637

Whitebox Special Opportunities               $3,000,000          2,363,637
 Partners Series B, LP

Guggenheim Portfolio Company XXXI, LLC       $  500,000            393,940


(1) On April 30, 2008 Fort Mason Master, LP and Fort Mason Partners LP sold their notes and warrants to Midsummer Investment, Ltd.


      Rodman & Renshaw acted as the lead placement agent for the sale of the common stock, notes and warrants. For its services in this regard, Rodman & Renshaw received $1,849,000 in cash from the Company, as well as warrants to purchase 1,301,151 shares of the Company's common stock. Warrants to purchase 184,333 shares are exercisable at a price of $1.50 per share and warrants to purchase 1,116,818 shares are exercisable at a price of $1.65 per share. The Company paid $235,000 to other placement agents, none of which were affiliated with the Company, participating in the financing.

      The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of the shares of common stock, notes and warrants listed in this Item 15. The persons who acquired these shares were sophisticated investors. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit
Number  Exhibit Name

3.1     Articles of Incorporation         Incorporated by reference, and as same
                                          exhibit number, from the Company's
                                          Registration Statement on Form 10-SB
                                          filed on August 22, 2000 (Commission
                                          File No. 000-31357).

3.2    Amendments to Articles of Incorporation                *
                                                 -----------------------------

3.3      Bylaws                                               *
                                                ------------------------------

5        Opinion of Counsel                     ------------------------------

10.1  Agreement relating to the acquisition   Incorporated by reference to
      of the Carnrite Group, LLC              Exhibit 10 to the Company's report
                                              on Form 8-K dated August 10, 2007.

10.2  Agreement relating to the acquisition   Incorporated by reference to
      of Pearl Investment Company             Exhibit 10.1 to the Company's
                                              report on Form 8-K dated December
                                              5, 2007.

10.3  Securities Purchase Agreement (together   Incorporated by reference to
      with schedule required by Instruction 2   Exhibit 10.2 to the Company's
      to Item 601 of Regulation S-K)            report on Form 8-K dated
      pertaining to the sale of common stock    December 5, 2007.
      and warrants

10.4  Purchase Agreement (together with schedule  Incorporated by reference
      required by Instruction 2 to Item 601 of    to Exhibit 10.3 to the
      Regulation S-K) pertaining to the sale of   Company's report on Form 8-K
      the notes and warrants                      dated December 5, 2007.

10.5  Agreement relating to the acquisition of
      Epic Integrated Solutions LLC                           *
                                                -------------------------------

10.6  Employment Agreement with R. Bret Rhinesmith

10.7  Employment Agreement with Patrick W. Murray


21. Subsidiaries *


23.1     Consent of Attorneys                                      *
                                                     -------------------------


23.2     Consent of Accountants

*    Previously filed.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


      (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B:

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary officering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser bye means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Woodlands, Texas on the 9th day of May 2008.


                                    EPIC ENERGY RESOURCES, INC.



Date: May 9, 2008                By:     /s/ Rex P. Doyle
                                         -------------------------------------
                                         Rex P. Doyle, Principal
                                         Executive Officer

Date:  May 9, 2008               By:     /s/ Michael Kinney
                                         -------------------------------------
                                         Michael Kinney, Principal Financial and
                                         Accounting Officer


    Pursuant the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                           Date



/s/ Rex P. Doyle                    Director and                   May 9, 2008
-------------------------           Principal Executive Officer
Rex P. Doyle




/s/ W. Robert Eissler               Director                       May 9, 2008
-------------------------
W. Robert Eissler


/s/ Dr. Robert M. Ferguson          Director                       May 9, 2008
-------------------------
Dr. Robert M. Ferguson


                                    Director
-------------------------
Kevin G. McMahon

                           EPIC ENERGY RESOURCES, INC.

                                    FORM S-1

                                 Amendment No. 2


                                    EXHIBITS